As filed with the Securities and Exchange Commission on January 22, 2018.
Registration No. -333-
____________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
First Mid-Illinois Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6021	37-1103704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1421 Charleston Avenue
Mattoon, Illinois 61938
Telephone: (217) 234-7454
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph R. Dively
Chairman, President and Chief Executive Officer
1421 Charleston Avenue
Mattoon, Illinois 61938
Telephone: (217) 258-0415
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jason Zgliniec, Esq. Victoria Pool, Esq.	Robert M. Fleetwood, Esq. Katherine F. Getz, Esq.
Schiff Hardin LLP	Barack Ferrazzano Kirschbaum & Nagelberg LLP
233 S. Wacker Drive, Suite 7100	200 W. Madison Street, Suite 3900
Chicago, Illinois 60606	Chicago, Illinois 60606
Telephone: (312) 258-5500	Telephone: (312) 984-3100
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $4.00 per share	1,662,840	N/A	$62,356,470	$7,763.39

(1)
The estimated maximum number of shares of First Mid-Illinois Bancshares, Inc. (“First Mid”) common stock to be issuable upon completion of the merger described herein and pursuant to the terms of the Agreement and Plan of Merger by and among First Mid, Project Hawks Merger Sub LLC (formerly known as Project Hawks Merger Sub Corp.), a wholly owned subsidiary of First Mid, and First BancTrust Corporation (“First Bank”), dated as of December 11, 2017, as amended by the First Amendment to Agreement and Plan of Merger, dated as of January 18, 2018, and attached to the proxy statement/prospectus as Appendix A. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price of First Mid’s common stock was calculated based upon the market value of shares of First Bank common stock (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows:  (i) the product of (a) $35.00, the average of the high and low prices per share of First Bank common stock as reported on the OTCQX Market on January 17, 2018, and (b) 2,078,549 (the maximum possible number of shares of First Bank stock which may be canceled and exchanged in the merger, including shares reserved for issuance pursuant to outstanding equity awards), minus (ii) $10,392,745 (the estimated amount of cash to be paid by the registrant to First Bank stockholders and holders of equity award shares in the merger).

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY COPY-SUBJECT TO COMPLETION, DATED JANUARY 22, 2018

___________________________

PROXY STATEMENT OF FIRST BANCTRUST CORPORATION
___________________________

PROSPECTUS OF FIRST MID-ILLINOIS BANCSHARES, INC.
___________________________

Merger Proposal-Your Vote Is Important
DEAR FIRST BANCTRUST CORPORATION STOCKHOLDERS:
You are cordially invited to attend a special meeting of stockholders of First BancTrust Corporation, which will be held on [•], 2018 at [•], local time at [•].
At the meeting, you will be asked to approve the merger agreement, dated December 11, 2017, as amended by the First Amendment to Agreement and Plan of Merger, dated as of January 18, 2018, and as it may be further amended from time to time (which we refer to as the “merger agreement”), among First BancTrust Corporation (“First Bank”), First Mid-Illinois Bancshares, Inc. (“First Mid”) and Project Hawks Merger Sub LLC (formerly known as Project Hawks Merger Sub Corp.), a newly formed wholly-owned subsidiary of First Mid (“Merger Sub”), that provides for First Mid’s acquisition of First Bank through the merger of First Bank with and into Merger Sub, with Merger Sub as the surviving entity and a wholly-owned subsidiary of First Mid (the “merger”). In the proposed merger, each issued and outstanding share of First Bank common stock will be converted into, and become the right to receive, (a) $5.00 per share in cash and (b) 0.80 shares of validly issued, fully paid and nonassessable shares of First Mid common stock, par value $4.00 per share, together with cash in lieu of fractional shares, subject to certain adjustments as set forth in, and subject to the terms of, the merger agreement, and as described in detail in this proxy statement/prospectus.
Based on the number of shares of First Bank common stock outstanding as of December 11, 2017, the date of the merger agreement, and the closing price of First Mid’s common stock of $39.09 on December 11, 2017, and assuming no adjustments to merger consideration, First Bank stockholders are expected to receive total aggregate merger consideration of approximately $74,534,716, consisting of approximately $10,274,415 in cash and $64,260,301 in First Mid common stock, subject to receipt of cash in respect of fractional shares.

The merger consideration is subject to potential adjustment in four circumstances. First, if the consolidated balance sheet delivered by First Bank to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated stockholders’ equity less than $47,100,000 (as computed and adjusted in accordance with the merger agreement), for every $50,000 shortfall thereof, the cash consideration will be reduced by $.00339 per share. As of September 30, 2017, First Bank’s consolidated stockholders’ equity as computed in accordance with generally accepted accounting principles (“GAAP”) was $46,558,343. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $47,100,000. Second, if at any time during the five business day period commencing on the tenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $30.43 and decreases by more than 17.5% in relation to the Nasdaq Bank Index, First Bank will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement-Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of First Bank common stock with the same economic effect as contemplated by the merger agreement prior to such event. Fourth, if any of the foregoing adjustments to the exchange ratio would require First Mid to issue more than 19.9% of the issued and outstanding shares of First Mid common stock at the effective time of the merger, First Mid shall have the right to adjust the ratio so that First Mid would not be required to issue more than 19.9% of its outstanding common stock and to increase the cash consideration to reflect, on a per share basis, the aggregate value of the total number of shares of First Mid common stock that otherwise would have been issuable pursuant to the terms of the merger agreement.
Upon the effectiveness of the merger, each share of issued and outstanding First Bank common stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each certificate formerly representing any share of First Bank common stock and each uncertificated share registered to a holder on the stock transfer books of First Bank shall thereafter represent only the right to receive the merger consideration described above and herein.
Upon closing of the merger, assuming no adjustment in the number of shares of First Mid common stock to be issued in the merger pursuant to the terms of the merger agreement, we expect that the former stockholders of First Bank will own approximately 11.6% of First Mid’s issued and outstanding common stock.
First Mid’s common stock currently trades on the Nasdaq Global Select Market under the symbol “FMBH.” First Bank’s common stock currently trades on the OTCQX Market under the symbol “FIRT.” On [•], 2018, the latest practicable date before the printing of this proxy statement/prospectus, the closing price of First Mid common stock was $[•] per share. The shares of First Mid common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and will trade on the Nasdaq Global Select Market.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the stockholders of First Bank approve the merger agreement and the transactions contemplated therein. The board of directors of First Bank has unanimously approved the merger and recommends that First Bank’s stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein to be considered at the special meeting.
The place, date and time of the First Bank stockholders’ meeting are as follows:

[•]
This proxy statement/prospectus contains a more complete description of the First Bank stockholders’ meeting and the terms of the merger. You may also obtain information about First Mid from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”). We urge you to review this entire document carefully. This document also serves as the prospectus for up to 1,662,840 shares of First Mid common stock that may be issued by First Mid in connection with the merger.
Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend First Bank’s stockholders’ meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at First Bank’s special meeting. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger and the transactions contemplated therein.
You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 17.
Thank you for your cooperation and continued support.
Sincerely,

Jack R. Franklin
Chairman and Chief Executive Officer
First BancTrust Corporation

Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.
This proxy statement/prospectus is dated [•], 2018, and is first being mailed to First Bank’s stockholders on or about [•], 2018.

FIRST BANCTRUST CORPORATION

114 West Church Street
Champaign, Illinois 61824
(217) 398-0067

_____________________________
Notice of Special Meeting of Stockholders
Date: [•], 2018
Time: [•], local time
Place: [•]
Dear First Bank Stockholders:
NOTICE IS HEREBY GIVEN that First BancTrust Corporation (“First Bank”) will hold a special meeting of stockholders on [•], 2018 at [•], local time, at [•]. The purpose of the meeting is to consider and vote on the following matters:

•
a proposal to approve the Agreement and Plan of Merger, dated as of December 11, 2017, as amended on January 18, 2018, among First Bank, First Mid-Illinois Bancshares, Inc. (“First Mid”) and Project Hawks Merger Sub LLC, a wholly owned subsidiary of First Mid (“Merger Sub”), pursuant to which First Bank will merge with and into Merger Sub with Merger Sub as the surviving entity and a wholly-owned subsidiary of First Mid, and the transactions contemplated therein;

•
the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein; and

•	to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of First Bank common stock at the close of business on [•], 2018 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote. Approval of the First Bank adjournment of the special meeting also requires the affirmative vote of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote.
The board of directors of First Bank unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein, and “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.
Your vote is important. I encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares by telephone or over the Internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card.  Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting. We look forward with pleasure to seeing and visiting with you at the meeting.

You will be sent a letter of transmittal separately on a later date. Please do not send in your stock certificates at this time.
Under Delaware law, if the merger is completed, First Bank stockholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Delaware law pertaining to dissenting stockholders, will be entitled to exercise rights of appraisal and obtain payment in cash for the fair value of their shares of First Bank common stock. A copy of the section of the Delaware General Corporation Law pertaining to objecting stockholders’ rights of appraisal (also known as dissenters’ rights) is included as Appendix B to this proxy statement/prospectus.
By Order of the Board of Directors,

Jack R. Franklin
Chairman and Chief Executive Officer
First BancTrust Corporation
[•], 2018

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Mid from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Incorporation of Certain First Mid Documents by Reference” beginning on page 82. First Bank has not incorporated any information into this proxy statement/prospectus by reference. You can obtain any of the documents filed with or furnished to the SEC by First Mid, free of charge, from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus by First Mid, free of charge, by contacting First Mid at the following address:
First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
Attention: Investor Relations
Telephone: (217) 258-0463

The section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 81 has additional information about obtaining copies of documents that First Mid has filed or furnished to the SEC.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the First Bank special meeting. This means that documents must be requested by [•] in order to receive them before the First Bank special meeting.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by First Mid (File No. 333-[•]), constitutes a prospectus of First Mid under Section 5 of the Securities Act, with respect to the shares of common stock, par value $4.00 per share, of First Mid, which we refer to as “First Mid common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of December 11, 2017, by and among First Mid, Merger Sub and First Bank, as amended by the First Amendment to Agreement and Plan of Merger, dated as of January 18, 2018, and as may be further amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of First Bank under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting of stockholders at which First Bank stockholders will be asked to consider and vote upon (a) the proposal to approve the merger agreement and the transactions contemplated therein, and (b) the proposal to adjourn or postpone the First Bank special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies.
First Mid has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to First Mid, and First Bank has supplied all information contained in this proxy statement/prospectus relating to First Bank. First Bank has not incorporated any information into this proxy statement/prospectus by reference.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to First Bank stockholders nor the issuance by First Mid of shares of First Mid common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

--i-

--ii-

--iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the First Bank special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:    What is the proposed transaction?

A:
You are being asked to vote on the approval of a merger agreement that provides for the acquisition of First Bank by First Mid through the merger of First Bank with and into a wholly-owned subsidiary of First Mid (which we refer to as “Merger Sub”), with Merger Sub as the surviving company. The merger is anticipated to be completed in mid-2018. At a date following the completion of the merger, First Mid intends to merge First Bank & Trust, IL, First Bank’s wholly-owned bank subsidiary (which we refer to as “First Bank & Trust”), with and into First Mid-Illinois Bank & Trust, N.A., First Mid’s wholly-owned bank subsidiary (which we refer to as “First Mid Bank”), with First Mid Bank as the surviving bank (which we refer to as the “bank merger”). At such time, First Bank & Trust’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate First Bank & Trust and First Mid Bank as separate bank subsidiaries.

Q:    What will First Bank stockholders be entitled to receive in the merger?

A:
If the merger is completed, each share of First Bank common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by First Bank as treasury stock and any dissenting shares), will be converted into the right to receive (a) $5.00 in cash and (b) 0.80 shares of First Mid common stock, subject to certain adjustments, as set forth in the merger agreement. Based on the number of shares of First Bank common stock outstanding as of December 11, 2017, the date of the merger agreement, and the closing price of First Mid’s common stock of $39.09 on December 11, 2017, and assuming no adjustments to the merger consideration, First Bank stockholders are expected to receive total aggregate merger consideration of approximately $74,534,716, consisting of approximately $10,274,415 in cash and $64,260,301 in First Mid common stock, subject to receipt of cash in respect of fractional shares. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid common stock to which such former holder of First Bank common stock would otherwise be entitled. “Closing First Mid Common Stock Price” means the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Market for the ten consecutive trading days immediately preceding the closing date. Shares of First Bank common stock held by First Bank stockholders who elect to exercise their dissenters’ rights (which we refer to as “dissenting shares”) will not be converted into merger consideration.

Q	Is the merger consideration subject to adjustment?

A:
The merger consideration is subject to potential adjustment in four circumstances. First, if the consolidated balance sheet delivered by First Bank to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated stockholders’ equity less than $47,100,000, for every $50,000 shortfall thereof, the cash consideration will be reduced by $.00339 per share. As of September 30, 2017, First Bank’s consolidated stockholders’ equity as computed in accordance with GAAP was $46,558,343. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $47,100,000. Second, if at any time during the five business day period commencing on the tenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $30.43 and decreases by more than 17.5% in relation to the Nasdaq Bank Index, First Bank will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “Description of the Merger Agreement-Merger Consideration” on page 59. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of First Bank common stock with the same economic effect as contemplated by the merger agreement prior to such event. Fourth, if any of the foregoing adjustments to the exchange ratio would require First Mid to issue more than 19.9% of the issued and outstanding shares of First Mid common stock at the effective time of the merger, First Mid shall have the right to adjust the ratio so that First Mid would not be required to issue more than 19.9% of its outstanding common stock and to increase the cash consideration to reflect, on a per share basis, the aggregate value of the total number of shares of First Mid common stock that otherwise would have been issuable pursuant to the terms of the merger agreement.
Q:    What is the value of the per share merger consideration?

A:
The per share value of the merger consideration constituting cash is $5.00. The per share value of the merger consideration constituting First Mid common stock to be received by First Bank stockholders will fluctuate as the market price of First Mid common stock fluctuates before the completion of the merger. This price will not be known at the time of the First Bank special meeting and may be more or less than the current price of First Mid common stock or the price of First Mid common stock at the time of the special meeting. Based on the closing stock price of First Mid common stock on the Nasdaq Global Select Market on December 11, 2017, the trading day of the public announcement of the merger, of $39.09, the value of the per share merger consideration constituting First Mid common stock was $31.27. Based on the closing stock price of First Mid common stock on the Nasdaq Global Select Market on [•], 2018, the latest practicable date before the mailing of this proxy statement/prospectus, of $[•], the value of the per share merger consideration constituting First Mid common stock was $[•]. We urge you to obtain current market quotations for shares of First Mid common stock and First Bank common stock.

Q:    Why do First Bank and First Mid want to engage in the merger?

A:
First Bank believes that the merger will provide First Bank stockholders with substantial benefits, and First Mid believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger-First Bank’s reasons for the merger and recommendation of the board of directors” on page 33 and “The Merger-First Mid’s reasons for the merger” on page 47.

Q:	In addition to approving the merger agreement, what else are First Bank stockholders being asked to vote on?

A:
In addition to the merger agreement and the transactions contemplated therein, First Bank is also soliciting proxies from holders of its common stock with respect to a proposal to adjourn the First Bank special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. Completion of the merger is not conditioned upon approval of the First Bank adjournment proposal.

Q:	What does the First Bank board of directors recommend?

A:
First Bank’s board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of First Bank and its stockholders. First Bank’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated therein, and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. To review the reasons for the merger in more detail, see “The Merger-First Bank’s reasons for the merger and recommendation of the board of directors” on page 33.

Q:	Do any of First Bank’s executive officers or directors have interests in the merger that may differ from those of the First Bank stockholders?

A:
The interests of some of the directors and executive officers of First Bank may be different from those of First Bank stockholders, and the directors and officers of First Bank may be participants in arrangements that are different from, or are in addition to, those of First Bank stockholders. The members of the First Bank’s board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that First Bank’s common stockholders vote in favor of adopting the merger agreement. See “The Merger-Interests of certain persons in the merger” on page 49.

Q:	What vote is required to approve each proposal at the First Bank special meeting?

A:
Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote. Approval of the First Bank proposal to adjourn the special meeting also requires the affirmative vote of the majority of outstanding shares entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against such proposals.

Q:	Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is approved by First Bank stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The board of directors of First Bank unanimously recommends that First Bank’s stockholders vote for “FOR” the proposal to approve the merger agreement.

Q:    What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of First Bank common stock of record at the close of business on the record date for the special meeting, [•], 2018. Please review the instructions for each of your voting options described on your proxy card. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote or submit your proxy to vote by a method described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:	If my shares of common stock are held in “street name” by my broker, bank or other fiduciary, will my broker, bank or other fiduciary automatically vote my shares for me?

A:
No. Your broker, bank or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a broker, bank or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to First Bank, or by voting in person at the First Bank special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary. Further, brokers, banks or other fiduciaries who hold shares of First Bank common stock on behalf of their customers may not give a proxy to First Bank to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your broker, bank or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement.

Q:    How will my proxy be voted?

A:
If you properly submit your proxy to vote by a method described on your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the other proposals in the notice of the special meeting of the stockholders for First Bank, as appropriate.

Q:    Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of First Bank, as appropriate, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:	Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 17.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:
First Bank stockholders may assert appraisal rights (also referred to as dissenters’ rights) in connection with the merger and, upon complying with the requirements of the Delaware General Corporation Law (which we refer to as the “DGCL”), receive cash in the amount of the “fair value” of their shares of First Bank common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “The Merger-First Bank stockholder dissenters’ rights.” A copy of the applicable section of the DGCL is attached as Appendix B to this document.

Q:	What are the material tax consequences of the merger to U.S. holders of First Bank Common Stock?

A:
Each of Schiff Hardin LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP have delivered opinions, dated January 22, 2018, to the effect that the merger qualifies as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). In addition, the completion of the merger is conditioned on receipt of a tax opinion from each of Schiff Hardin LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated as of the closing date, to the same effect as the opinions described in the preceding sentence. However, neither First Bank nor First Mid has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. In general, the conversion of your shares of First Bank common stock into First Mid common stock in the merger will be tax-free for United States federal income tax purposes. However, you generally will recognize gain (but not loss) in an amount limited to the amount of cash you receive in the merger. Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of First Mid’s common stock. The tax consequence of the merger to each First Bank stockholder will depend on such First Bank stockholder’s own situation. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 56.

Q:    When and where is the First Bank special meeting?

A:	The First Bank special meeting will take place on [•], 2018, at [•] local time, at [•].
Q:    Who may attend the First Bank special meeting?

A:
Only First Bank stockholders on the record date, which is [•], 2018, may attend the special meeting. If you are a stockholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting.

Q:    Should I send in my First Bank stock certificates now?

A:
No. First Mid has engaged Computershare Trust Company, N.A. (who we refer to as the exchange agent) to act as its exchange agent to handle the exchange of First Bank common stock for the merger consideration. Within two (2) business days after the closing date, the exchange agent will send to each First Bank certificated record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender First Bank common stock certificates to the exchange agent. Holders of First Bank common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Do not send your stock certificates with your proxy card.

Q:    Whom may I contact if I cannot locate my First Bank stock certificate(s)?

A:
If you are unable to locate your original First Bank stock certificate(s), you should follow the instructions set forth in the letter of transmittal that will be mailed to you within two (2) business days of the closing date with respect to lost certificates.

Q:	What should I do if I hold my shares of First Bank common stock in book-entry form?

A:
You should follow the instructions set forth in the letter of transmittal that will be mailed to you within two (2) business days of the closing date with respect to shares of First Bank common stock held in book-entry form.

Q:    What should I do if I receive more than one set of voting materials?

A:
First Bank stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Bank common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If your shares of First Bank common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of First Bank common stock that you own.

Q:    When is the merger expected to be completed?

A:
We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be approved by stockholders of First Bank and we must obtain the necessary regulatory approvals. Assuming First Bank stockholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in mid-2018. See “Description of the Merger Agreement-Conditions to completion of the merger” on page 67.

Q:    Is completion of the merger subject to any conditions besides stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement-Conditions to completion of the merger” on page 67.

Q:    What happens if the merger is not completed?

A:
Neither First Bank nor First Mid can assure you of when or if the merger will be completed. If the merger is not completed, First Bank stockholders will not receive any consideration for their shares of First Bank common stock and will continue to be holders of First Bank common stock. Each of First Bank and First Mid will remain independent companies. Under certain circumstances, First Bank may be required to pay

First Mid a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement-Termination fee” on page 70.
Q:    Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Sarah Handley by mail at First BankTrust Corporation, 114 West Church Street, Champaign, Illinois, 61824 or by telephone at (217) 398-0067.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the appendices and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 82 and 81, respectively.
Information about First Mid and First Bank

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
Telephone: (217) 258-0463

First Mid-Illinois Bancshares, Inc. is a Delaware corporation and registered financial holding company. First Mid is engaged in the business of banking through its wholly-owned subsidiary, First Mid-Illinois Bank & Trust, N.A., a nationally chartered commercial bank headquartered in Mattoon, Illinois. First Mid provides data processing services to affiliates through another wholly-owned subsidiary, Mid-Illinois Data Services, Inc. First Mid offers insurance products and services to customers through its wholly-owned subsidiary, The Checkley Agency, Inc. doing business as First Mid Insurance Group. First Mid also wholly owns three statutory business trusts, First Mid-Illinois Statutory Trust I, First Mid-Illinois Statutory Trust II, and Clover Leaf Statutory Trust I, all of which are unconsolidated subsidiaries of First Mid.
As of September 30, 2017, First Mid had total assets of approximately $2.8 billion, total gross loans, including loans held for sale, of approximately $1.9 billion, total deposits of approximately $2.2 billion and total stockholders’ equity of approximately $311 million.
Merger Sub is a Delaware limited liability company and a wholly-owned subsidiary of First Mid formed for the purpose of effecting the merger, pursuant to the merger agreement. Merger Sub was originally formed as a corporation on December 4, 2017 and was converted to a Delaware limited liability company on January 18, 2018.
First Mid common stock is traded on the Nasdaq Global Select Market under the ticker symbol “FMBH.”
First BancTrust Corporation
114 West Church Street
Champaign, Illinois 61824
(217) 398-0067

First BancTrust Corporation is a Delaware corporation and registered bank holding company. First Bank is engaged in the business of banking through its wholly-owned subsidiary, First Bank & Trust, IL, an Illinois chartered bank. First Bank’s principal business consists of collecting retail deposits from the general public in the areas surrounding our office locations and investing those deposits, together with funds generated from operations, primarily in one-to-four family residential real estate loans, multi-family real estate loans, commercial real estate loans, construction and land loans, commercial business loans and consumer loans, and in investment securities. First Bank conducts its business through its eight branch offices located in Paris, Marshall, Savoy, Rantoul, Champaign, and Martinsville, Illinois.
As of September 30, 2017, First Bank had total assets of approximately $465.6 million, total gross loans, including loans held for sale, of approximately $368.2 million, total deposits of approximately $377.8 million and total stockholders’ equity of approximately $46.6 million.
First Bank common stock is traded on the OTCQX Market under the ticker symbol “FIRT.”

The merger and the merger agreement (See page 59)
First Mid’s acquisition of First Bank is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, First Bank will merge with and into a wholly-owned subsidiary of First Mid with First Mid’s subsidiary as the surviving company. After the consummation of the merger, First Bank & Trust will be a wholly-owned subsidiary of First Mid. At a date following the completion of the merger, First Mid intends to merge First Bank & Trust with and into First Mid Bank, with First Mid Bank as the surviving bank. At such time, First Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate First Bank & Trust and First Mid Bank as separate bank subsidiaries.
The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.
What First Bank stockholders will receive as consideration in the merger (See page 59)
If the merger is completed, each share of First Bank common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by First Bank as treasury stock and any dissenting shares) will be converted into the right to receive (a) $5.00 in cash and (b) 0.80 shares of First Mid common stock, subject to certain adjustments, as set forth in the merger agreement. Based on the number of shares of First Bank common stock outstanding as of December 11, 2017, the date of the merger agreement, and the closing price of First Mid’s common stock of $39.09 on December 11, 2017, and assuming no adjustments to merger consideration, First Bank stockholders are expected to receive total aggregate merger consideration of approximately $74,534,716, consisting of approximately $10,274,415 in cash and $64,260,301 in First Mid common stock, subject to receipt of cash in respect of fractional shares. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid Common Stock to which such former holder would otherwise be entitled. Shares of First Bank common stock held by First Bank stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Potential Adjustment of Merger Consideration (See page 59)
The merger consideration is subject to potential adjustment in four circumstances. First, if the consolidated balance sheet delivered by First Bank to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated stockholders’ equity less than $47,100,000 (as computed and adjusted in accordance with the merger agreement), for every $50,000 shortfall thereof, the cash consideration will be reduced by $.00339 per share. As of September 30, 2017, First Bank’s consolidated stockholders’ equity as computed in accordance with GAAP was $46,558,343. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $47,100,000. Second, if at any time during the five business day period commencing on the tenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $30.43 and decreases by more than 17.5% in relation to the Nasdaq Bank Index, First Bank will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “Description of the Merger Agreement-Merger Consideration” on page 59. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of First Bank common stock with the same economic effect as contemplated by the merger agreement prior to such event. Fourth, if any of the foregoing adjustments to the exchange ratio would require First Mid to issue more than 19.9% of the issued and outstanding shares of First Mid common stock at the effective time of the merger, First Mid shall have the right to adjust the ratio so that First Mid would not be required to issue more than 19.9% of its outstanding common stock and to increase the cash consideration to reflect, on a per share basis, the aggregate value of the total number of shares of First Mid common stock that otherwise would have been issuable pursuant to the terms of the merger agreement.
Material U.S. federal income tax consequences of the merger (See page 56)
In general, the conversion of your shares of First Bank common stock into First Mid common stock in the merger will be tax-free for United States federal income tax purposes. However, you generally will recognize gain (but not loss) in an amount limited to the amount of cash you receive in the merger. Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of First Mid’s common stock. The tax consequences of the merger to each First Bank stockholder will depend on such First Bank stockholder’s own situation. First Bank stockholders should consult with their own tax advisors for a full understanding of the tax consequences of the merger to them. Each of Schiff Hardin LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP have delivered tax opinions, dated January 22, 2018, to the effect that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code. In addition, the completion of the merger is conditioned on receipt of a tax opinion from each of Schiff Hardin LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated the closing date, to the same effect as the opinions described in the preceding sentence. The opinions will not bind the Internal Revenue Service, which could take a different view.
See “Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.
Opinion of First Bank’s Financial Advisor (See page 35)
At the December 8, 2017, meeting of the First Bank board of directors, a representative of D.A. Davidson & Co. (which we refer to as “Davidson”) rendered Davidson’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the First Bank board of directors, dated December 11, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of First Bank’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of the written opinion of Davidson, dated December 11, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix D to this document. Davidson provided its opinion for the information and assistance of the First Bank board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of the common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Davidson did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Davidson opinion does not constitute a recommendation to the First Bank board of directors or any holder of First Bank common stock as to how the board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.
First Bank’s reasons for the merger; Board recommendation to First Bank’s stockholders (See page 33)
First Bank’s board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of First Bank and its stockholders. First Bank’s board of directors unanimously recommends that First Bank stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” adjournment of the First Bank special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger-First Bank’s reasons for the merger and recommendation of the board of directors” beginning on page 33 of this proxy statement/prospectus.

Interests of officers and directors of First Bank in the merger may be different from, or in addition to, yours
(See page 49)
The interests of some of the directors and executive officers of First Bank may be different from those of First Bank stockholders, and the directors and officers of First Bank may be participants in arrangements that are different from, or are in addition to, those of First Bank stockholders. The members of the First Bank board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that First Bank’s common stockholders vote in favor of adopting the merger agreement. See “The Merger-interests of certain persons in the merger” on page 49.
First Bank stockholders will have dissenters’ rights in connection with the merger (See page 51)
First Bank stockholders may assert appraisal rights (also referred to as dissenters’ rights) in connection with the merger and, upon complying with the requirements of the DGCL, receive cash in the amount of the “fair value” of their shares of First Bank common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “The Merger-First Bank stockholder dissenters’ rights” on page 51.
A copy of the applicable section of the DGCL is attached as Appendix B to this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The merger and the performance of the combined company are subject to a number of risks (See page 17)
There are a number of risks relating to the merger and to the businesses of First Mid, First Bank and the combined company following the merger. See the “Risk Factors” beginning on page 17 of this proxy statement/prospectus for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the documents First Mid has filed with the SEC and which are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 82 and 81, respectively, of this proxy statement/prospectus.
First Bank stockholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 25)
Approval by First Bank’s stockholders at First Bank’s special meeting of stockholders on [], 2018 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of First Bank common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of First Bank common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal listed in the notice. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal. Approval of the proposal to adjourn the special meeting also requires the affirmative vote of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against these proposals. As of the record date of [•], 2018, First Bank directors and executive officers held approximately [•]% of the outstanding shares of First Bank common stock entitled to vote at the special meeting.
Completion of the merger is subject to regulatory approvals (See page 48)
The merger cannot proceed without obtaining all requisite regulatory approvals. First Mid and First Bank have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Mid and First Bank is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) and the Illinois Department of Financial and Professional Regulation (which we refer to as the “IDFPR”). First Mid submitted applications with the Federal Reserve and the IDFPR on January 19, 2018, seeking the necessary approvals. The merger may not be consummated until at least 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
At a date following the completion of the merger, First Mid intends to merge First Bank & Trust with and into First Mid Bank, with First Mid Bank as the surviving bank. The bank merger will be subject to approval by the Office of the Comptroller of the Currency (which we refer to as the “OCC”). First Mid intends to file an application with the OCC seeking this approval in the near future.
While First Mid knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.
Conditions to the merger (See page 67)
Closing Conditions for the Benefit of First Mid. First Mid’s obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Bank in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by First Bank in all material respects of its obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of First Bank stockholders;

•	execution and delivery of the certificate of merger, in form suitable for filing with the Delaware Secretary of State;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•
receipt of a certificate signed on behalf of First Bank certifying (i) the accuracy of the representations and warranties of First Bank in the merger agreement and (ii) performance by First Bank in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and First Bank will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	approval of the listing of the shares of First Mid common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in First Bank or business conduct by First Bank outside of the ordinary course of business of First Bank, except as required under the merger agreement, or inconsistent with prudent banking practices since December 11, 2017.

Closing Conditions for the Benefit of First Bank. First Bank’s obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of First Bank stockholders;

•	execution and delivery of the certificate of merger, in form suitable for filing with the Delaware Secretary of State;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•
receipt of a certificate signed on behalf of First Mid certifying (i) the accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement and (ii) performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•
receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and First Bank will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	approval of the listing of the shares of First Mid common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•	no material adverse change in First Mid since December 11, 2017.

How the merger agreement may be terminated by First Mid and First Bank (See page 69)
First Mid and First Bank may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Mid or First Bank may terminate the merger agreement as follows:

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or issued a final nonappealable order that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to perform or observe the covenants of the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
the merger is not completed by September 30, 2018 (which we refer to as the “outside date”), provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date;

•	approval of the First Bank stockholders necessary for the merger is not obtained; or

•	any state or federal law, rule or regulation is adopted or issued and becomes effective and has the effect of prohibiting the merger.
In addition, First Bank may terminate the merger agreement as follows:

•
if First Bank is not in material breach of the merger agreement, and any of the representations or warranties of First Mid are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Mid of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Mid from First Bank;

•
prior to First Bank’s meeting of stockholders, in order to enter into an agreement with respect to an unsolicited superior proposal from a third party, provided that First Mid be provided with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the First Bank stockholders, and further provided that the termination fee is paid by First Bank to First Mid; or

•
if at any time during the five business day period commencing on the tenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $30.43 and decreases by more than 17.5% in relation to the Nasdaq Bank Index, First Bank will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “The Merger Agreement-Merger Consideration.”

In addition, First Mid may terminate the merger agreement as follows:

•
if First Mid is not in material breach of the merger agreement, and any of the representations or warranties of First Bank are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Bank of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Bank from First Mid; or

•
prior to First Bank’s stockholders meeting if First Bank’s board of directors (i) approves or recommends, or proposes publicly to approve or recommend, any acquisition of First Bank by a third-party, and/or permits First Bank to enter into an acquisition agreement with a third party or (ii) recommends that the stockholders of First Bank tender their shares of First Bank common stock in an tender offer or exchange offer for First Bank common stock has commenced (other than by First Mid or its affiliates) or fails to recommend rejection of such offer within ten business days after its commencement.

A Termination fee may be payable by First Bank under some circumstances (See page 70)
First Bank has agreed to pay First Mid a termination fee of $2,215,000 if the merger agreement is terminated under certain circumstances, including if First Mid terminates the merger agreement because First Bank breaches its covenant not to solicit an acquisition proposal from a third party or if First Bank terminates the merger agreement in order to enter into an agreement for a superior proposal.
Voting agreement (See page 62)
On December 11, 2017, certain of the directors of First Bank agreed to vote all of their shares of First Bank common stock in favor of the merger agreement at the special meeting of First Bank stockholders. The voting agreement covers 185,714 shares of First Bank common stock, constituting approximately 9.0% of First Bank’s outstanding shares of common stock as of December 11, 2017. This voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix C.
Accounting treatment of the merger (See page 48)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”).
Certain differences in First Mid stockholder rights and First Bank stockholder rights (See page 74)
Because they will receive First Mid common stock, First Bank stockholders will become First Mid stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by First Mid’s certificate of incorporation and bylaws. The rights of First Mid stockholders are different in certain respects from the rights of First Bank’s stockholders. The material differences are described later in this proxy statement/prospectus.
First Mid shares will be listed on Nasdaq (See page 71)
The shares of First Mid common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Select Market under the symbol “FMBH.”
Risk Factors (See page 17)
You should consider all the information contained or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST MID

The following table summarizes selected historical consolidated financial data of First Mid for the periods and as of the dates indicated. This information has been derived from First Mid’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine months ended September 30, 2017 and September 30, 2016 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of First Mid. You should not assume the results of operations for past periods and for the nine months ended September 30, 2017 and September 30, 2016 indicate results for any future period.
You should read this information in conjunction with First Mid’s consolidated financial statements and related notes thereto included in First Mid’s Annual Report on Form 10-K as of and for the year ended December 31, 2016, and in First Mid’s Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2017, which are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 82 and 81, respectively, of this proxy statement/prospectus.

	(Unaudited)
	As of and for nine months
	ended September 30,		As of and for year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Results of Operations
Interest income	$74,242	$52,485	$75,496	$59,251	$54,734	$53,459	$55,767
Interest expense	4,644	2,805	4,292	3,499	3,252	3,535	6,157
Net interest income	69,598	49,680	71,204	55,752	51,482	49,924	49,610
Provision for loan losses	5,051	1,927	2,826	1,318	629	2,193	2,647
Net interest income after provision for loan losses	64,547	47,753	68,378	54,434	50,853	47,731	46,963
Other income	23,126	20,001	26,912	20,544	18,369	19,341	18,310
Other expense	55,069	44,634	61,510	49,248	44,507	43,504	42,838
Income before income taxes	32,604	23,120	33,780	25,730	24,715	23,568	22,435
Income taxes	10,545	8,077	11,940	9,218	9,254	8,846	8,410
Net income	22,059	15,043	21,840	16,512	15,461	14,722	14,025
Preferred stock dividends	—	825	825	2,200	4,152	4,417	4,252
Net income available to common stockholders	22,059	14,218	21,015	14,312	11,309	10,305	9,773
Balance Sheet Items
Total assets	$2,794,456	$2,783,948	$2,884,535	$2,114,499	$1,607,103	$1,605,498	$1,578,032
Total gross loans, including loans held for sale	1,867,562	1,806,745	1,825,992	1,281,889	1,062,406	982,804	911,065
Deposits	2,217,477	2,265,259	2,329,887	1,732,568	1,272,077	1,287,616	1,274,065
Total liabilities	2,483,025	2,496,683	2,603,862	1,909,490	1,442,187	1,456,117	1,421,345
Stockholders' equity	311,431	287,265	280,673	205,009	164,916	149,381	156,687
Per Common Share Data
Basic earnings per common share	$1.76	$1.52	$2.07	$1.84	$1.88	$1.74	$1.62
Diluted earnings per common share	1.76	1.50	2.05	1.81	1.85	1.73	1.62
Common dividends declared	0.32	0.46	0.62	0.59	0.55	0.46	0.42
Tangible book value (1)	19.03	17.34	16.84	15.09	15.63	11.75	12.68
Performance Ratios
Return on average assets	1.04%	0.92%	0.94%	0.91%	0.97%	0.94%	0.91%
Return on average common equity	9.96%	9.34%	9.30%	8.97%	10.34%	10.11%	9.53%
Net interest margin	3.55%	3.27%	3.28%	3.27%	3.43%	3.38%	3.44%

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

First Mid common stock trades on the Nasdaq Global Select Market under the symbol “FMBH” and First Bank common stock trades on the OTCQX under the symbol “FIRT.” The following table sets forth the high and low reported trading prices per share of First Mid common stock and First Bank common stock, and the cash dividends declared per share for the periods indicated. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 82 and 81, respectively.

	First Mid			First Bank
	High	Low	Dividend Declared (per share)	High	Low	Dividend Declared (per share)
For the calendar quarter ended:
2015
March 31, 2015	$21.10	$17.51	--	$16.35	$16.10	0.05
June 30, 2015	21.97	19.35	0.29	16.60	16.00	0.05
September 30, 2015	22.50	21.00	--	16.40	15.65	0.05
December 31, 2015	26.50	21.05	0.30	16.85	15.65	0.05

2016
March 31, 2016	26.40	23.32	--	17.10	16.45	0.07
June 30, 2016	26.00	23.02	0.30	18.50	16.80	0.07
September 30, 2016	27.69	22.95	0.16	18.95	17.73	0.09
December 31, 2016	36.80	25.80	0.16	22.10	18.50	0.09

2017
March 31, 2017	34.42	28.37	--	22.50	21.00	0.09
June 30, 2017	37.78	31.73	0.32	22.75	20.65	0.09
September 30, 2017	38.76	31.05	--	21.00	20.45	0.11
December 31, 2017	42.03	35.30	0.34	35.60	20.60	0.11
The following table presents the closing prices of First Mid common stock and First Bank common stock on December 11, 2017, the trading day of public announcement of the merger agreement, and [•], 2018, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also sets forth the implied per share value of the merger consideration constituting First Mid common stock proposed for each share of First Bank common stock as of the same two dates. This implied value was calculated by determining the value obtained by multiplying the closing sale price of First Mid common stock on the relevant date by the exchange ratio of 0.80 and including the per share cash consideration of $5.00.

	First Mid Closing Price	First Bank Closing Price	Implied Per Share Value
December 11, 2017	$39.09	$21.6	$36.27
[•], 2018	[•]	[•]	[•]
The above tables show only historical comparisons. These comparisons may not provide meaningful information to First Bank stockholders in determining whether to approve the merger agreement. First Bank stockholders are urged to obtain current market quotations for shares of First Mid common stock and First Bank common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market prices of First Mid common stock and First Bank common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of First Bank common stock or First Mid common stock before or after the effective time of the merger. Changes in the market price of First Mid common stock prior to the completion of the merger will affect the per share market value of the merger consideration constituting First Mid common stock that First Bank stockholders will receive upon completion of the merger.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Note Regarding Forward-Looking Statements” beginning on page 22 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” in the forepart of this proxy statement/prospectus and the sections of this proxy statement/prospectus entitled “Incorporation of Certain First Mid Documents by Reference” beginning on page 82 and “Where You Can Find More Information” beginning on page 81.
Risks Related to the Merger and First Mid’s Business Upon Completion of the Merger
The Value of the Merger Consideration that Constitutes First Mid Common Stock will Fluctuate Based on the Price of First Mid Common Stock.
The merger consideration that First Bank stockholders will receive as First Mid common stock is a fixed number of shares of First Mid common stock; it is not a number of shares of First Mid common stock with a particular fixed market value. The market value of shares of First Mid common stock and First Bank common stock at the effective time of the merger may vary significantly from their respective values on the date the merger agreement was executed or at other dates, including the date on which First Bank stockholders vote on the adoption of the merger agreement. The market price of First Mid’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding First Mid’s operations or business prospects, including market sentiment regarding First Mid’s entry into the merger agreement. These risks may be affected by, among other things:

•	operating results that vary from the expectations of First Mid management or of securities analysts and investors;

•	operating and securities price performance of companies that investors consider to be comparable to First Mid;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by First Mid or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.
Stock price changes may also result from a variety of other factors, many of which are outside of the control of First Mid and First Bank, including changes in the business, operations or prospects of First Mid or First Bank, regulatory considerations, and general business, market, industry or economic conditions. Accordingly, at the time of the First Bank special meeting, First Bank stockholders will not know or be able to calculate the market value of the First Mid common shares they would receive upon the completion of the merger.
The Market Price of First Mid Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of First Bank or First Mid Currently.
Upon completion of the merger, holders of First Bank common stock will become holders of First Mid common stock. First Mid’s business differs in important respects from that of First Bank and they currently operate in different markets. Accordingly, the results of operations of the combined company and the market price of First Mid common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Mid and First Bank. For a discussion of the business and market of First Mid and of some important factors to consider in connection with its business, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Incorporation of

Certain First Mid Documents by Reference.” For a discussion of the business and market of First Bank and of some important factors to consider in connection with its business, please see “Business of First Bank.”
First Bank Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.
First Bank stockholders currently have the right to vote in the election of the First Bank board of directors and on other matters requiring stockholder approval under Delaware law and First Bank’s certificate of incorporation and bylaws. Upon the completion of the merger, each First Bank stockholder will become a stockholder of First Mid with a percentage ownership of First Mid that is smaller than such stockholder’s percentage ownership of First Bank. Additionally, none of the members of First Bank’s board of directors will be members of the First Mid board of directors after completion of the merger. Based on the number of issued and outstanding shares of First Mid common stock and First Bank common stock on January 17, 2018, and the exchange ratio of 0.80, and assuming no adjustment in the number of shares of First Mid common stock to be issued as merger consideration pursuant to the merger agreement, stockholders of First Bank, as a group, will receive shares in the merger constituting approximately 11.6% of First Mid common shares expected to be outstanding immediately after the merger (without giving effect to any First Mid common shares held by First Bank stockholders prior to the merger). Because of this, current First Bank stockholders, as a group, will have less influence on the board of directors, management and policies of First Mid (as the combined company following the merger) than they now have on the board of directors, management and policies of First Bank.
First Mid May Fail to Realize the Anticipated Benefits of the Merger.
First Mid and First Bank have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, First Mid’s ability to combine the businesses of First Mid and First Bank in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of First Mid or First Bank nor result in decreased revenues due to any loss of customers. If First Mid is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving company’s business, financial condition, operating results and prospects.
Certain employees may not be employed by First Mid after the merger. In addition, employees that First Mid wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Mid’s or First Bank’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Mid or First Bank to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.
Among the factors considered by the boards of directors of First Mid and First Bank in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.
Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. First Mid and First Bank believe that the merger should not raise significant regulatory concerns and that First Mid will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties’ commitments to use their reasonable and diligent efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, First Mid and First Bank will not be required to take actions that would reasonably be expected to materially restrict or burden First Mid following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, neither First Mid nor First Bank can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.
The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by First Bank stockholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or First Mid or First Bank may elect to terminate the merger agreement in certain other circumstances.
Termination of the Merger Agreement Could Negatively Impact First Bank.
If the merger is not completed for any reason, including as a result of First Bank stockholders declining to approve the merger agreement, the ongoing business of First Bank may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, First Bank would be subject to a number of risks, including the following:

•
First Bank may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•	First Bank may experience negative reactions from its customers, vendors and employees;

•	First Bank will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•
The merger agreement places certain restrictions on the conduct of First Bank’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of First Mid (not to be unreasonably withheld, conditioned or delayed), may prevent First Bank from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

•
Matters relating to the merger (including integration planning) will require substantial commitments of time and resources by First Bank management, which would otherwise have been devoted to other opportunities that may have been beneficial to First Bank as an independent company.

If the merger agreement is terminated and the First Bank board of directors seeks another merger or business combination, First Bank stockholders cannot be certain that First Bank will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Mid has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated and the First Bank board of directors seeks another merger or business combination, under certain circumstances First Bank may be required to pay First Mid a termination fee of $2,215,000.
First Bank Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Bank and, consequently, on First Mid. These uncertainties may impair First Bank’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Bank to seek to change existing business relationships with First Bank. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Mid’s business following the merger could be negatively impacted. In addition, the merger agreement restricts First Bank from making certain transactions and taking other specified actions without the consent of First Mid until the merger occurs. These restrictions may prevent First Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger.
First Bank Directors and Officers May Have Interests in the Merger Different From the Interests of First Bank Stockholders.
The interests of some of the directors and executive officers of First Bank may be different from those of First Bank stockholders, and the directors and officers of First Bank may be participants in arrangements that are different from, or are in addition to, those of First Bank stockholders. The members of the First Bank’s board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that First Bank’s common stockholders vote in favor of adopting the merger agreement. Such interests include, among others:

•	the receipt of certain change in control benefits;

•	extending offers of employment to certain named executive officers; and

•	entering into a severance and retention arrangement with certain named executive officers.
These interests are more fully described in this proxy statement-prospectus under the heading “The Merger-interests of certain persons in the merger” on page 49.
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire First Bank for Greater Merger Consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to First Bank that might result in greater value to First Bank’s stockholders than the proposed merger with First Mid or may result in a potential competing acquirer proposing to pay a lower per share price to acquire First Bank than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on First Bank from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by First Bank’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. First Bank also has an unqualified obligation to submit the proposal to approve the merger to a vote by its stockholders, even if First Bank receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, First Bank may be required to pay First Mid a termination fee of $2,215,000 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement-Termination” beginning on page 69 and “Description of the Merger Agreement-Termination fee” beginning on page 70.

The Opinion of First Bank’s Financial Advisor Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.
First Bank has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of First Bank or First Mid, general market and economic conditions and other factors that may be beyond the control of First Bank and First Mid, and on which First Bank’s financial advisor’s opinion was based, may significantly alter the value of First Bank or First Mid or the price of First Bank common stock or First Mid common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because First Bank does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.
First Mid and First Bank Will Incur Transaction and Integration Costs in Connection with the Merger.
Each of First Mid and First Bank has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, First Mid will incur integration costs following the completion of the merger as First Mid integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “-First Mid May Fail to Realize the Anticipated Benefits of the Merger” on page 18. First Mid and First Bank may also incur additional costs to maintain employee morale and to retain key employees. First Mid and First Bank will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.
The shares of First Mid common stock to be received by First Bank common stockholders as a result of the merger will have different rights from the shares of First Bank common stock.
Upon completion of the merger, First Bank common stockholders will receive merger consideration constituting First Mid common stock and will become First Mid stockholders and their rights as stockholders will be governed by the DGCL and First Mid’s certificate of incorporation and bylaws. The rights associated with First Bank common stock are different from the rights associated with First Mid common stock. Please see “Comparison of Rights of First Mid Stockholders and First Bank Stockholders” beginning on page 74 for a discussion of the different rights associated with First Mid common stock.
Risks Relating to First Mid’s Business
You should read and consider risk factors specific to First Mid’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Mid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the sections entitled “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 82 and 81 of this proxy statement/prospectus, respectively, for the location of information incorporated by reference into this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refer, contain certain forward-looking statements, such as discussions of pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules of First Mid and First Bank. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and First Bank, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things,

•	the possibility that any of the anticipated benefits of the proposed transactions between First Mid and First Bank will not be realized or will not be realized within the expected time period;

•	the risk that integration of the operations of First Bank with First Mid will be materially delayed or will be more costly or difficult than expected;

•	the inability to complete the proposed transactions due to the failure to obtain the required First Bank stockholder approval;

•	the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

•	the failure of the proposed transactions to close for any other reason;

•	the effect of the announcement of the transaction on customer relationships and operating results;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	changes in interest rates;

•	general economic conditions and those in the market areas of First Mid and First Bank;

•	legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve;

•	the quality or composition of First Mid’s and First Bank’s loan or investment portfolios and the valuation of those investment portfolios;

•	success in raising capital by First Mid;

•	demand for loan products; deposit flows;

•	competition, demand for financial services in the market areas of First Mid and First Bank; and

•	accounting principles, policies and guidelines.

These risks and uncertainties should be considered in evaluations of forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

        This proxy statement/prospectus contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by First Mid's management, together with the related GAAP measures, in analysis of the company's performance and in making business decisions. Management also uses these measures for peer comparisons.
        The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

INFORMATION ABOUT THE SPECIAL MEETING OF FIRST BANK STOCKHOLDERS
Purpose
First Bank stockholders are receiving this proxy statement/prospectus because on [•], 2018, the record date for a special meeting of stockholders to be held on [•], 2018, at [•] at [•], local time, they owned shares of the common stock of First Bank, and the board of directors of First Bank is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Each copy of this proxy statement/prospectus was mailed to holders of First Bank common stock on [•], 2018, and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the meeting.
At the special meeting, the First Bank board of directors will ask you to vote upon the following:

•	a proposal to approve the merger agreement and the transactions contemplated therein; and

•
a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record stockholders can vote their shares of First Bank common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.
Record date, shares entitled to vote, required vote, quorum
The record date for the First Bank special meeting is [•]. First Bank’s stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [] shares of First Bank common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately [•] holders of record.
The presence, in person or by proxy, of a majority of the shares of First Bank common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of First Bank common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum at the meeting, First Bank will also count as present at the meeting broker non-votes, the shares of First Bank common stock present in person but not voting, and the shares of common stock for which First Bank has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Based on the number of shares of First Bank common stock outstanding as of the record date, at least [•] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal. Approval of the proposal to adjourn the special meeting also requires the affirmative vote of a majority of the outstanding shares of First Bank common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposals.
As of the record date for the meeting, First Bank’s directors and executive officers beneficially owned a total of [•] shares, or approximately [•]% of the outstanding shares, of First Bank common stock. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals have entered into a written agreement with First Mid that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.
How to vote your shares
Instead of voting by completing, signing and returning the enclosed proxy card, stockholders of record can vote their shares of First Bank common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is [•],[•] time, on [•], 2018.
If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the First Bank board of directors recommends and will be voted “FOR” approval of the merger agreement and the transactions contemplated therein, and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, it will have no effect.
Shares held in “street name”
If you hold shares in “street name” with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders, but will count for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal and the adjournment proposal.
We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of First Bank common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies
You may revoke your proxy at any time before it is voted by filing with the Secretary of First Bank a duly executed revocation of proxy, submitting a new proxy with a later date; or voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: First BancTrust Corporation, Corporate Secretary, 114 West Church Street, Champaign, Illinois 61824. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Proxy solicitation
In addition to this mailing, proxies may be solicited by directors, officers or employees of First Bank in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. First Bank will pay the costs associated with the solicitation of proxies for the special meeting.

THE FIRST BANK PROPOSALS
Proposal 1-Approval of the Merger Agreement
At the First Bank special meeting, stockholders of First Bank will be asked to approve the merger agreement, pursuant to which First Bank will merge with and into Merger Sub, a wholly owned subsidiary of First Mid, and the transactions contemplated therein. Merger Sub will be the surviving company in the merger and continue its corporate existence as a wholly-owned subsidiary of First Mid. Stockholders of First Bank should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.
For the reasons discussed in this proxy statement/prospectus, the board of directors of First Bank unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of First Bank and its stockholders, and unanimously adopted and approved the merger agreement. The board of directors of First Bank unanimously recommends that First Bank stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.
Proposal 2-Adjournment of the Special Meeting
If, at the First Bank special meeting, the number of shares of First Bank common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, First Bank intends to move to adjourn the First Bank special meeting in order to enable the board of directors of First Bank to solicit additional proxies for approval of the merger agreement and the transactions contemplated therein. In this proposal, First Bank is asking its stockholders to authorize the holder of any proxy solicited by the board of directors of First Bank, on a discretionary basis, to vote in favor of adjourning the First Bank special meeting to another time and place for the purpose of soliciting additional proxies.
The board of directors of First Bank unanimously recommends a vote “FOR” the proposal to adjourn the special meeting.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. While First Mid and First Bank believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendices and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Appendix A, not this summary, is the legal document which governs the merger.
General
The board of directors of First Bank is using this proxy statement/prospectus to solicit proxies from the holders of First Bank common stock for use at the First Bank special meeting of stockholders at which First Bank stockholders will be asked to vote on approval of the merger agreement and thereby approve the merger. When the merger is consummated, First Bank will merge with and into Merger Sub, a wholly owned subsidiary of First Mid. Merger Sub will be the surviving company in the merger and continue its corporate existence as a wholly-owned subsidiary of First Mid, which will result in First Bank & Trust being a wholly-owned indirect subsidiary of First Mid. Upon consummation of the merger, the separate corporate existence of First Bank will terminate. The merger is anticipated to be completed in mid-2018. At a date following the completion of the merger, First Mid intends to merge First Bank & Trust with and into First Mid Bank, with First Mid Bank as the surviving bank. At such time, First Bank & Trust’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate First Bank & Trust and First Mid Bank as separate bank subsidiaries. Under the merger agreement, the officers and directors of First Mid serving at the effective time of the merger will continue to serve as the officers and directors of First Mid after the merger is consummated.
If the merger is completed, each share of First Bank common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by First Bank as treasury stock and any dissenting shares), will be converted into the right to receive, (a) $5.00 in cash and (b) 0.80 shares of First Mid common stock, subject to certain adjustments, as set forth in the merger agreement. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid Common Stock to which such former holder would otherwise be entitled. Shares of First Bank common stock held by First Bank stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Background of the merger
First Bank’s board of directors and management have regularly reviewed and discussed First Bank’s business strategy, performance and prospects in the context of the economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these discussions have included the possibility of continuing to operate as an independent bank holding company as well as possible strategic alternatives available to First Bank, including possible acquisitions or business combinations involving other financial institutions. In connection with First Bank’s regular and ongoing evaluation of strategic alternatives, members of management and the board of directors have had, from time to time, discussions with representatives of other financial institutions about possible transactions and have regularly updated the board regarding such discussions. First Bank has also consulted with its legal and financial advisors regarding various possible transactions.
First Mid’s board of directors and management also regularly review and discuss acquisition opportunities and strategies for growth as part of its ongoing efforts to strengthen its businesses and improve its operations and performance in order to create value for its stockholders, including reviewing strategic alternatives with its investment banking and financial advisor FIG Partners, LLC (which we refer to as “FIG”) and its legal counsel Schiff Hardin LLP (which we refer to as “Schiff Hardin”). Among other things, these discussions have included dialogue about possible strategic opportunities for growth available to First Mid and potential acquisitions or business combinations involving various other financial institutions.
Beginning in 2016, Jack Franklin, First Bank’s Chairman and Chief Executive Officer and Joe Dively, First Mid’s President and Chief Executive Officer, met informally on several occasions to discuss their respective organizations, the banking industry, their market areas and their respective strategies. Through these meetings, Mr. Franklin and Mr. Dively gained insight and historical perspective on the other organization. On two occasions in the spring of 2017, Mr. Franklin, Matt Carr, the President of First Bank & Trust and Mr. Dively met again to generally discuss their respective organizations and operational strategies. Throughout these meetings, Mr. Dively expressed First Mid’s interest in exploring a strategic transaction if First Bank had an interest.
On June 22, 2017, Mr. Franklin, Mr. Carr and Mr. Dively, along with a representative from D.A. Davidson & Co. (which we refer to as “Davidson”), and First Bank’s financial advisor, had another informal meeting at an industry conference. At that meeting, they discussed the ongoing banking market and each organization’s general strengths and market strategies. The possibility of a strategic transaction was again discussed in detail.
On June 26, 2017, First Bank’s board of directors held a special planning meeting in Chicago to discuss the company’s strategic alternatives and opportunities with its legal advisor, Barack Ferrazzano Kirschbaum and Nagelberg LLP (which we refer to as “Barack Ferrazzano”). At this meeting, the board discussed the fiduciary duties it owes to First Bank’s stockholders and First Bank’s prospects with strategic transactions, both as an acquiror and as a seller, as well as its business prospects and the possible future valuation if it remains as an independent entity. Following the meeting, it was the consensus of the board that it would continue to pursue its strategy to operate as an independent company but continue to evaluate its strategic options over the next several months.
Over the course of the next several months, First Bank’s management team had several conversations with representatives from Davidson regarding the possible impact of First Bank’s common stock valuation if it continues to operate as an independent company and the potential value that could be achieved for First Bank’s stockholders in a change in control transaction. They also discussed various bank holding companies that may likely be interested in pursuing a transaction with First Bank, including, among others, First Mid. Management provided the board with regular updates of their conversations with Davidson.
On August 4, 2017, Mr. Franklin and Mr. Carr met with Mr. Dively, Mike Taylor, Senior Executive Vice President and Chief Operating Officer of First Mid, and Eric McRae, Executive Vice President of First Mid, in Mattoon, Illinois to further discuss the terms of a possible strategic transaction between the companies. At that meeting, Mr. Dively indicated verbally that, pending further discussions, comprehensive due diligence and negotiation, First Mid may be in a position to offer between $32.00 and $34.00 of First Mid common stock for each share of First Bank common stock to complete a merger transaction.
Following this meeting and discussions between First Bank’s management and Davidson, based on the possible valuation that First Bank’s stockholders could receive in a change of control transaction, management determined that the First Bank board of directors should meet to further consider First Bank’s strategic options. Management worked with Davidson to prepare materials for a special board meeting scheduled for August 11, 2017. At that board meeting, representatives from Davidson led a lengthy discussion regarding the possible valuation of First Bank’s common stock as an independent entity and the possible valuation that could be realized in a change of control transaction, including transactions with First Mid and with other possible merger partners. The board and Davidson also discussed possible merger partners and different processes that could be used to approach and negotiate with an outside party. The board discussed First Mid’s interest in pursuing a transaction with First Bank, as well as First Mid’s financial, business and social attributes. The board also considered, and Davidson analyzed, the effect that a number of possible acquisitions might have on First Bank’s valuation over time. Following this conversation, the board instructed Mr. Franklin and Mr. Carr to continue working with Davidson and Barack Ferrazzano to develop and evaluate strategies to maximize stockholder value.
Over the next week, Mr. Franklin and Mr. Carr, worked with Davidson to further refine the valuation analysis of First Bank’s common stock and met with representatives from Barack Ferrazzano to discuss various legal and business issues in connection with pursuing a possible merger partner.
At its regularly scheduled board meeting on August 17, 2017, the First Bank board of directors met again with representatives of Davidson and Barack Ferrazzano regarding First Bank’s strategic alternatives. The board and Davidson discussed the potential value that could be achieved for First Bank’s stockholders in a change in control transaction and whether that value could exceed the valuation of the common stock if First Bank remained an independent entity and met its budgeted performance over the next several years. At the conclusion of the discussion, the board determined that it was in the best interest of the company’s stockholders to more actively explore its strategic options to determine whether there was a possible merger partner that would maximize stockholder value while providing a high level of banking services to the communities and customers that First Bank serves. To this end, the board established a special committee, consisting of independent directors, as well as Mr. Franklin and Mr. Carr serving as ex officio members (the “Special Committee”), to oversee management and First Bank’s financial and legal advisors throughout the strategic process. Additionally, the board formally approved the engagement of Davidson as First Bank’s financial advisor in the process.
Davidson began working with First Bank’s management team to prepare due diligence materials and to develop a strategy to pursue possible merger partners. Davidson had several conversations with First Mid’s management team and FIG regarding First Mid’s interest in pursuing a possible strategic combination with First Bank. On August 23, 2017, First Mid entered into a standard confidentiality agreement allowing First Mid to begin its initial due diligence review of First Bank. At the end of August, First Mid submitted its initial due diligence requests to First Bank.
In early September, the Special Committee was updated on the general process. On September 6, 2017, First Bank opened an on-line data room for First Mid to conduct due diligence. On September 13, 2017, First Mid’s management met to discuss its initial review of the diligence materials and build model assumptions for valuation. On September 15, 2017, Mr. Dively, Mr. Taylor and Matthew K. Smith, Executive Vice President and Chief Financial Officer of First Mid, had a discussion, by telephone, with representatives of FIG about the current acquisition model and assumptions and next steps.
Over the next weeks, First Mid conducted preliminary, introductory due diligence on First Bank and numerous conversations ensued between Davidson, FIG and the management teams. On September 13, 2017, First Mid’s management met to discuss its preliminary review of the diligence materials and build model assumptions for valuation. On September 15, 2017, Mr. Dively, Mr. Taylor and Mr. Smith, met with representatives of FIG, by telephone, to discuss the current acquisition model and assumptions and the next course of action.
Following these discussions and First Mid’s preliminary due diligence review, on September 19, 2017, First Mid’s board of directors held a special meeting and discussed, with representatives of FIG who joined the meeting by telephone, the merits of the potential acquisition of First Bank and parameters to be included in an indication of interest. After robust discussion, the board approved (with the exception of Robert S. Cook and Gary W. Melvin, who abstained from participating in any decision-making relating to the merger) the submission of a preliminary non-binding letter of intent proposing to acquire all of the shares of First Bank common stock for merger consideration of $34.00 per share, 90% of which would be paid in shares of First Mid common stock and 10% of which would be paid in cash. The proposal also contained other standard and customary preliminary terms, including a term that First Bank would grant First Mid an exclusivity period during which First Mid would not allow First Bank to discuss a possible transaction with another financial institution. The preliminary non-binding letter of intent was delivered to First Bank on the same day.
On September 21, 2017, the board of directors of First Bank met at their regularly scheduled meeting. During the meeting, the Special Committee updated the board on the ongoing matters with First Mid and the board had a detailed and lengthy discussion regarding First Mid’s letter of intent. Representatives from Barack Ferrazzano and Davidson participated in the meeting and led a discussion about various legal and financial considerations regarding the letter of intent. The First Bank board determined not to execute the letter of intent at this time, but instructed Davidson to continue discussions and negotiations with First Mid to increase the consideration and to allow First Mid to continue its due diligence.
On October 3, 2017, management and Davidson updated the Special Committee on First Mid’s proposal, the ongoing conversations with First Mid and First Mid’s continuing due diligence. The Special Committee discussed First Mid’s pricing proposal from September 19, 2017 and, after a lengthy discussion of the pricing proposal and Davidson’s financial analysis, it was the consensus of the members of the Special Committee to have Davidson continue to negotiate the proposed consideration to a point where First Mid was comfortable completing its formal and comprehensive due diligence of First Bank. Although there were no other identified strategic partners that would likely be as strong of a partner as First Mid, it was the consensus of the Special Committee not to commit to First Mid on an exclusive basis at that time.

Following the meeting, Davidson had discussions with FIG regarding the proposal and pricing and FIG indicated that First Mid would be willing to increase the cash portion of the proposed consideration and, subject to the completion of comprehensive due diligence and the negotiation of a definitive merger agreement, it would be willing to pay merger consideration consisting of 0.80 shares of First Mid common stock and $5.00 in cash for each share of First Bank’s common stock. As of that date, the consideration had an implied value of $36.26 per share of First Bank common stock and consisted of approximately 85% shares First Mid common stock and 15% cash.
On October 4, 2017, the Special Committee met with Davidson and Barack Ferrazzano and discussed First Mid’s latest proposal. Following further discussion and review of Davidson’s financial analysis, the consensus of the members of the Special Committee was to instruct Davidson to notify First Mid that, pending the completion of comprehensive due diligence and negotiation of a definitive agreement, the Special Committee members supported moving forward on the proposed transaction with First Mid’s latest proposed consideration and, given the continued strength of the proposed terms and the possibility of quickly finalizing a transaction with First Mid, the consensus of the Special Committee was to have Davidson further develop the terms of a transaction with First Mid and not approach other parties at that time. The Special Committee also supported locking in the proposed exchange rate of 0.80 shares at that time and allowing First Mid to conduct its comprehensive due diligence with the understanding that First Mid and First Bank were not working on an exclusive basis and that First Bank could approach third parties at a later time.
On October 6, 2017, First Mid’s board of directors held a special board meeting to discuss the transaction and approved (with the exception of Robert S. Cook and Gary W. Melvin, who abstained from participating in any decision-making relating to the merger) moving forward with the comprehensive due diligence of First Bank to evaluate and confirm the valuation and merger consideration proposed by FIG and Davidson.
Over the next several weeks, First Mid and First Bank continued conducting comprehensive due diligence on one another’s respective organizations. First Bank’s management regularly updated the Special Committee regarding the due diligence process and the status of the ongoing negotiations. Davidson also updated the Special Committee on several occasions on the trading and market valuation of First Mid common stock. The management teams met in person on October 16, 2017 as part of the due diligence process. From November 6, 2017 through November 8, 2017, members of First Mid’s management team conducted loan credit review at First Bank’s facilities in Champaign, Illinois, and Paris, Illinois.
Following First Mid’s evaluation of the results of its loan credit review and its comprehensive due diligence review to date, First Mid instructed Schiff Hardin to provide First Bank and Barack Ferrazzano with an initial draft merger agreement for the proposed transaction. The draft was provided by Schiff Hardin to Barack Ferrazzano in the late afternoon on November 9, 2017. Over the course of the following weeks, the parties and their respective legal advisors exchanged drafts of the merger agreement and disclosure schedules thereto, several of which were shared with First Mid’s board of directors and First Bank’s Special Committee and full board of directors. The parties worked toward finalizing the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants regarding First Bank’s actions between signing of the Merger Agreement and the closing of a transaction; a mechanism to adjust the level of merger consideration in the event that First Bank does not meet a certain level of adjusted minimum tangible equity; the inclusion of a double-trigger termination provision and the different thresholds affecting termination; the level of severance and other rights of First Bank employees leading up to, and following, the proposed transaction; the treatment of various compensation and insurance arrangements for First Bank employees and directors; and the provisions regarding a termination fee and First Bank’s ability to pursue other transactions if necessary to satisfy the First Bank board of directors’ fiduciary duties. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence.
On November 13, 2017, First Mid and First Bank entered into a standard confidentiality agreement concerning the confidentiality of First Mid’s confidential information in order to allow First Bank to conduct a more comprehensive diligence review of First Mid’s non-public information.
On November 14, 2017, the Special Committee held a meeting with representatives from Davidson and Barack Ferrazzano to discuss the status of the due diligence and ongoing negotiations. Barack Ferrazzano summarized and outlined the key terms of the definitive agreement and led a discussion with the Special Committee and Davidson regarding the termination provisions in the draft agreement. Davidson summarized the current economic environment and market, and discussed with the Special Committee the likelihood of finding another merger partner that would offer superior consideration and whether or not First Bank should approach other parties prior to finalizing the merger agreement with First Mid. After a lengthy discussion, it was the consensus of the

Special Committee not to approach other parties at this time and to continue to move forward with First Mid to complete a definitive merger agreement. The Special Committee based this decision on, among other things, input from Davidson, the strength of First Mid’s proposed per share consideration, the willingness of First Mid to structure the consideration to consist of a high proportion of common stock which was deemed to be more beneficial to First Bank’s stockholders than cash, the perceived lack of other viable merger candidates, the importance of maintaining confidentiality and protecting First Bank’s franchise value, the favorable termination provisions contained in the draft of the merger agreement, the recent market performance of First Mid’s common stock and the likelihood that a definitive agreement could be quickly finalized with First Mid.
On November 21, 2017, the Special Committee held a meeting at which Barack Ferrazzano provided an update on the ongoing negotiations of the definitive merger agreement and related matters, including the termination provisions. Management provided the Special Committee with an update on proposed timing for completing the agreement and announcing the transaction, assuming a final agreement is approved by each of First Mid’s and First Bank’s boards of directors. The parties worked over the next three weeks to finalize the definitive agreement, disclosure schedules and related documentation.
On December 5, 2017, Barack Ferrazzano distributed a draft of the merger agreement to First Bank’s board of directors for its review and consideration. On December 8, 2017, the First Bank held a special board meeting, at which there was full attendance, with representatives of Barack Ferrazzano and Davidson. At that meeting, representatives of Barack Ferrazzano discussed the terms of the merger agreement in detail and answered questions about the agreement. Additionally, representatives of Davidson led a discussion regarding the proposed financial terms of the transaction and the general economic and transactional environment. The board discussed at length the transaction, the pricing terms and the difficulties of being able to grow First Bank either organically or through acquisitions. In this regard, the board considered the financial analyses of Davidson regarding the valuation of First Bank as a stand-alone entity. The board discussed the attributes of First Mid’s common stock, including its recent market performance and its trading volume. The board also discussed First Mid’s commitment to community banking and its general corporate philosophy. Following extensive discussion and questions and answers, including consideration of the factors described under “First Bank’s reasons for the merger and recommendation of First Bank’s board of directors”, the directors agreed to continue to review the agreement and meet on December 11, 2017 to consider the final merger agreement and to consider the transactions contemplated thereby.
Also on December 8, 2017, First Mid’s board of directors held a special board meeting to discuss the proposed transaction and to review the draft merger agreement. Representatives from Schiff Hardin, FIG and First Mid’s management joined the meeting and reviewed in detail the proposed terms of the merger agreement with the board. FIG also reviewed with the board the financial aspects of the transaction. After asking questions of FIG, Schiff Hardin and First Mid’s management, the board discussed the terms of the merger agreement and the fiduciary duties the board of directors owes First Mid’s stockholders. Following this discussion and consideration, the board determined that the merger agreement and the transactions contemplated thereby was advisable and in the best interests of First Mid and its stockholders. The board then approved (with the exception of Robert S. Cook and Gary W. Melvin, who abstained from participating in any decision-making relating to the merger) the merger agreement and the transactions contemplated thereby.
Between December 8, 2017 and December 11, 2017, Schiff Hardin, Barack Ferrazzano, FIG and Davidson discussed and negotiated the final aspects of the merger agreement and its schedules. This included the management teams of First Mid and First Bank having various discussions with their respective advisors.
On December 11, 2017, the First Bank board of directors held a special meeting with representatives of management, Davidson and Barack Ferrazzano. The board discussed the agreement and confirmed that there were no substantive changes to the agreement or the rationales of the transaction that were discussed at the meeting held on December 8, 2017. Davidson rendered its written opinion to the First Bank board that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the stockholders of First Bank common stock. Following further discussion, the First Bank board unanimously approved the final merger agreement and the transactions contemplated thereby.
Later in the day on December 11, 2017, First Mid and First Bank executed the merger agreement and First Mid executed the voting agreement entered into with certain of the directors of First Bank. After the closing of the market on December 11, 2017, First Mid and First Bank issued a joint press release announcing the execution of the merger agreement.
On January 18, 2018, First Mid, Merger Sub and First Bank entered into a First Amendment to Agreement and Plan of Merger, that was deemed necessary and appropriate by authorized representatives of each party, in order to reflect Merger Sub’s conversion from a Delaware corporation to a Delaware limited liability company on January 18, 2018, and modify the structure of the merger so that First Bank will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly-owned subsidiary of First Mid.
First Bank’s reasons for the merger and recommendation of the board of directors
At its meeting on December 11, 2017, the First Bank board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of First Bank and its stockholders. In deciding to approve the merger agreement and the transactions contemplated thereby, including the merger, First Bank’s board of directors consulted with First Bank’s management, as well as its legal counsel, Barack Ferrazzano, and financial advisor, Davidson, and considered numerous factors, including the following:

•
information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of First Bank and First Mid, both individually and as a combined company;

•	the value to be received by First Bank stockholders in the merger as compared to stockholder value projected for First Bank as a stand-alone entity over the next several years;

•
the fact that the implied per share stock merger consideration of $36.82, determined by applying the 0.80 exchange ratio to the $39.77 closing price of First Mid’s common stock on December 9, 2017 and including the per share cash consideration of $5.00, represented a 70.4% premium over the $21.60 closing price of First Bank’s common stock on December 6, 2017;

•	the market value of First Mid common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

•
the financial analyses of Davidson, First Bank’s independent financial advisor, and its written opinion, dated as of December 11, 2017, delivered to the First Bank board of directors to the effect that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of First Bank common stock;

•	the cash component of the merger consideration offers First Bank stockholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

•
the stock component of the merger consideration offers First Bank stockholders the opportunity for enhanced liquidity and to participate as stockholders of First Mid in the future performance of the combined company;

•	the historical performance of each of First Bank common stock and First Mid common stock and the dividend paid for each;

•
First Bank’s board of directors’ belief that combining with a larger financial institution will benefit stockholders and customers in that the combined organization will be better equipped to respond to economic and industry developments and should be better positioned to develop and build on its position in existing markets;

•
the perceived risks and uncertainties attendant to First Bank’s operation as an independent banking organization, including the risks and uncertainties related to competition in First Bank’s market area, increased operating and regulatory costs and potentially increased capital requirements;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by First Bank, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the merger on First Bank’s employees, including the retention of a significant number of employees and their ability to participate in First Mid’s benefit plans;

•	the low probability of securing a more attractive proposal from another institution capable of consummating a transaction;

•	the ability of First Mid to complete the merger from a financial and regulatory perspective;

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner;

•
the board of directors’ understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to First Mid’s stockholders in the merger; and

•
the board of directors’ review with its independent legal advisor, Barack Ferrazzano, of the material terms of the merger agreement, including the board of directors’ ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to First Bank stockholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by First Bank of a termination fee to First Mid, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The above discussion of the information and factors considered by First Bank’s board is not intended to be exhaustive, but includes a description of all material factors considered by First Bank’s board.  First Bank’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger.  In view of the wide variety of factors considered by First Bank’s board of directors in connection with its evaluation of the merger, it did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered.  In considering the factors described above, individual directors may have given differing weights to different factors. First Bank’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of First Bank and its stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks.
After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of First Bank, the First Bank board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, First Bank’s board of directors unanimously approved the merger agreement and the merger, and the board of directors unanimously recommends that First Bank stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.
Opinion of D.A. Davidson & Co.
On August 23, 2017, First Bank entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to First Bank. As part of its engagement, Davidson agreed to assist First Bank in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between First Bank and another corporation or business entity. Davidson also agreed to provide First Bank’s Board of Directors with an opinion as to the fairness, from a financial point of view, to the holders of First Bank common stock of the consideration to be paid to the holders of First Bank common stock in the proposed merger. First Bank engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Bank and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On December 8, 2017, the First Bank board held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed in depth the financial aspects of the proposed merger. The First Bank board held an additional meeting on December 11, 2017, at which Davidson confirmed its financial presentation from December 8, 2017, and rendered an opinion to the First Bank board of directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of the First Bank common stock in the proposed merger was fair, from a financial point of view, to First Bank.
The full text of Davidson’s written opinion, dated December 11, 2017, is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. First Bank’s stockholders are urged to read the opinion in its entirety.
Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the First Bank board of directors and addresses only the fairness, from a financial point of view, to the holders of First Bank common stock of the consideration to be paid to the holders of the First Bank common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of First Bank to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by First Bank or First Bank’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to First Bank or its stockholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. First Bank and First Mid determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any First Bank stockholder as to how such stockholder should vote at the First Bank meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of First Bank’s or First Mid’s officers, directors or employees, or any class of such persons, relative to the merger consideration. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Davidson has reviewed the proxy statement/prospectus and consented to the inclusion of its opinion to the First Bank board of directors as Appendix D to this proxy statement/prospectus and to the references to Davidson and its opinion contained herein.
The merger agreement was amended on January 18, 2018, to reflect Merger Sub’s conversion from a Delaware corporation to a Delaware limited liability company on January 18, 2018, and modify the structure of the merger so that the surviving company in the merger would be the Merger Sub and not First Bank  This amendment did not have any effect on Davidson’s written opinion dated December 11, 2017, or to the summary of its financial analysis set forth below.
In connection with rendering its opinion, Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of First Bank and First Mid and the merger, including among other things, the following:

•	the draft merger agreement dated December 5, 2017;

•
certain financial statements and other historical financial and business information about First Bank and First Mid made available to us from published sources and/or from the internal records of First Bank and First Mid;

•
certain internal financial projections and other financial and operating data concerning the business, operations and prospects of First Bank and First Mid prepared by or at the direction of management of First Bank and First Mid, as approved for our use by First Bank and First Mid, respectively;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•
comparisons of the current and historical market prices and trading activity of First Bank common stock and First Mid common stock with that of certain other publicly-traded companies that we deemed relevant;

•
the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger;

•	discussions and negotiations among representatives of First Bank and First Mid, and their respective financial and legal advisors;

•	the net present value of First Bank with consideration of projected financial results through 2022;

•	the relative contributions of First Bank and First Mid to the combined company;

•	comparisons of the financial and operating performance of First Bank and First Mid with publicly available information concerning certain other companies that we deemed relevant; and,

•
such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of First Bank and First Mid concerning the business, financial condition, results of operations and prospects of First Bank and First Mid.

In arriving at its opinion, Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Bank or First Mid, nor did Davidson make an independent appraisal or analysis of First Bank or First Mid with respect to the merger. In addition, Davidson has not assumed any obligation to conduct, nor has Davidson conducted any physical inspection of the properties or facilities of First Bank or First Mid. Davidson has further relied on the assurances of management of First Bank and First Mid that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of First Bank or First Mid nor has Davidson reviewed any individual credit files relating to First Bank or First Mid. Davidson has assumed that the respective allowances for loan losses for both First Bank and First Mid are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson has assumed that there has been no material change in First Bank’s or First Mid’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Davidson. Davidson’s analysis did not reflect or contemplate any proposed changes to the U.S. tax code that at the time were being deliberated by U.S. Congress. Davidson has assumed in all respects material to its analysis that First Bank and First Mid will remain as going concerns for all periods relevant to its analysis. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Davidson’s opinion is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to First Bank’s board of directors.
Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of December 6, 2017, the last trading day prior to the date on which Davidson received approval from the Fairness Opinion Committee to deliver the fairness opinion letter to First Bank’s Board of Directors, and is not necessarily indicative of market conditions after such date.
Summary of Proposal
Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, each outstanding share of First Bank common stock will be converted into the right to receive (i) 0.80 shares of First Mid common stock, and (ii) $5.00, in cash, subject to a possible downward adjustment of the cash consideration based upon First Bank adjusted stockholders’ equity as provided in the merger agreement. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of First Mid common stock on December 6, 2017, of $39.77, the consideration represented a value of $36.82 per share of First Bank common stock. Based upon financial information as of or for the twelve month period ended September 30, 2017, Davidson calculated the following transaction ratios:

Transaction Ratios
Aggregate
Transaction Price / Book Value	162.5%
Transaction Price / Tangible Book Value	164.4%
Transaction Price / Core Tangible Book Value	179.7%
Tangible Book Premium / Core Deposits (1)	10.4%
Transaction Price / Last Twelve Months Net income	23.5x
Transaction Price / Net Income (2017E) (2)	25.9x
Transaction Price / Net Income (2018E) (2)	21.3x

(1) Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits
(2) Projections based on FIRT management's forecast and D.A. Davidson & Co. assumptions

Price Sensitivity Analysis
Davidson analyzed the changes in the implied per share deal value by sensitizing First Mid’s stock price from $28.00 to $44.00 while also noting First Mid’s stock price as of December 6, 2017, 52-wk low, 52-wk high, 10-day volume weighted average price (“VWAP”), 20-day VWAP, 60-day VWAP and 90-day VWAP. The analysis also sensitized the implied aggregate deal value along with the implied stock / cash mix and implied price / tangible common equity ratio. Davidson also used First Mid’s historical stock price performance to create a graph showing how the implied per share deal value changed over the last twelve months. The analysis resulted in an implied per share deal value range of $29.57 to $38.46 over the last twelve months.
Davidson reviewed First Mid’s stock price performance compared to the S&P 500 Index, SNL Bank Index, and the S&P Regional Bank Index over the following time periods: 10-day, 30-day, 60-day, 90-day, 180-day, last twelve months, and since the 2016 election. In addition, Davidson analyzed First Mid’s trading volume over similar time periods.
Dividend Reinvestment Analysis
Davidson analyzed First Mid’s historical per share dividends declared for the years 2008 to 2016 and estimated First Mid’s 2017 dividends per share. Davidson also reviewed the estimated annual pro forma dividends First Bank’s stockholders would receive in accordance to the exchange ratio. In addition, Davidson reviewed First Mid’s dividend yield over the last twelve months.
Contribution Analysis
Davidson analyzed the relative contribution of First Bank and First Mid to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) branches; (ii) full time equivalent (“FTE”) employees; (iii) assets per FTE employee; (iv) First Bank’s net income for the twelve months ended September 30, 2017; (v) estimates for First Bank’s net income for the twelve months ended December 31, 2017 based on First Bank management’s forecast; (vi) estimates for First Bank net income for the twelve months ended December 31, 2018 and December 31, 2019 based on Davidson Investment Banking assumptions; (vii) total assets; (viii) total cash; (ix) total investment securities; (x) gross loans (including loans held for sale); (xi) loan loss reserve; (xii) total deposits; (xiii) total non-interest bearing deposits; (xiv) total non-maturity deposits; and (xv) total tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

Contribution Analysis
	FMBH Stand-alone	FMBH % of Total	FIRT Stand-alone	FIRT % of Total	Total
Company Information
Branches	52	86.7%	8		60
Full Time Equivalent ("FTE") Employees	584	83.3%	117		701
Assets per FTE Employee	$4,785		$3,979		$4,651
Income Statement - Projections
2017 Estimated Net Income (in thousands) (1)	$29,557	91.0%	$2,924		$32,481
2018 Estimated Net Income (in thousands) (2)	$31,700	89.9%	$3,552		$35,252
2019 Estimated Net Income (in thousands) (2)	$35,424	89.8%	$4,034		$39,458
Balance Sheet
Total Assets (in thousands)	$2,794,456	85.7%	$465,553		$3,260,009
Total Cash (in thousands) (3)	$71,328	81.1%	$16,588		$87,916
Total Investment Securities (in thousands)	$699,697	92.2%	$58,989		$758,686
Gross Loans Incl. Loans HFS (in thousands)	$1,867,562	83.5%	$368,167		$2,235,729
Loan Loss Reserve (in thousands)	$18,589	80.9%	$4,383		$22,972
Total Deposits (in thousands)	$2,217,477	85.4%	$377,845		$2,595,322
Non-Interest Bearing Demand Deposits (in thousands)	$430,036	91.3%	$41,147		$471,183
Non-Maturity Deposits (in thousands)	$1,896,101	90.6%	$196,899		$2,093,000
Tangible Common Equity (in thousands)	$240,980	84.0%	$46,017		$286,997

Note: Pro forma contribution does not include any purchase accounting or merger adjustments
(1) Net income based on FIRT management's forecast
(2) Net income based on D.A. Davidson & Co. Investment Banking assumptions
(3) Total cash calculated by adding cash and cash equivalents plus certificates of deposit investments

Reinvestment Analysis
Davidson performed a reinvestment analysis for First Bank’s stockholders reinvesting in First Mid based on an assumed exchange ratio of 100% stock election. The future cash flows in the analysis included First Mid’s estimated future trading valuation in 2022 (based on 16.9x price to earnings per share valuation multiple) and cash dividends. The analysis resulted in 20.27% internal rate of return and 170.35% aggregate return through 2022 (returns based on First Bank’s stock price as of December 6, 2017).
First Mid Comparable Companies Analysis - Central U.S.
Davidson used publicly available information to compare selected financial and market trading information for First Mid and a group of 23 financial institutions selected by Davidson which: (i) were banks with common stock listed on Nasdaq or the New York Stock Exchange (NYSE); (ii) were headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin; and (iii) had assets between $2.0 billion and $5.0 billion. These 23 financial institutions were as follows:

Republic Bancorp, Inc.
Great Southern Bancorp, Inc.
Lakeland Financial Corporation
Midland States Bancorp, Inc.
Community Trust Bancorp, Inc.
Peoples Bancorp Inc.
QCR Holdings, Inc.
Horizon Bancorp
Byline Bancorp, Inc.
Mercantile Bank Corporation
Stock Yards Bancorp, Inc.
MidWestOne Financial Group, Inc.

Merchants Bancorp
German American Bancorp, Inc.
First Financial Corporation
Nicolet Bankshares, Inc.
Independent Bank Corporation
First Internet Bancorp
United Community Financial Corp.
Equity Bancshares, Inc.
Old Second Bancorp, Inc.
Farmers National Banc Corp.
West Bancorporation, Inc.

*Does not reflect impact from pending acquisitions or acquisitions closed after December 6, 2017
The analysis compared publicly available financial and market trading information for First Mid to the data for the 23 financial institutions identified above as of and for the twelve-month period ended September 30, 2017. The table below compares the data for First Mid and the data for the comparable companies, with pricing data as of December 6, 2017. The 2017 and 2018 earnings per share estimates used in the table below were based on average

S&P Global Market Intelligence consensus earnings estimates for First Mid and the 23 financial institutions identified above.

Financial Condition and Performance (1)
		Comparable Companies
	FMBH	Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,794	$3,144	$3,255	$2,030	$4,993
Non-Performing Assets / Total Assets (2)	0.79%	0.80%	0.87%	0.03%	2.68%
Tangible Common Equity Ratio	8.85%	9.45%	9.59%	5.97%	13.83%
Net Interest Margin	3.62%	3.76%	3.65%	2.51%	4.27%
Cost of Deposits	0.17%	0.36%	0.41%	0.21%	1.32%
Non-Interest Income / Average Assets	1.04%	1.18%	1.09%	0.41%	1.70%
Efficiency Ratio	53.60%	58.30%	57.70%	28.70%	69.40%
Return on Average Equity	9.85%	9.58%	10.99%	6.45%	22.12%
Return on Average Assets	1.02%	1.07%	1.16%	0.71%	2.67%

Market Performance Multiples
		Comparable Companies
	FMBH	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$501.8	$598.0	$626.4	$331.0	$1,242.6
Price / LTM Earnings Per Share	17.1x	18.0x	17.9x	6.5x	25.4x
Price / 2017 Est. Earnings Per Share (3)	17.0x	17.3x	17.6x	10.4x	24.9x
Price / 2018 Est. Earnings Per Share (3)	16.3x	15.2x	15.7x	11.3x	20.4x
Price / Tangible Book Value Per Share	208.2%	192.1%	200.4%	139.5%	271.0%

(1) Operating ratios for FMBH sourced from S&P Global Market Intelligence as of 9/30/2017 for balance sheet data, and 9/30/2017 last twelve months for income statement data
(2) Non-performing assets / total assets includes performing troubled-debt restructurings (TDRs)
(3) Earnings per share estimates based on average S&P Global Market Intelligence consensus earnings estimates for FMBH

Premium to Market Analysis (OTC Listed)

Davidson reviewed a set of comparable merger and acquisition transactions that included publicly traded targets listed on the OTC exchanges.
The comparable transaction group included 34 transactions where:

•	the transaction was announced between January 1, 2017 and December 6, 2017;

•	the transaction involved banks and thrifts headquartered nationwide;

•	the selling company’s common stock was listed on the OTC exchanges;

•	the selling company’s total assets were between $100.0 million and $1.0 billion; and

•	the transaction was not a merger of equals.
The following tables set forth the transactions included in “OTC Listed,” and are sorted by announcement date:

OTC Listed Comparable Transactions
Announcement Date	Acquirer	Target
11/16/2017*
11/13/2017*
11/07/2017*
11/07/2017*
11/06/2017*
10/24/2017*
10/24/2017*
10/18/2017*
10/06/2017*
8/16/2017*
8/01/2017*
7/31/2017
7/31/2017*
7/26/2017*
7/21/2017*
7/21/2017*
6/27/2017
6/26/2017*
6/15/2017
5/23/2017
5/02/2017
4/27/2017
4/24/2017
4/20/2017
4/12/2017
4/11/2017*
3/29/2017*
3/29/2017
3/23/2017
3/17/2017
3/15/2017
2/17/2017
2/01/2017
1/20/2017

CB Financial Services, Inc.
WesBanco, Inc.
First Federal Bancorp, MHC
Suncrest Bank
1st Constitution Bancorp
Bangor Bancorp, MHC
Peoples Bancorp Inc.
First Bank NJ**
Business First Bancshares, Inc.
National Commerce Corporation
PB Financial Corporation
Bank of Marin Bancorp
Community Financial Corporation
Heritage Financial Corporation
Select Bancorp, Inc.
Delmar Bancorp
United Community Banks, Inc.
Meridian Bancorp, Inc.
First Foundation Inc.
Horizon Bancorp
Seacoast Commerce Banc Holdings
Central Valley Community Bancorp
Sierra Bancorp
United Community Banks, Inc.
First Community Corporation
Sussex Bancorp
Mid Penn Bancorp, Inc.
First Bank NJ
Northwest Bancorporation, Inc.
Citizens Community Bancorp, Inc.
Kinderhook Bank Corporation
West Town Bancorp, Inc.
Old Line Bancshares, Inc.
HCBF Holding Company, Inc.

First West Virginia Bancorp, Inc.
First Sentry Bancshares, Inc.
Coastal Banking Company, Inc.
CBBC Bancorp
New Jersey Community Bank
First Colebrook Bancorp, Inc.
ASB Financial Corp.
Delanco Bancorp, Inc.
Minden Bancorp, Inc.
FirstAtlantic Financial Holdings, Inc.
CB Financial Corporation
Bank of Napa, N.A.
County First Bank
Puget Sound Bancorp, Inc.
Premara Financial, Inc.
Liberty Bell Bank
Four Oaks Fincorp, Inc.
Meetinghouse Bancorp, Inc.
Community 1st Bancorp
Lafayette Community Bancorp
Capital Bank
Folsom Lake Bank
OCB Bancorp
HCSB Financial Corporation
Cornerstone Bancorp
Community Bank of Bergen County, NJ
Scottdale Bank & Trust Company
Bucks County Bank
CenterPointe Community Bank
Wells Financial Corp.
Patriot Federal Bank
Sound Banking Company
DCB Bancshares, Inc.
Jefferson Bankshares, Inc.

*Indicates the transaction was pending as of December 6, 2017
**First Bank NJ is not affiliated with First Bank.

For “OTC Listed” transactions referred to above, Davidson compared, among other things, the proposed merger premium to market to the premium to market of the comparable transaction groups. The premium to market is calculated by taking the proposed price per share for the transaction and comparing it to the target’s closing price one day prior to the announcement of the transaction. The table below sets forth the data for the comparable transaction group’s financial data as of the last twelve months ended prior to the transaction announcement and First Bank data for the last twelve months ended September 30, 2017.

Premium To Market Analysis
		OTC Listed Banks
	FIRT	Median	Average	Minimum	Maximum
Total Assets (in millions)	$465.6	$265.9	$293.6	$103.6	$736.7
Return on Average Assets	0.70%	0.56%	0.61%	-1.21%	2.57%
Return on Average Equity	7.15%	5.97%	6.18%	-12.58%	27.23%
Tangible Common Equity Ratio	9.90%	9.29%	9.70%	6.33%	17.28%
Core Deposits / Total Deposits	75.30%	85.20%	84.10%	51.00%	98.50%
Non-Interest Income / Average Assets	0.95%	0.34%	0.56%	0.12%	3.90%
Efficiency Ratio	68.10%	76.50%	78.20%	36.90%	138.70%
Non-Performing Assets / Total Assets (1)	0.87%	0.97%	1.29%	0.00%	5.54%
Loan Loss Reserves / Non-Performing Assets	108.70%	61.50%	84.70%	17.50%	302.00%

Transaction Multiples
		OTC Listed Banks
	FIRT	Median	Average	Minimum	Maximum
Premium to Market	70.4%	34.2%	38.4%	-61.9%	153.5%

(1) Non-performing assets / total assets includes performing troubled det restructurings (TDRs)

Precedent Transactions Analysis
The “Nationwide Banks” comparable transaction group included 54 transactions where:

•	the transaction was announced between January 1, 2017 and December 6, 2017;

•	the transaction involved banks and thrifts headquartered nationwide;

•	the selling company’s last twelve months NPAs/Assets were below 2.00%;

•	the selling company’s total assets were between $100.0 million and $1.0 billion; and

•	the transaction was not a merger of equals.
The “Illinois Banks” comparable transaction group included 18 transactions where:

•	the transaction was announced since January 1, 2011 and December 6, 2017;

•	the transaction involved banks headquartered in Illinois;

•	the selling company’s last twelve months ROAA were above 0.00%;

•	the selling company’s total assets were between $100.0 million and $1.0 billion; and

•	the transaction was not a merger of equals.
The following tables set forth the transactions included in “Nationwide Banks” and “Illinois Banks,” and are sorted by announcement date:

Nationwide Banks Comparable Transactions
Announcement Date	Acquirer	Target
12/04/2017*
11/28/2017*
11/27/2017*
11/13/2017*
11/07/2017*
10/24/2017*
10/12/2017*
10/06/2017*
10/04/2017*
9/21/2017*
9/18/2017*
8/23/2017*
8/23/2017*
8/14/2017*
8/07/2017*
8/02/2017*
8/01/2017*
7/31/2017*
7/26/2017*
7/21/2017*
7/19/2017
7/17/2017
7/17/2017
6/27/2017
6/27/2017
6/27/2017
6/15/2017
6/14/2017
6/08/2017
6/06/2017*
6/01/2017
5/31/2017
5/23/2017
5/22/2017
5/18/2017
5/04/2017
5/02/2017
4/26/2017
4/24/2017
4/12/2017
3/29/2017*
3/23/2017
3/17/2017
3/15/2017
3/13/2017
3/08/2017
2/17/2017
2/14/2017
2/01/2017
1/31/2017*
1/26/2017
1/25/2017
1/20/2017
1/11/2017

Independent Bank Corporation
Independent Bank Group, Inc.
FCB Financial Holdings, Inc.
Heartland Financial USA, Inc.
Suncrest Bank
First Bancshares, Inc.
First Financial Bankshares, Inc.
Business First Bancshares, Inc.
MutualFirst Financial, Inc.
Brookline Bancorp, Inc.
First American Bank Corporation
Home Bancorp, Inc.
Commerce Union Bancshares, Inc.
CenterState Bank Corporation
Investar Holding Corporation
Atlantic Community Bancshares, Inc.
Veritex Holdings, Inc.
Bank of Marin Bancorp
Triumph Bancorp, Inc.
Select Bancorp, Inc.
Guaranty Bancorp
Equity Bancshares, Inc.
Equity Bancshares, Inc.
FSB LLC
Entegra Financial Corp.
United Community Banks, Inc.
State Bank Financial Corporation
Horizon Bancorp
QCR Holdings, Inc.
Glacier Bancorp, Inc.
Charter Financial Corporation
People's Utah Bancorp
Horizon Bancorp
SmartFinancial, Inc.
Seacoast Banking Corporation of Florida
Seacoast Banking Corporation of Florida
Seacoast Commerce Banc Holdings
Mid-America Financial Corporation
National Commerce Corporation
First Community Corporation
Mid Penn Bancorp, Inc.
Northwest Bancorporation, Inc.
Piedmont Bancorp, Inc.
Kinderhook Bank Corporation
First Busey Corporation
Investar Holding Corporation
West Town Bancorp, Inc.
Progress Financial Corporation
Old Line Bancshares, Inc.
Bryn Mawr Bank Corporation
Midland States Bancorp, Inc.
First Merchants Corporation
HCBF Holding Company, Inc.
Southern Missouri Bancorp, Inc.

TCSB Bancorp, Inc.
Integrity Bancshares, Inc.
Floridian Community Holdings, Inc.
Signature Bancshares, Inc.
CBBC Bancorp
Southwest Banc Shares, Inc.
Commercial Bancshares, Inc.
Minden Bancorp, Inc.
Universal Bancorp
First Commons Bank, NA
Southport Financial Corporation
Saint Martin Bancshares, Inc.
Community First, Inc.
Sunshine Bancorp, Inc.
BOJ Bancshares, Inc.
BBN Financial Corporation
Liberty Bancshares, Inc.
Bank of Napa, N.A.
Valley Bancorp, Inc.
Premara Financial, Inc.
Castle Rock Bank Holding Company
Cache Holdings, Inc.
Eastman National Bancshares, Inc.
First Southern Bancshares, Inc.
Chattahoochee Bank of Georgia
Four Oaks Fincorp, Inc.
AloStar Bank of Commerce
Wolverine Bancorp, Inc.
Guaranty Bank and Trust Company
Columbine Capital Corporation
Resurgens Bancorp
Town & Country Bank, Inc.
Lafayette Community Bancorp
Capstone Bancshares, Inc.
NorthStar Banking Corporation
Palm Beach Community Bank
Capital Bank
Morgan Financial Corporation
Patriot Bank
Cornerstone Bancorp
Scottdale Bank & Trust Company
CenterPointe Community Bank
Mountain Valley Bancshares, Inc.
Patriot Federal Bank
Mid Illinois Bancorp, Inc.
Citizens Bancshares, Inc.
Sound Banking Company
First Partners Financial, Inc.
DCB Bancshares, Inc.
Royal Bancshares of Pennsylvania, Inc.
Centrue Financial Corporation
Arlington Bank
Jefferson Bankshares, Inc.
Tammcorp, Inc.

*Indicates the transaction was pending as of December 6, 2017

Illinois Banks Comparable Transactions
Announcement Date	Acquirer	Target
3/13/2017 1/26/2017 9/30/2016 7/06/2016 6/08/2016 4/26/2016 11/12/2015 9/21/2015 4/02/2015 3/30/2015 3/19/2015 3/02/2015 9/26/2014 7/08/2014 1/22/2013 9/18/2012 12/14/2011 10/11/2011
Mid Illinois Bancorp, Inc.
Centrue Financial Corporation
Liberty Bancshares, Inc.
First Community Financial Corporation
Illini Corporation
First Clover Leaf Financial Corp.
NI Bancshares Corporation
Peoples Bancorp, Inc.
Suburban Illinois Bancorp, Inc.
North Bank
Community First Bank
Community Financial Shares, Inc.
Herget Financial Corp.
Great Lakes Financial Resources, Inc.
First Lansing Bancorp, Inc.
HPK Financial Corporation
First Citizens of Paris, Inc.
Freestar Bank, National Association

First Busey Corporation
Midland States Bancorp, Inc.
United Community Bancorp, Inc.
Wintrust Financial Corporation
United Community Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.
First Midwest Bancorp, Inc.
First Midwest Bancorp, Inc.
Wintrust Financial Corporation
Wintrust Financial Corporation
LINCO Bancshares, Inc.
Wintrust Financial Corporation
First Busey Corporation
First Midwest Bancorp, Inc.
Wintrust Financial Corporation
Wintrust Financial Corporation
First Farmers Financial Corporation
First Financial Corporation

*Indicates the transaction was pending as of December 6, 2017

For “Nationwide Banks” and “Illinois Banks” transactions referred to above, Davidson compared, among other things, the following implied ratios:

•	transaction price compared to net income for the twelve months ended September 30, 2017;

•	transaction price compared to tangible book value as of September 30, 2017; and

•	tangible book premium to core deposits as of September 30, 2017.
As illustrated in the following table, Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and First Bank data for the last twelve months ended September 30, 2017.

Financial Condition and Performance
		Nationwide Banks				Illinois Banks
	FIRT	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$465.6	$307.3	$358.4	$112.7	$977.8	$337.1	$405.6	$107.9	$977.8
Return on Average Assets	0.70%	0.81%	0.88%	0.21%	1.67%	0.52%	0.60%	0.16%	1.61%
Return on Average Equity	7.15%	7.42%	8.11%	1.23%	15.92%	5.16%	5.90%	1.98%	22.20%
Tangible Common Equity Ratio	9.90%	10.14%	10.70%	6.28%	20.47%	10.49%	9.93%	2.76%	14.11%
Core Deposits / Total Deposits	75.3%	80.5%	79.6%	17.5%	98.5%	88.0%	87.4%	72.7%	99.3%
Non Interest Income / Average Assets	0.95%	0.48%	0.66%	0.08%	4.76%	0.57%	0.69%	0.15%	1.55%
Efficiency Ratio	68.1%	67.2%	67.2%	36.9%	92.6%	79.0%	76.0%	58.3%	88.6%
Non-Performing Assets/Total Assets (1)	0.87%	0.71%	0.83%	0.00%	1.98%	2.03%	2.60%	0.68%	6.29%
Loan Loss Reserves / Non-Performing Assets	108.7%	87.4%	139.3%	31.5%	601.1%	38.6%	51.3%	7.1%	164.4%

Transaction Multiples
		Nationwide Banks				Illinois Banks
	FIRT	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Last Twelve Months Earnings	$465.6	$307.3	$358.4	$112.7	$977.8	$337.1	$405.6	$107.9	$977.8
Transaction Price / Tangible Book Value	0.70%	0.81%	0.88%	0.21%	1.67%	0.52%	0.60%	0.16%	1.61%
Tangible Book Premium / Core Deposits (2)	7.15%	7.42%	8.11%	1.23%	15.92%	5.16%	5.90%	1.98%	22.20%

(1) Non-performing assets / total assets includes performing troubled debt restructurings (TDRs)
(2) Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for First Bank
Davidson performed an analysis that estimated the net present value per share of First Bank common stock under various circumstances. The analysis assumed: (i) First Bank performed in accordance with First Bank management’s financial forecasts for the year ended December 31, 2017; and (ii) First Bank performed in accordance with Davidson Investment Banking assumptions for the years ended December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, as discussed with and confirmed by First Bank management. To approximate the terminal value of First Bank common stock at December 31, 2022, Davidson applied multiples of tangible book value ranging from 150.0% to 175.0% and price to earnings multiples of 15.0x to 20.0x. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 12.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bank’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the December 11, 2017 First Bank board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of aggregate values of First Bank common stock of $53.2 million to $68.2 million when applying the multiples of tangible book value to the financial forecasts and $45.9 million to $67.2 million when applying the price to earnings multiples to the financial forecasts.

Tangible Book Value Multiples

	Tangible Book Value Multiple
Discount Rate	150.0%	156.3%	162.5%	168.8%	175.0%
10.00%	$58,482	$60,919	$63,356	$65,792	$68,229
10.50%	$57,105	$59,484	$61,864	$64,243	$66,622
11.00%	$55,766	$58,090	$60,413	$62,737	$65,060
11.50%	$54,464	$56,736	$59,003	$61,273	$63,542
12.00%	$53,199	$55,415	$57,632	$59,849	$62,065
Earnings Per Share Multiples

	Earnings Multiple
Discount Rate	15.0x	16.3x	17.5x	18.8x	20.0x
10.00%	$50,415	$54,617	$58,818	$63,019	$67,221
10.50%	$49,228	$53,331	$57,433	$61,535	$65,638
11.00%	$48,074	$52,080	$56,086	$60,093	$64,099
11.50%	$46,952	$50,865	$54,777	$58,690	$62,603
12.00%	$45,861	$49,683	$53,504	$57,326	$61,148
Financial Impact Analysis
Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of First Bank and First Mid. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Mid. In the course of this analysis, Davidson used (i) First Bank management’s financial forecasts for the year ended December 31, 2017; (ii) Davidson Investment Banking net income assumptions for First Bank for the years ended December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, as discussed with and confirmed by First Bank management; (iii) average S&P Global Market Intelligence consensus earnings estimates for First Mid for the years ended December 31, 2017, December 31, 2018, and December 31, 2019; and (iv) Davidson Investment Banking net income assumptions for First Mid for the years thereafter, as discussed with and confirmed by First Bank management. This analysis indicated that the merger is expected to be accretive to First Mid’s estimated earnings per share in 2018. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for First Mid and that First Mid would maintain capital ratios in excess of those required for First Mid to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Bank and First Mid prior to and following the merger will vary from the projected results, and the variations may be material.
Davidson prepared its analyses for purposes of providing its opinion to First Bank’s board of directors as to the fairness, from a financial point of view, to the holders of First Bank common stock of the consideration to be paid to the holders of the First Bank common stock in the proposed merger and to assist First Bank’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of First Bank, First Mid or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.
Davidson’s opinion was one of many factors considered by the First Bank’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of First Bank or management with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to First Bank in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to First Bank, First Mid and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of First Bank and First Mid for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. First Bank selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 23, 2017, First Bank engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, First Bank agreed to pay Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. First Bank will pay to Davidson at the time of closing of the merger a contingent cash fee equal to (i) 1.15% of the aggregate consideration paid to First Bank stockholders in the merger (the “Aggregate Consideration”) up to or equal to $35 per share; plus (ii) 3.00% of the Aggregate Consideration for any amount exceeding $35 per share. First Bank has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
During the two years preceding the date of this letter, we have provided investment banking and other financial services to First Bank for which we would have received customary compensation.
First Mid’s reasons for the merger
First Mid’s board of directors believes that the merger is in the best interests of First Mid and its stockholders. In deciding to approve the agreement and the transactions contemplated therein, including the issuance of First Mid common stock in connection with the merger, First Mid’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:

•
its knowledge of First Mid’s business, operations, financial condition, earnings and prospects and of First Bank’s business, operations, financial condition, earnings and prospects, taking into account the results of First Mid’s comprehensive due diligence process and loan review of First Bank;

•	the opportunity for First Mid to deepen its presence in the growing Champaign market and expand into contiguous counties;

•	the ability to expand First Mid’s wealth management, trust and insurance services, which are not currently offered by First Bank;

•
management’s view that First Bank’s business, operations and commitment to community banking complement those of First Mid’s and provide an opportunity to leverage existing operations for greater efficiencies and cost-savings and enhanced earnings per share;

•	management’s belief that the combined institution will strengthen First Mid’s ability to serve large customers and provide opportunities for loan growth;

•
the likelihood of a successful integration of First Bank’s business operations and workforce with those of First Mid and management’s view that the integration will be facilitated by the similarities between the cultures and business philosophies of First Mid and First Bank;

•	management’s expectations regarding cost synergies, earnings accretion and internal rate of return;

•
the financial and other terms of the merger agreement, including the tax treatment, the split between stock and cash consideration and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Bank’s business, operations and workforce with those of First Mid;

•	the potential risk of diverting management attention and resources from the operation of First Mid’s business and towards the completion of the merger; and

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The above discussion of the information and factors considered by First Mid’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by the First Mid board of directors. In view of the wide variety of factors considered by the First Mid board of directors in connection with its evaluation of the merger, the First Mid board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Mid’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members (other than Robert S. Cook and Gary W. Melvin who abstained from participating in any decision-making related to the merger) based on the factors that each of them considered appropriate, that the merger is in the best interests of First Mid’s stockholders.
Robert S. Cook and Gary W. Melvin, each members of the First Mid board of directors, each owns and/or has voting power over less than 0.8% and less than 1.6%, respectively, of the shares of common stock of First Bank. In order to avoid any potential conflicts of interest or the appearance of a potential conflict of interest, each of Mr. Cook and Mr. Melvin disclosed his respective ownership interest in First Bank to the First Mid board of directors and abstained from participating in any decision-making related to the merger.
Accounting treatment of the merger
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Bank as of the effective time of the merger will be recorded at their respective fair values and added to those of First Mid. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of First Mid issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of First Bank.
Regulatory approvals
The merger cannot proceed without obtaining all requisite regulatory approvals. First Mid and First Bank have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Mid and First Bank is subject to prior approval of the Federal Reserve and the IDFPR. First Mid submitted applications with the Federal Reserve and the IDFPR on January 19, 2018, seeking the necessary approvals.
In reviewing that application, the Federal Reserve is required to consider the following:

•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of First Mid, including its subsidiaries, and of First Bank, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of First Bank;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of First Bank and First Mid in combating money laundering activities.
The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended (which we refer to as the “Community Reinvestment Act”). The merger may not be consummated until at least 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
At a date following the completion of the merger, First Mid intends to merge First Bank & Trust with and into First Mid Bank, with First Mid Bank as the surviving bank. The bank merger will be subject to approval by the OCC. First Mid Bank intends to file an application with the OCC seeking approval in the near future. Regulatory approval of the bank merger is not required to complete the merger of First Mid and First Bank.
While First Mid knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.
Interests of certain persons in the merger
General.  In considering the recommendations of the First Bank board of directors, First Bank stockholders should be aware that certain directors and executive officers of First Bank may have interests in the merger that are different from, or are in addition to, the interests of First Bank stockholders generally.  The First Bank board of directors was aware of these interests to the extent these interests existed at the time the First Bank board of directors approved the merger agreement and considered them, among other matters, in approving the merger agreement and determining to recommend to First Bank stockholders to vote for approval of the merger agreement.
Stock Ownership.  As of [•], First Bank’s directors controlled, in the aggregate, [•] shares of First Bank’s common stock, representing approximately [•]% of First Bank’s outstanding shares of common stock.  Additionally, as of [•], 2018, First Bank’s directors, executive officers and their affiliates collectively controlled [•] shares, constituting approximately [•]% of the shares then outstanding.
Employment Related Agreements between First Bank and Certain Executives.  First Bank has previously entered into employment agreements with Jack R. Franklin and Matthew A. Carr and a severance agreement with Larry W. Strohm.  The agreements provide for payments to each executive if his employment is terminated in certain circumstances as described below. Each of the agreements provide that payments to the executive are subject to reduction to the extent necessary to avoid an excess parachute payment under Internal Revenue Code Section 280G; however, no such reduction is necessary for any executive with respect to the payments to be made in connection with this merger, because no excess parachute payment amounts remain after reducing the severance payments to Mr. Franklin and Mr. Carr by the value assigned to the restrictive covenants described below.
Jack R. Franklin.  First Bank has previously entered into an employment agreement with Mr. Franklin, its Chairman and Chief Executive Officer.  Under the agreement, if Mr. Franklin’s employment is terminated by First

Bank for other than cause or by Mr. Franklin for good reason within 24 months following the effective date of a change in control, First Bank would be obligated to (i) pay him a lump sum equal to three times his salary and three times his annual average cash bonus for the prior three year period and (ii) provide up to 18 months of employer-paid group health care continuation coverage. These amounts were $697,062 and $16,500, respectively, as of December 31, 2017. The agreement contains one-year post-termination restrictive covenants that prohibit Mr. Franklin from competing with First Bank and soliciting First Bank’s customers or employees.
Matthew A. Carr.  First Bank had previously entered into an employment agreement with Mr. Carr, its President and Chief Lending Officer.  Under the agreement, if Mr. Carr’s employment is terminated by First Bank for other than cause or by Mr. Carr for good reason within 24 months following the effective date of a change in control, First Bank would be obligated to (i) pay him a lump sum equal to three times his salary and three times his annual average cash bonus for the prior three year period and (ii) provide up to 18 months continuation of employer-paid group health care continuation coverage. These amounts were $552,181 and $16,500, respectively, as of December 31, 2017. The agreement contains one-year post-termination restrictive covenants that prohibit Mr. Carr from competing with First Bank and soliciting First Bank’s customers or employees.
Larry W. Strohm. First Bank has previously entered into a severance agreement with Mr. Strohm, a Senior Vice President. Under the agreement, if Mr. Strohm’s employment is terminated by First Bank without cause or by Mr. Strohm for good reason, First Bank would be obligated to (i) pay him a lump sum equal to one times the average annual compensation paid to him for the five preceding fiscal years and (ii) provide him with continued employee benefits for the remainder of the one year term of the agreement. These amounts were $117,885 and $12,951, respectively, as of December 31, 2017, assuming the agreement term ends September 11, 2018. The agreement contains one-year post-termination restrictive covenants that prohibit Mr. Strohm from competing with First Bank and soliciting First Bank’s customers or employees.
2002 Recognition and Retention Plan. Mr. Franklin holds 9,333 shares of restricted stock and Mr. Carr holds 13,333 shares of unvested restricted stock, which was previously granted to each of them under First Bank’s 2002 Recognition and Retention Plan. Under the Plan’s terms, these awards will vest on the effective date of the change in control. Pursuant to the merger agreement, First Bank will terminate the Plan immediately prior to the effective time of the change in control, and the shares held by Mr. Franklin and Mr. Carr will vest and be exchanged for merger consideration as described in the merger agreement. The merger consideration received by Mr. Franklin would be $333,300 and the merger consideration received by Mr. Carr would be $476,148, which for purposes of this disclosure is based on a per share value of (i) $5.00 plus (ii) $38.39 (the average closing market price of a share of First Mid stock over the first five business days following the first public announcement of the merger) multiplied by the 0.8 exchange ratio).
Deferred Compensation Plan. Certain employees and directors have deferred their stock awards previously granted to them under the 2002 Recognition and Retention Plan. All of the awards (38,577 shares) are already fully vested and would be paid at a date elected by the employee or director, not later than termination of employment or service on the Board. Pursuant to the merger agreement, the Deferred Compensation Plan will be terminated immediately prior to the effective time of the change in control, and the shares will be exchanged for merger consideration as described in the merger agreement. The aggregate value of the shares for which distribution is accelerated is $1,377,662 (which for purposes of this disclosure is based on a per share value of (i) $5.00 plus (ii) $38.39 (the average closing market price of a share of First Mid stock over the first five business days following the first public announcement of the merger) multiplied by the 0.8 exchange ratio).
Executive Deferred Compensation Plans. Pursuant to each of their deferred compensation plans with First Bank, Mr. Franklin and Mr. Carr previously elected to defer receipt of a portion of their compensation until termination of employment. Pursuant to the terms of the merger agreement, First Bank will terminate these plans, and each executive will be paid the deferred amounts in a single lump sum immediately prior to the effective time of the change in control. As of December 31, 2017, Mr. Franklin’s account balance was $123,574 and Mr. Carr’s account balance was $102,326.
Director Deferred Fee Plans.  Pursuant to deferred compensation plans with First Bank, each director can elect to defer receipt of a portion of his or her fees earned for board service until termination of service on the board.  Pursuant to the terms of the merger agreement, First Bank will terminate these plans, and the directors will be paid the deferred amounts (which was an aggregate amount of $1,665,557 as of December 31, 2017) in a single lump sum immediately prior to the effective time of the change in control.
Continued Director and Officer Liability Coverage.  Pursuant to the terms of the merger agreement, First Mid agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by First Bank for actions taken prior to the effective time of the merger.  The cost of such insurance coverage shall not exceed 150% of the premiums First Bank paid for its current policy term.  Following the effective time, to the extent permitted by applicable law, First Mid has agreed to indemnify and hold harmless the current and former directors, officers and employees of First Bank and its subsidiaries for all actions taken by them prior to the effective time of the merger.
Post-Merger Compensation Arrangements with First Mid. Since execution of the merger agreement, First Mid has engaged, and it expects to continue to engage, in discussions with certain of First Bank executive officers regarding potential roles with the combined company after the consummation of the merger.  As of the date of this proxy statement/prospectus, [•] of the executive officers and directors of First Bank have entered into agreements or arrangements with First Mid or its affiliates regarding continued service with First Mid, or its affiliates after the effective time of the merger.  However, prior to the effective time of the merger, such agreements or arrangements may be entered into, which could amend, terminate or otherwise modify the existing First Bank arrangements with the executive officers that are described in this section and/or provide for the payment (or the right to future payment) of all or a portion of the benefits provided under such arrangements.
First Bank provides retiree life insurance benefits to employees and directors who retire after satisfying age and service requirements. The merger agreement provides that First Bank will terminate this coverage prior to the effective time and following the merger, First Mid will use commercially reasonable efforts to obtain replacement coverage, subject to the terms, cost and individuals participating being acceptable to First Mid.
Restrictions on resale of First Mid common stock
The shares of First Mid common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of First Mid for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of First Mid include individuals or entities that control, are controlled by, or are under common control with First Mid and may include the executive officers, directors and significant stockholders of First Mid.
First Bank stockholder dissenters’ rights
The following discussion is a summary of the material statutory procedures to be followed by a holder of record of First Bank common stock to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Appendix B to this document. First Bank stockholders seeking to exercise appraisal rights must strictly comply with these provisions.
Stockholders of record of First Bank as of the record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. If you are the holder of record of one or more shares of First Bank common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such First Bank stockholder awarded “fair value” for such stockholder’s shares by the Delaware Chancery Court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such stockholder awarded “fair value” for its shares would not receive any shares of First Mid stock following the completion of the merger. Such “fair value” could be more than the merger consideration but could also be less.

The following is a summary of the statutory procedures that you must follow if you elect to exercise your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This summary is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in full in Appendix B to this proxy statement/prospectus.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for notice of the meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes First Bank’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix B. A holder of record of First Bank common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix B carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the applicable form of merger consideration.
How to exercise and perfect your right to dissent. First Bank stockholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

•
you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

•
you must deliver to First Bank a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting, and all demands for appraisal must reasonably inform First Bank of your identity and your intention to demand appraisal of your shares;

•
you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

•
you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the First Bank stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of First Bank common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
Who may exercise appraisal rights. Any holder of record of shares of First Bank common stock wishing to exercise appraisal rights must deliver to First Bank, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the First Bank stockholders, a written demand for the appraisal of such stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of First Bank common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform First Bank of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of First Bank common stock.

Only a holder of record of shares of First Bank common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to First Bank. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of First Bank common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of First Bank common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of First Bank common stock as to which appraisal is sought. Where no number of shares of First Bank common stock is expressly mentioned, the demand will be presumed to cover all shares of First Bank common stock held in the name of the record owner.
IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.
If you own shares of First Bank common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of First Bank common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

First BancTrust Corporation
114 West Church Street
Champaign, Illinois 61824
(217) 398-0067
You should sign every communication.
First Mid’s actions after completion of the merger. If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of First Bank common stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of First Bank common stock held by all stockholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which First Bank has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.
If a petition for appraisal is duly filed by you or another record holder of First Bank common stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of First Bank common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of First Bank common stock at the effective time held by stockholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of the shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of First Bank common stock is less than the per share merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder exercising appraisal rights is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the First Bank shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of First Bank common stock as of a record date prior to the effective date of the merger.
If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a First Bank stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of First Bank common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion addresses only those U.S. holders of First Bank common stock that hold their First Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of First Bank common stock in light of their individual circumstances or to holders of First Bank common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); financial institutions; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold First Bank common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates or certain former citizens or long-term residents of the United States; and holders who acquired their shares of First Bank common stock through the exercise of an employee stock option or otherwise as compensation.
If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds First Bank common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano Kirschbaum & Nagelberg LLP and Schiff Hardin LLP have delivered opinions, dated January 22, 2018, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualification and limitations set forth therein, (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) First Bank and First Mid will each be a party to such reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Additionally, it is a condition to First Bank’s obligation to complete the merger that First Bank receive an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated the closing date of the merger, and it is a condition to First Mid’s obligation to complete the merger that First Mid receive an opinion from Schiff Hardin LLP, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and First Mid and First Bank undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by First Mid and First Bank and upon customary factual assumptions. Neither First Mid nor First Bank has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of First Mid or First Bank. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.
The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Tax Consequences of the Merger Generally. Except as discussed below, upon exchanging its shares of First Bank common stock for a combination of First Mid common stock and cash pursuant to the merger, a U.S. holder will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any First Mid common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of First Bank common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Mid common stock).
For purposes of this calculation, the fair market value of First Mid common stock is based on the trading price of that stock on the date of the merger. In the case of any U.S. holder who acquired different blocks of First Bank common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of First Mid common stock received in the merger.
Generally, a U.S. holder’s aggregate tax basis in the First Mid common stock received by such U.S. holder in the merger in exchange for its First Bank common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “-Cash in Lieu of Fractional Shares of First Mid Common Stock,” will equal such U.S. holder’s aggregate tax basis in the First Bank common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of First Mid common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Mid common stock). The holding period for the shares of First Mid common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “-Cash in Lieu of Fractional Shares of First Mid Common Stock,” generally will include the holding period for the shares of First Bank common stock exchanged therefor.
Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of First Bank common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. It is possible that all or part of the gain that a U.S. holder of First Bank recognizes could be treated as dividend income rather than capital gain. The gain recognized in the merger generally will be treated as capital gain, and not a dividend, if the deemed redemption associated with payment of cash to a holder of First Bank common stock results in a meaningful reduction in such holder’s deemed percentage share ownership of First Mid relative to what its percentage ownership would have been if it had received solely shares of First Mid common stock rather than a combination of cash and shares of First Mid common stock in the merger. The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a meaningful reduction if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership as a result of the deemed redemption. These rules are complex and dependent upon specific factual circumstances particular to each U.S. holder. Each U.S. holder that owns First Mid common stock before the effective time of the merger should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.
Cash in Lieu of Fractional Shares of First Mid Common Stock. A U.S. holder who receives cash instead of a fractional share of First Mid common stock will be treated as having received the fractional share of First Mid common stock pursuant to the merger and then as having exchanged the fractional share of First Mid common stock for cash in a redemption by First Mid. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of First Bank common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the First Bank common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger.
Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger.
Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of First Bank common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to First Mid and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
A U.S. holder of First Bank common stock, as a result of having received First Mid common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of First Bank common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s basis in the First Bank common stock surrendered and the fair market value of the First Mid common stock and cash received in the merger. A “significant holder” is a holder of First Bank common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of First Bank or securities of First Bank with a basis for federal income taxes of at least $1 million.
Tax Implications to Non-U.S. Stockholders. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of First Bank common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of First Bank common stock for First Mid common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non- U.S. holder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.
This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you of the merger.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement (including the first amendment to the merger agreement, which constitutes part of the merger agreement), which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger The merger agreement contains representations and warranties that First Mid and First Bank made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, First Bank will merge with and into Merger Sub, a wholly owned subsidiary of First Mid. Merger Sub will be the surviving company in the merger and continue its corporate existence as a wholly-owned subsidiary of First Mid. Upon consummation of the merger, the separate corporate existence of First Bank will terminate. The merger is anticipated to be completed in mid-2018. After the merger is completed, First Mid plans to merge First Bank & Trust with and into First Mid Bank. At such time, First Bank & Trust’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate First Bank & Trust and First Mid Bank as separate bank subsidiaries.
Closing and effective time
Closing. The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “-Conditions to completion of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the “closing date.”
Completion of the Merger. The merger will become effective as of the date and time specified in the certificate of merger that will be filed with the Delaware Secretary of State. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”
Merger Consideration
If the merger is completed, each share of First Bank common stock which First Bank stockholders own immediately before the completion of the merger will be converted into the right to receive (a) $5.00 in cash and (b) 0.80 shares of common stock, par value $4.00 per share, of First Mid, subject to certain adjustments as set forth in the merger agreement. Based on the number of shares of First Bank common stock outstanding as of December 11, 2017, the date of the merger agreement, and the closing price of First Mid’s common stock of $39.09 on December 11, 2017, and assuming no adjustments to merger consideration, First Bank stockholders are expected to receive total aggregate merger consideration of approximately $74,534,716, consisting of approximately $10,274,415 in cash and $64,260,301 in First Mid common stock, subject to receipt of cash in respect of fractional shares. Shares of First Bank common stock held by First Bank stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

The merger consideration is subject to the following adjustments:

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First Bank Consolidated Stockholders’ Equity is Less than $47,100,000. If the closing consolidated balance sheet delivered by First Bank to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated stockholders’ equity (as computed and adjusted in accordance with the merger agreement) less than $47,100,000, for every $50,000 shortfall thereof, the cash consideration will be reduced by $0.00339 per share. As of September 30, 2017, First Bank’s consolidated stockholders' equity as computed in accordance with GAAP was $46,558,343. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $47,100,000. For the purposes of this potential adjustment, the consolidated stockholders’ equity of First Bank reflected on the closing consolidated balance sheet shall be computed and adjusted in accordance with the terms of the merger agreement to reflect that the following amounts (which amounts cannot be known until the date of the closing consolidated balance sheet) shall be disregarded, and not be taken into account or otherwise reduce such consolidated stockholders’ equity reflected on the closing consolidated balance sheet: (A) any changes to the valuation of the First Bank’s investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2017 until the date of the closing consolidated balance sheet, (B) any changes to the valuation of First Bank’s deferred tax asset resulting from any amendments or changes to the Internal Revenue Code enacted after the date of the merger agreement, (C) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by First Bank and its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, (D) any amounts paid or payable to any director, officer or employee of First Bank or any of its subsidiaries under any contract, severance arrangement, benefit plan or employment practice of First Bank or any of its subsidiaries and all other payroll and non-payroll related costs and expenses incurred by First Bank or any of its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, (E) costs associated with the termination of First Bank’s 401(k) plan, employee stock ownership plan, recognition and retention plan, and any other employee benefit plan, (F) any costs associated with the termination of First Bank’s data processing agreement, (G) any negative provisions for loan losses taken by First Bank from the date of the merger agreement until the date of the closing consolidated balance sheet, and (H) any other expenses incurred solely in connection with the transactions contemplated by the merger agreement, in each case incurred or to be incurred by First Bank or any of its subsidiaries through closing in connection with the merger agreement and the transactions contemplated thereby.

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Decrease in Market Price of First Mid Common Stock. If at any time during the five business day period commencing on the tenth business day immediately preceding the effective time of the merger (which we refer to as the “determination date”), the average closing price of a share of First Mid common stock (we refer to such average closing price as the “First Mid market value”) is less than $30.43 and decreases by more than 17.5% in relation to the Nasdaq Bank Index, First Bank will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio within five business days of First Bank’s notice of termination. First Mid may elect to increase the exchange ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of (A) $36.88, (B) the exchange ratio and (C) the quotient of the average daily closing value of the Nasdaq Bank Index for the ten consecutive trading days immediately preceding the determination date divided by the average daily closing value of the Nasdaq Bank Index for the ten consecutive trading days immediately preceding December 11, 2017 minus 0.175 and the denominator of which is equal to the average daily closing sales price of First Mid for the ten consecutive trading days immediately preceding the determination date; or (ii) the quotient determined by dividing $36.88 by the First Mid market value on the determination date, and multiplying the quotient by the product of the exchange ratio and 0.825. If First Mid elects to increase the exchange ratio, the merger agreement will remain in effect in accordance with its terms, except that the consideration for the merger will be increased to reflect the revised exchange ratio. If First Mid declines to increase the exchange ratio, the merger will be abandoned. If First Mid or any company belonging to the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between December 11, 2017 and the determination date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of adjusting the exchange ratio pursuant to this paragraph.

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Reclassification, Recapitalization or other Readjustment to First Mid Common Stock. If, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares because of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of First Bank common stock with the same economic effect as contemplated by the merger agreement prior to such event.

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Exchange Ratio Adjustment. If any of the foregoing adjustments to the exchange ratio would require First Mid to issue more than 19.9% of the issued and outstanding shares of First Mid common stock at the effective time of the merger, First Mid shall have the right to adjust the ratio so that First Mid would not be required to issue more than 19.9% of its outstanding common stock and to increase the cash consideration to reflect, on a per share basis, the aggregate value of the total number of shares of First Mid common stock that otherwise would have been issuable pursuant to the terms of the merger agreement.

The market prices of both First Mid common stock and First Bank common stock will fluctuate before the completion of the merger, and the market price of First Mid common stock may also fluctuate between the completion of the merger and the time holders of First Bank common stock receive any First Mid common stock. Holders of First Bank common stock should obtain current stock price quotations for First Mid common stock and First Bank common stock before voting on the merger.
No fractional shares of First Mid common stock will be issued in the merger. Instead, First Mid will pay to each holder of First Bank common stock who would otherwise be entitled to a fractional share of First Mid common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the weighted average of the daily closing sales prices of a share of First Mid Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days immediately preceding the Closing Date by the fractional share of First Mid common stock to which such former holder would otherwise be entitled.
Dissenting Shares
Holders of First Bank common stock who perfect their appraisal rights (also referred to as dissenters’ rights) under the DGCL (who we refer to as “dissenting stockholders”) will have the right to receive “fair value” of their shares of First Bank common stock, determined as of the date of the meeting at which the merger is approved. This “fair value” could be more than the merger consideration but could also be less. Dissenting stockholders will not have the right to receive merger consideration in the merger and will only be entitled to their rights as dissenting stockholders under the DGCL. If any dissenting stockholder effectively withdraws or loses his, her or its right to dissenters’ rights of appraisal, such holder will have the right to receive merger consideration in the merger. See “The Merger - First Bank stockholder dissenters’ rights.”
Exchange Procedures
First Mid has engaged Computershare to act as its exchange agent to handle the exchange of First Bank common stock for the merger consideration and the payment of cash for any fractional share interest.
Within two business days after the closing date, the exchange agent will mail to each holder of record of First Bank common stock, other than dissenting stockholders, a letter of transmittal containing instructions for surrendering First Bank common stock certificates to the exchange agent and obtaining the aggregate merger consideration that the stockholder is entitled to receive pursuant to the merger.

You must carefully follow the instructions in the letter of transmittal and return a properly executed letter of transmittal and your First Bank stock certificates, if any, to the exchange agent in order to receive the merger consideration for your shares. First Bank stock certificates submitted for exchange must be in a form that is acceptable for transfer (as explained in the letter of transmittal). Neither First Mid nor its exchange agent will be under any obligation to notify any person of any defects in the letter of transmittal.
Holders of First Bank common stock who cannot locate their stock certificates, should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of First Bank common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal with respect to shares of First Bank common stock held in book-entry form.
As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying First Bank stock certificates, First Mid’s exchange agent will issue by book-entry transfer shares of First Mid common stock and the cash representing the merger consideration, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment.
Until the certificates representing First Bank common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the First Mid common stock into which such First Bank common stock have been converted. When the certificates are surrendered to First Mid’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will First Mid, the exchange agent, or any other person be liable to any former holder of shares of First Bank common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Holders of First Bank common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.
Voting agreement
On December 11, 2017, certain of the directors of First Bank entered into a voting agreement with First Mid. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of First Bank common stock:

•	in favor of the transactions contemplated by the merger agreement;

•	against any action or agreement which would result in a breach of any term of, or any other obligation of First Bank under the merger agreement; and

•	against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.
Furthermore, each of these stockholders agreed not to sell, assign or transfer any shares of First Bank common stock that they own without the prior written consent of First Mid. The 185,714 shares of First Bank common stock subject to the voting agreement represent approximately 9.0% of First Bank’s outstanding shares of common stock as of December 11, 2017. The voting obligations under the voting agreement will automatically terminate upon the earlier of the effective time or the termination of the merger agreement in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix C.
Trust preferred securities
At or before the effective time of the merger, First Mid will assume and discharge First Bank’s outstanding debt, guarantees, securities, and (to the extent necessary) other agreements under and relating to First Bank’s trust preferred securities.

Conduct of business pending the merger
Conduct of Business of First Bank. Under the merger agreement, First Bank has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Bank and its subsidiaries are required to conduct their business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.
The following is a summary of the more significant restrictions imposed upon First Bank, subject to the exceptions set forth in the merger agreement. First Bank will not (and neither it nor its subsidiaries will agree to take, make any commitment to take or adopt any resolutions in support of any action to), without First Mid’s prior written consent:

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effect a change in the capitalization of First Bank or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating First Bank to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;

•
pay any dividends or other distributions on any equity securities, except First Bank is permitted to continue paying its regular quarterly dividend of $0.11 per share of First Bank common stock in the ordinary course of business;

•	amend the material terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to First Bank;

•
amend its articles of incorporation or by-laws, the certificate of incorporation or by-laws of certain of its subsidiaries, the charter or by-laws of First Bank, or the certificate of trust or trust agreement of FBTC Statutory Trust I;

•	increase the compensation of First Bank’s officers or key employees, pay any bonuses except in the ordinary course of business, or hire any employee with an annual salary in excess of $100,000;

•	establish, amend, or terminate any employee benefit plan;

•	fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and business;

•
incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business;

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maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding (including accrued interest receivable);

•
enter into any new credit or lending relationships in an amount over $750,000 that would require an exception to First Bank’s formal loan policy or to extend additional credit to any person unless within exceptions provided in the merger agreement;

•	apply or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•
make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

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incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course of business consistent with prudent banking practices and the current policies of First Bank and its subsidiaries;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $100,000 or, if less than $100,000 that would impose a material restriction of the business of First Bank or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to First Bank;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	enter into any employment, consulting or similar agreements that are not terminable by 30 days’ or fewer notice without penalty or obligation;

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become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), director or stockholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any benefit plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any company benefit plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any company benefit plans that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable law;

•	engaging or agreeing to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act or any transactions of the kind referred to in Section; or

•	agreeing to take, making an agreement to take or adopting any resolutions in support of the actions described above.
Conduct of Business of First Mid. Under the merger agreement, First Mid has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Mid is required to conduct its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.
The following is a summary of the more significant restrictions imposed upon First Mid, subject to the exceptions set forth in the merger agreement. First Mid will not (and neither it nor its subsidiaries will agree to take, make any commitment to take or adopt any resolutions in support of any action to), without First Bank’s prior written consent:

•
amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the stockholders of First Bank;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; or

•	agree to take, make any commitment to take or adopt any resolutions in support of the actions described above.
Certain covenants of the parties
In addition to the restrictions noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

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First Mid agreed to file its applications with the Federal Reserve and the IDFPR and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger within 45 days of execution of the merger agreement and First Bank and First Bank & Trust agreed to use all reasonable and diligent efforts to assist in obtaining such approvals.

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First Mid and First Bank each agreed to use their respective commercially reasonable efforts in good faith to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement (including any action that would impair or impede the timely obtainment of the required regulatory approvals) or that would cause any of the representations contained in the merger agreement to be or become untrue.

•	First Mid and First Bank each agreed to coordinate with the other the declaration of, record date and payment date for any dividends on either party’s common stock.

•	First Bank agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein.

•	First Mid and First Bank each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.
The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger-Interests of certain persons in the merger” on page 49.
No solicitation of or discussions relating to an acquisition proposal
Except as described below, First Bank has agreed in the merger agreement that it will not, and will cause First Bank & Trust to not, solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes an acquisition proposal. First Bank also agreed to cause each of its each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives to cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any person (other than First Mid) regarding any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal.
Notwithstanding the foregoing restrictions, prior to obtaining approval of the merger from the First Bank stockholders, in the event that the First Bank board of directors determines in good faith and after consultation with outside counsel, that in light of an acquisition proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with its fiduciary duties, First Bank’s board of directors may, in response to an unsolicited acquisition proposal that constitutes or is reasonably expected to result in a superior acquisition proposal, subject to certain conditions, including notice to First Mid, (i) furnish information with respect to First Bank or First Bank & Trust to such person making such acquisition proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such acquisition proposal and/or (iii) terminate merger agreement in order to concurrently enter into an agreement with respect to such superior acquisition proposal. However, prior to terminating the merger agreement pursuant to this provision, First Bank must provide First Mid at least three days’ notice thereof and provide First Mid with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the First Bank stockholders.
Under the merger agreement, “superior acquisition proposal” means an acquisition proposal containing terms that the board of directors of First Bank determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company’s stockholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the First Bank board of directors, is reasonably capable of being obtained by such third party.
If First Mid terminates the merger agreement because First Bank breaches its covenant not to solicit an acquisition proposal from a third party or if First Bank terminates the merger agreement in order to enter into an agreement for a superior proposal, First Bank will pay to First Mid a termination fee equal to $2,215,000. See “-Termination fee.”
Representations and warranties
The merger agreement contains representations and warranties made by First Bank and First Mid. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	ownership of their respective subsidiaries;

•	corporate power and authority to enter into the merger and the merger agreement;

•	absence of any breach of organizational documents or law as a result of the merger;

•	capitalization;

•	consents and approvals;

•	financial statements;

•	filing of necessary reports with regulatory authorities;

•	books of minutes and stock records;

•	loans and allowance for loan losses;

•	compliance with laws; and

•	broker/finder fees.
First Bank made additional representations and warranties to First Mid in the merger agreement relating to, among other things:

•	undisclosed liabilities;

•	real property, personal property and other material assets;

•	compliance with, absence of default under and information regarding, material contracts;

•	affiliate transactions;

•	environmental matters;

•	employee matters;

•	employee benefit plans;

•	intellectual property;

•	certain tax matters;

•	insurance matters;

•	compliance with the Community Reinvestment Act;

•	investment securities;

•	performance of duties with respect to fiduciary accounts; and

•	performance of obligations with respect to its trust preferred securities.
Conditions to completion of the merger
Closing Conditions for the Benefit of First Mid and Merger Sub. The obligations of First Mid and Merger Sub are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Bank in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by First Bank in all material respects of its obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of First Bank stockholders;

•	execution and delivery of the certificate of merger, in form suitable for filing with the Delaware Secretary of State;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•
receipt of a certificate signed on behalf of First Bank certifying (i) the accuracy of the representations and warranties of First Bank in the merger agreement and (ii) performance by First Bank in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and First Bank will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	approval of the listing of the shares of First Mid common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in First Bank or business conduct by First Bank outside of the ordinary course of business of First Bank, except as required under the merger agreement, or inconsistent with prudent banking practices since December 11, 2017.

Closing Conditions for the Benefit of First Bank. First Bank’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of First Bank stockholders;

•	execution and delivery of the certificate of merger, in form suitable for filing with the Delaware Secretary of State;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•
receipt of a certificate signed on behalf of First Mid certifying (i) the accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement and (ii) performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•
receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and First Bank will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	approval of the listing of the shares of First Mid common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•	no material adverse change in First Mid since December 11, 2017.

Termination
First Mid and First Bank may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Mid or First Bank may terminate the merger agreement as follows:

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or issued a final nonappealable order that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to perform or observe the covenants of the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
the merger is not completed by September 30, 2018 (which we refer to as the “outside date”), provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date;

•	approval of the First Bank stockholders necessary for the merger is not obtained; or

•	any state or federal law, rule or regulation is adopted or issued and becomes effective and has the effect of prohibiting the merger.
In addition, First Bank may terminate the merger agreement as follows:

•
if First Bank is not in material breach of the merger agreement, and any of the representations or warranties of First Mid are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Mid of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Mid from First Bank;

•
prior to First Bank’s meeting of stockholders, in order to enter into an agreement with respect to an unsolicited superior proposal from a third party, provided that First Mid be provided with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the First Bank stockholders, and further provided that the termination fee is paid by First Bank to First Mid; or

•
if at any time during the five business day period commencing on the tenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $30.43 and decreases by more than 17.5% in relation to the Nasdaq Bank Index, First Bank will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “The Merger Agreement-Merger Consideration.”

In addition, First Mid may terminate the merger agreement as follows:

•
if First Mid is not in material breach of the merger agreement, and any of the representations or warranties of First Bank are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Bank of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Bank from First Mid; or

•
prior to First Bank’s stockholders meeting if First Bank’s board of directors (i) approves or recommends, or proposes publicly to approve or recommend, any acquisition of First Bank by a third-party, and/or permits First Bank to enter into an acquisition agreement with a third party or (ii) recommends that the stockholders of First Bank tender their shares of First Bank common stock in an tender offer or exchange offer for First Bank common stock has commenced (other than by First Mid or its affiliates) or fails to recommend rejection of such offer within ten business days after its commencement.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.
Termination fee
First Bank has agreed to pay First Mid a termination fee of $2,215,000 if the merger agreement is terminated:

•
by First Mid or First Bank if the merger has not been consummated by September 30, 2018 because of a breach by First Bank of its covenant not to solicit acquisition proposals and, prior to such termination, an alternative proposal (substituting 50% for the 15% threshold in the definition thereof, which we refer to as a "qualifying transaction") was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the merger agreement;

•
by First Mid or First Bank if the First Bank stockholder approval has not been obtained because of a breach by First Bank of its covenant not to solicit acquisition proposals and prior to the special meeting a qualifying transaction was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the merger agreement;

•
by First Mid if First Bank has breached its covenant not to solicit acquisition proposals and prior to such termination an alternative proposal was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such alternative offer is consummated within 12 months following the termination of the merger agreement;

•	by First Bank in connection with accepting a superior proposal; or

•
by First Mid if (i) the First Bank board of directors fails to include in the proxy statement/prospectus the recommendation that the stockholders approve the merger agreement and the transactions contemplated thereby, including the merger, or makes a company recommendation change, (ii) the First Bank board of directors approves or recommends an alternative proposal or superior proposal and/or permits First Bank to enter into an alternative acquisition agreement related to an alternative proposal or a superior proposal, (iii) First Bank fails to call a special meeting of its stockholders or to deliver the proxy statement/prospectus to its stockholders in material breach of specified provisions of the merger agreement, or (iv) a tender offer or exchange offer for the outstanding shares of First Bank common stock is commenced and the First Bank board of directors recommends that the First Bank stockholders tender their shares in connection with such offer or within ten business days after the commencement of such tender or exchange offer, the First Bank board of directors fails to recommend rejection of such offer.

Management of First Mid after the merger
The First Mid executive officers and board of directors will remain the same following the merger. First Bank will be merged with and into Merger Sub, the sole member of which is First Mid.

Nasdaq stock listing
First Mid common stock currently is listed on the Nasdaq Global Select Market under the symbol “FMBH.” The shares to be issued to First Bank’s stockholders as merger consideration also will be eligible for trading on the Nasdaq Global Select Market. If the merger is completed, First Bank common stock will be removed from trading on the OTCQX.
Amendment
On January 18, 2018, First Mid, Merger Sub and First Bank entered into a First Amendment to Agreement and Plan of Merger reflecting Merger Sub’s conversion from a Delaware corporation to a Delaware limited liability company on January 18, 2018, and modifying the structure of the merger so that First Bank will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly-owned subsidiary of First Bank.  The First Amendment to Agreement and Plan of Merger is included in Appendix A to this proxy statement/prospectus.  Unless otherwise specified, all references to the “merger agreement” in this proxy statement/prospectus refer to the merger agreement as amended by the First Amendment to Agreement and Plan of Merger. The merger agreement may be further amended in writing by the parties.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF FIRST BANK

The following table sets forth, as of January 1, 2018, the shares of common stock beneficially owned by First Bank’s executive officers and directors individually and as a group.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding

Directors and Executive Officers: (2)

Vick N. Bowyer (3)	11,093	*
John Brinkerhoff (4)	4,104	*
Matthew A. Carr (5)	22,969	1.1%
David W. Dick (6)	28,724	1.4%
Jack R. Franklin (7)	44,592	2.2%
John P. Graham	12,460	*
Hans L. Grotelueschen	15,475	*
Terry T. Hutchison (8)	14,739	*
Ellen M. Litteral (9)	19,414	*
James D. Motley	4,601	*
Joseph R. Schroeder (10)	34,687	1.7%
Larry W. Strohm(11)	34,378	1.7%
Phyllis Webster (12)	18,466	*
John W. Welborn (13)	19,143	*

All Directors and Executive Officers as a Group (14 persons)	284,845	13.9%

*	Less than 1%.
(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from January 1, 2018 As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth in this table include all shares held directly, as well as by spouses and minor children, in trust and in other forms of indirect ownership. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)	The business address of each director and executive officer is 114 West Church Street, Champaign, Illinois 61824.
(3)	Includes 1,602 shares in two trusts over which Mr. Bowyer has power as trustee.
(4)	Includes 470 shares in Mr. Brinkerhoff’s name and 624 shares vested under First Bank’s Recognition and Retention Plan.
(5)
Includes 351 shares held by the ESOP and 6,575 shares vested under First Bank’s Recognition and Retention Plan and 13,333 shares of unvested share awards under First Bank’s Recognition and Retention Plan.

(6)	Includes 15,000 shares owned by Mr. Dick’s wife’s trust, 1,100 shares held by Mr. Dick’s wife’s IRA and 7,586 shares of restricted stock vested under First Bank’s Recognition and Retention Plan.
(7)
Includes 5,973 held by Mr. Franklin’s wife, 13,587 held by the Bank’s 401(k) plan, 6,405 shares held by the ESOP 5,056 shares vested under First Bank’s Recognition and Retention Plan and 9,333 shares of unvested share awards under First Bank’s Recognition and Retention Plan.

(8)	Includes 4,576 shares held in Mr. Hutchison’s IRA, and 7,586 shares of restricted stock vested under First Bank’s Recognition and Retention Plan.

(9)
Includes 5,000 shares jointly held with Ms. Litteral’s husband, 2,196 held by the First Bank’s 401(k) plan, 6,074 shares held by the ESOP and 3,242 shares of restricted stock vested under First Bank’s Recognition and Retention Plan.

(10)	Includes 7,500 shares held in Mr. Schroeder’s IRA and 7,586 shares of restricted stock vested under First Bank’s Recognition and Retention Plan.
(11)
Includes 500 shares held in Mr. Strohm’s wife’s account, 6,425 held by the Bank’s 401(k) plan, 8,891 shares held by the ESOP and 1,247 shares of restricted stock under First Bank’s Recognition and Retention Plan.

(12)	Includes 13,468 held by the Bank’s 401(k) plan, 3,125 shares held by the ESOP for the account of Ms. Webster and 1,247 shares of restricted stock under First Bank’s Recognition and Retention Plan.
(13)	Includes 9,556 shares which are held in Mr. Welborn’s wife’s IRA and 7,586 shares of restricted stock under First Bank’s Recognition and Retention Plan.

COMPARISON OF RIGHTS OF FIRST Mid STOCKHOLDERS AND
FIRST BANK STOCKHOLDERS
As a stockholder of First Bank, your rights are governed by First Bank’s certificate of incorporation and its bylaws, each as currently in effect. Upon completion of the merger, First Bank stockholders (other than dissenting stockholders) will receive shares of First Mid common stock in exchange for their shares of First Bank common stock and their rights as stockholders will be governed by First Mid’s amended and restated certificate of incorporation and amended and restated bylaws, as well as the rules and regulations applying to public companies. First Mid is incorporated in Delaware and subject to the Delaware Statutory Code.
The following discussion summarizes material similarities and differences between the rights of First Bank stockholders and First Mid stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Delaware Statutory Code and First Mid’s and First Bank’s respective certificate of incorporation and bylaws, each as amended and restated from time to time.

	First Mid Stockholder Rights	First Bank Stockholder Rights
Authorized Capital Stock:
First Mid is authorized to issue 18,000,000 shares of common stock, par value $4.00 per share, and one million shares of preferred stock, no par value per share.
As of December 11, 2017, First Mid had 12,638,054 shares of common stock outstanding, 549,742 shares of common stock held in treasury and zero shares of preferred stock outstanding.

First Bank is authorized to issue 5,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.
As of December 11, 2017, First Bank had 2,054,833 shares of common stock outstanding, 106,845 shares of common stock held in treasury and zero shares of preferred stock outstanding.

Dividends:	First Mid’s board of directors may declare dividends at any regular or special meeting, pursuant to law.	First Bank’s board of directors may declare dividends at any regular or special meeting, pursuant to law.
Voting Limitations:	First Mid’s amended and restated certificate of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	First Bank’s certificate of incorporation imposes voting restrictions on shares held in excess of a 10% beneficial ownership limit.
Number of Directors; Classification:
First Mid’s board of directors currently consists of 9 members. First Mid’s amended and restated certificate of incorporation provide that the number of directors constituting the entire board of directors shall be determined by resolution of the board of directors or by First Mid’s stockholders at an annual meeting and shall be not less than one nor more than twenty-one.

First Bank’s board of directors currently consists of 12 members, one of which serves as an “advisory director”. First Bank’s bylaws provide that the number of directors is subject to increase or decrease exclusively by vote of the board of directors at any time and shall not be less than five nor more than twenty. No decrease in the number of directors will have the effect of shortening the term of any incumbent director.

	First Mid’s board of directors is divided into three classes. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of stockholders.	First Bank’s board of directors is divided into three classes. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of stockholders.

	First Mid Stockholder Rights	First Bank Stockholder Rights
Election of Directors; Vacancies:
Each First Mid stockholder is entitled to one vote for each share of capital stock having voting power held by such stockholder.
First Mid’s amended and restated certificate of incorporation and bylaws do not provide for cumulative voting.
First Mid’s amended and restated certificate of incorporation provide that any vacancy on the board of directors may be filled by a majority of the directors then in office, or by a sole remaining director.

Each First Bank stockholder is entitled to one vote for each share of stock held by such stockholder.
First Bank’s certificate of incorporation provides that stockholders may not be permitted to cumulate their votes in the election of directors.
Subject to the rights of the holders of any series of First Bank preferred stock then outstanding, First Bank’s certificate of incorporation provides that any vacancy on the board of directors may be filled by a majority of the directors then in office, or by a sole remaining director.

Removal of Directors:
First Mid’s amended and restated certificate of incorporation provide that any director, whether elected by the stockholders, or appointed by the directors, may be removed from office only for cause and by the affirmative vote or written consent of the holders of shares having at least 66.66% of the voting power of all outstanding capital stock of First Mid entitled to vote thereon.

Subject to the rights of the holders of any series of First Bank preferred stock then outstanding, First Bank’s certificate of incorporation provides that any director may be removed, only for cause, by the affirmative vote of 80% of the outstanding shares entitled to vote.

Call of Special Meeting of Directors:
First Mid’s amended and restated bylaws provide that a special meeting of the board of directors may be called by the president on two days' notice to each director, or called by the president or corporate secretary on the written request of two directors.

First Bank’s bylaws provide that a special meeting of the board of directors may be called at any time by the Chairman, the President or by a majority of the directors with at least 24-hours notice if notice is given by telephone, telegraph, fax or other electronic transmission, or at least five days notice if notice is given by courier or by postage prepaid mail.

Limitation on Director Liability:
First Mid’s amended and restated certificate of incorporation provide that no director shall be personally liable to First Mid or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that liability is not eliminated or limited with respect to: (i) any breach of the director’s duty of loyalty to First Mid or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
First Bank’s certificate of incorporation provides that the personal liability of the directors for monetary damages are eliminated to the fullest extent permitted by the DGCL.

	First Mid Stockholder Rights	First Bank Stockholder Rights
Indemnification:	First Mid’s amended and restated certificate of incorporation provide that First Mid shall indemnify all persons whom it may indemnify to the fullest extent permitted by Section 145 of the DGCL.
First Bank’s certificate of incorporation provides that First Bank shall indemnify any person who is or was a director, officer, employee or agent of First Bank or any other entity at First Bank’s request, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such person is a party, or is threatened to be made a party, to the full extent permitted by the DGCL, except that First Bank will not be liable for any amounts in connection with a settlement of any action, suit or proceeding effected without First Bank’s prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without First Bank’s prior written consent.

Call of Special Meetings of Stockholders:
First Mid’s amended and restated bylaws provide that a special meeting of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in an amount of the entire capital stock of First Mid issued and outstanding and entitled to vote.
Such request must state the purpose or purposes of the proposed meeting.
Written notice stating the place, date, and hour of the meeting and the purposes for which the meeting is called must be given not less than 10 days nor more than 50 days before the date of the meeting, to each stockholder entitled to vote at such meeting. Only business set forth in the notice shall be addressed at the special meeting.

First Bank’s bylaws and certificate of incorporation provide that a special meeting of the stockholders may be called only by the board of directors pursuant to a resolution adopted by three-fourths of the board then in office, except as otherwise required by law.
Written notice stating the time, purpose, and place of the meeting must be given not less than 10 days nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at the meeting and to each stockholder entitled to notice of the meeting.

Quorum of Stockholders:
First Mid’s amended and restated bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute.

First Bank’s bylaws provide that the holders of at least a majority of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum at a stockholders’ meeting, except as otherwise provided by law.

	First Mid Stockholder Rights	First Bank Stockholder Rights
Advance Notice Regarding Stockholders Proposals (other than Nomination of Candidates for Election to the Board of Directors):	First Mid’s amended and restated bylaws provide that business properly brought before the annual meeting shall be transacted.
First Bank’s bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to First Bank’s corporate secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at First Bank’s principal executive office not later than 120 days prior to the anniversary date of the mailing of the proxy materials in connection with the immediately preceding year’s annual meeting.

A stockholder’s notice must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a description of the business desired to be brought before the annual meeting; (ii) the name and address of such stockholder, as they appear on the First Bank’s books, proposing such business; (iii) the class and number of shares of First Bank stock which are beneficially owned by such stockholder, by any person who is acting in concert with or who is an affiliate or associate of such stockholder, by any person who is a member of any group with such stockholder with respect to First Bank stock or who is known by such stockholder to be supporting such proposal on the date the notice is given to First Bank, and by person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information shall be provided regarding the name and address of, and the class and number of shares of First Bank stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such entity);

	First Mid Stockholder Rights	First Bank Stockholder Rights

(iv) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to First Bank stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation; and (v) any material interest of the stockholder in such business.

Advance Notice Regarding Stockholders Nomination of Candidates for Election to the Board of Directors:
First Mid’s amended and restated certificate of incorporation provide that nominations, other than those made by or on behalf of the existing First Mid board of directors shall be made pursuant to timely notice in proper written form to First Mid’s corporate secretary.
First Bank’s bylaws provide that all director nominations by stockholders shall be made pursuant to timely notice in written form to First Bank’s corporate secretary.

To be timely, a stockholder’s nomination shall be delivered or mailed by first class United States mail, postage prepaid, to the corporate secretary of First Mid not fewer than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors

To be timely, a stockholder’s notice shall be delivered to or received by the corporate secretary of First Bank not later than 120 days prior to the anniversary date of the mailing of proxy materials by First Bank in connection with the immediately preceding annual meeting of stockholders of First Bank or, with respect to an election held at a special meeting of First Bank stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to First Bank stockholders.

Each written nomination shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination, (2) the principal occupation or employment of each such nominee for the past five years and (3) the number of shares of stock of First Mid beneficially owned by each such nominee and by the nominating stockholder.

A stockholder’s notice must be in writing and set forth (1) the name, age, business address and residence address of such stockholder and of each nominee; (2) the principal occupation or employment of such stockholder and of each nominee; (3) the class and number of shares of First Bank stock which are beneficially owned by such stockholder, by any person who is acting in concert with or who is an affiliate or associate of such stockholder, by any person who is a member of any group with such stockholder with respect to First Bank stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to First Bank, by each nominee, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited

	First Mid Stockholder Rights	First Bank Stockholder Rights

liability company, association or trust, information shall be provided regarding the name and address of, and the class and number of shares of First Bank stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such entity); (4) a representation that such stockholder is a holder of record of First Bank stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (5) a description of all arrangements or understandings between such stockholder and each nominee and any arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (6) such other information regarding such stockholder submitting the notice and each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (7) the consent of each nominee to serve as a director of the First Bank if so elected.

Stockholder Action by Written Consent:
First Mid’s amended and restated bylaws provide that any action required to be taken at any annual or special meeting of First Mid stockholders, or any action which may be taken at any annual or special meeting of First Mid stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

First Bank’s certificate of incorporation provides that any action required or permitted to be taken at a meeting of the stockholders must be effected at a duly called annual or special meeting of First Bank stockholders and may not be effected by a written consent in lieu of a meeting of First Bank stockholders.

	First Mid Stockholder Rights	First Bank Stockholder Rights
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to First Mid stockholders who have not consented in writing.
Appointment and Removal of Officers:
First Mid’s amended and restated bylaws provide that each officer shall be chosen by the board of directors and shall hold their office for such terms as determined from time to time by the board of directors and until his or her successor is chosen and qualified.

First Bank’s bylaws provide that the officers shall be appointed by the board of directors and shall hold the office until the next annual election and until their respective successors are chosen and qualified.

	Any officer may be removed by the affirmative vote of a majority of the board of directors.	Any officer may be removed by the affirmative vote of a majority of the whole board of directors.
Amendment to Charter and Bylaws:	Under its amended and restated certificate of incorporation, First Mid reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation.
Under its certificate of incorporation, First Bank reserves the right to amend or repeal any provision contained in its certificate of incorporation, and amendments to the certificate of incorporation shall be made in the manner prescribed by the DGCL.

Pursuant to First Mid’s amended and restated bylaws and certificate of incorporation, the bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the board of directors or of the stockholders or at any special meeting of the board of directors or of the stockholders, if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting of the stockholders
Pursuant to First Bank’s certificate of incorporation, the bylaws may be altered, amended or repealed by the stockholders or by the board of directors at any regular meeting of the board of directors.

STOCKHOLDER PROPOSALS

First Mid. First Mid’s 2017 annual meeting of stockholders was held on April 26, 2017. First Mid generally holds its annual meeting of the stockholders in April of each year and it is anticipated that its 2018 annual meeting of stockholders will be held in April of 2018. In order to be eligible for inclusion in First Mid’s proxy materials for the 2018 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at First Mid’s main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 14, 2017. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Any stockholder wishing to nominate an individual for election as a director at the 2018 annual meeting must comply with certain provisions in First Mid’s certificate of incorporation. First Mid’s certificate of incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of First Mid’s board of directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the annual meeting. Generally, such notice must be delivered to or mailed to and received by the corporate secretary of First Mid not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected. To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of First Mid beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in First Mid’s certificate of incorporation relating to the nomination of an individual for election as a director. In addition, if First Mid does not receive notice of a stockholder proposal for the 2018 annual meeting of stockholders at least 45 days before the one-year anniversary of the date that First Mid’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of First Mid will confer discretionary authority upon the management of First Mid to vote upon any such proposal.
First Bank. First Bank’s 2017 annual meeting of stockholders was held on April 24, 2017. If the merger occurs, there will be no First Bank annual meeting of stockholders for 2018. First Bank will hold its 2018 annual meeting of stockholders only if the merger is not completed.
LEGAL MATTERS

The validity of the First Mid common stock to be issued in connection with the merger will be passed upon for First Mid by Schiff Hardin LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for First Mid by Schiff Hardin LLP and for First Bank by Barack Ferrazzano Kirschbaum & Nagelberg LLP.

EXPERTS

The consolidated financial statements of First Mid appearing in its Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of its internal control over financial reporting as of December 31, 2016, have been audited by BKD, LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Mid filed a registration statement on Form S-4 with the SEC to register the shares of First Mid common stock to be issued to First Bank’s stockholders upon completion of the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of First Mid in addition to being a proxy statement of First Bank for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.

First Mid files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public, free of charge, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials filed with the SEC by First Mid at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. First Mid’s Internet address is www.firstmid.com. The information on First Mid’s website is not part of this proxy statement/prospectus. You may obtain copies of the information that First Mid files with the SEC, free of charge, by accessing First Mid’s website at www.firstmid.com under the tab “Investor Relations” and then under “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from First Mid upon written request to First Mid-Illinois Bancshares, Inc., Corporate Secretary, 1421 Charleston Avenue, Mattoon, Illinois 61983 or by calling (217) 234-7454.
First Bank does not file periodic reports or proxy statements with the SEC. You can find additional information about First Bank by accessing First Bank’s website at www.firstbanktrust.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, documents made available on First Bank’s website can be obtained free of charge from First Bank upon written request to First BancTrust Corporation, Corporate Secretary, 114 West Church Street, Champaign, Illinois 61824 or by calling (217) 398-0067.
If you would like to request documents, please do so by [•] to receive them before the First Bank special meeting.
First Mid has supplied all of the information contained in, or incorporated by reference in, this proxy statement/prospectus relating to First Mid and its subsidiary bank. First Bank has supplied all of the information relating to First Bank and its subsidiary bank.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to First Bank stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by First Mid of shares of First Mid common stock in connection with the merger will create any implication to the contrary.

INCORPORATION OF CERTAIN FIRST MID DOCUMENTS BY REFERENCE

The SEC allows First Mid to “incorporate by reference” the information that it files with the SEC, which means that First Mid can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that First Mid files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.
First Mid incorporates by reference the following documents First Mid has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	First Mid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 6, 2017;

•
First Mid’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 10, 2017, August 4, 2017 and November 6, 2017, respectively;

•	First Mid’s Proxy Statement on Schedule 14A and Definitive Additional Materials for the 2017 annual meeting of stockholders, each filed with the SEC on March 14, 2017;

•
The description of First Mid’s common stock contained in First Mid’s registration statement on Form 8-A filed with the SEC on April 30, 2014, as amended, and any amendment or report filed for the purposes of updating such description; and

•
First Mid’s Current Reports on Form 8-K filed with the SEC on March 20, 2017, April 17, 2017, April 26, 2017, May 1, 2017, May 25, 2017, July 27, 2017, August 17, 2017, December 12, 2017, December 19, 2017 and January 19, 2018.

In addition, First Mid is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the First Bank stockholders, provided, however, that First Mid not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Appendix A - Merger Agreement

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FIRST MID-ILLINOIS BANCSHARES, INC.,
PROJECT HAWKS MERGER SUB CORP.
AND
FIRST BANCTRUST CORPORATION

Dated as of December 11, 2017

A

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Merger Consideration; Conversion of Shares.	2
1.5	Cancellation of Treasury Shares	3
1.6	Exchange of Certificates.	4
1.7	No Fractional Shares	5
1.8	Dissenting Shares	5
1.9	Closing	6
ARTICLE II	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	6
2.1	Organization.	6
2.2	Organizational Documents; Minutes and Stock Records	7
2.3	Capitalization.	7
2.4	Authorization; No Violation.	8
2.5	Consents and Approvals	8
2.6	Financial Statements	9
2.7	No Undisclosed Liabilities	9
2.8	Loans; Loan Loss Reserves.	10
2.9	Properties and Assets.	10
2.10	Material Contracts	11
2.11	No Defaults	12
2.12	Transactions with Affiliates	12
2.13	Investments.	13
2.14	Compliance with Laws; Legal Proceedings.	13
2.15	Insurance	14
2.16	Taxes.	14
2.17	Environmental Laws and Regulations.	17
2.18	Community Reinvestment Act Compliance	18
2.19	Company Regulatory Reports	18
2.20	Employee Matters.	18
2.21	Employee Benefit Plans.	20
2.22	Technology and Intellectual Property.	22
2.23	Absence of Certain Changes or Events	23
2.24	Conduct of Business Since December 31, 2016	23

A- i

2.25	Change in Business Relationships	24
2.26	Brokers’ and Finders’ Fees	24
2.27	Trust Activities	24
2.28	Trust Preferred Securities..	24
2.29	Information Supplied	25
2.30	Opinion of Financial Advisor	25
2.31	No Other Representations or Warranties.	25
ARTICLE III	REPRESENTATIONS AND WARRANTIES CONCERNING PARENT
	AND MERGER SUB	25
3.1	Organization.	26
3.2	Capitalization	26
3.3	Authorization; No Violations	26
3.4	Consents and Approvals	27
3.5	Parent SEC Filings and Financial Statements.	27
3.6	Compliance with Laws; Legal Proceedings.	28
3.7	Parent Regulatory Reports	29
3.8	No Adverse Change	29
3.9	Brokers’ and Finders’ Fees	29
3.10	Taxation of the Merger	29
3.11	Information Supplied	29
3.12	Loans; Loan Loss Reserves.	30
3.13	Financial Capability	30
3.14	No Other Representations or Warranties.	30
ARTICLE IV	AGREEMENTS AND COVENANTS	31
4.1	Conduct of the Company’s Business	31
4.2	Conduct of Parent’s Business	33
4.3	Access to Information and Premises.	34
4.4	Regulatory Filings of Parent	35
4.5	SEC Filings	35
4.6	Meeting	36
4.7	Publicity	36
4.8	No Conduct Inconsistent with this Agreement.	36
4.9	Loan Charge-Off; Pre-Closing Loan Review.	38
4.10	Director and Officer Insurance Coverage	38
4.11	Interim Financial Statements	39
4.12	Dissent Process	39
4.13	Section 368(a) Reorganization	39

A- ii

4.14	Notice of Certain Events	39
4.15	Reasonable and Diligent Efforts	39
4.16	TRUPS Assumption	40
4.17	Stockholder Litigation	40
4.18	Section 16 Matters	40
4.19	Dividends	40
4.20	Stock Exchange Listing	40
4.21	Takeover Statutes	40
ARTICLE V	EMPLOYEE BENEFIT MATTERS	41
5.1	Benefit Plans.	41
5.2	No Rights or Remedies	42
ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	42
6.1	Representations and Warranties	42
6.2	Performance of Agreements	42
6.3	Closing Certificate	42
6.4	Regulatory and Other Approvals	42
6.5	Approval of Merger and Delivery of Certificate of Merger	43
6.6	No Injunctions or Restraints; Illegality	43
6.7	No Adverse Changes	43
6.8	Tax Opinion	43
6.9	Effectiveness of the Registration Statement	43
6.10	Closing Balance Sheet	43
6.11	Consents	43
ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	44
7.1	Representations and Warranties; Performance of Agreements	44
7.2	Performance of Agreements.	44
7.3	Closing Certificate	44
7.4	Regulatory and Other Approvals	44
7.5	Approval of Merger and Delivery of Certificate of Merger	44
7.6	No Injunctions or Restraints; Illegality	45
7.7	No Adverse Changes.	45
7.8	Tax Opinion	45
7.9	Effectiveness of the Registration Statement	45
ARTICLE VIII	TERMINATION	45
8.1	Termination	45
8.2	Effect of Termination.	47
ARTICLE IX	GENERAL	49

A- iii

9.1	Confidential Information	49
9.2	Non-Assignment	49
9.3	Notices	49
9.4	Knowledge	51
9.5	Interpretation	51
9.6	Entire Agreement	51
9.7	Extension; Waiver	51
9.8	Governing Law	52
9.9	Counterparts	52
9.10	Severability	52

A- iv

INDEX OF DEFINED TERMS

Term	Page

Acquisition Proposal	35
Agreement	1
Alternative Acquisition Agreement	36
Applicable Law	6
Bank	6
Bank Merger	1
BHCA	6
Borrower Affiliate	31
Business Day	4
Cash Consideration	2
CERCLA	17
Certificate of Merger	1
Closing	5
Closing Balance Sheet	41
Closing Date	6
Closing Parent Common Stock Price	5
Code	1
Commission	8
Company	1
Company Benefit Plans	19
Company Board	8
Company Common Stock	2
Company Disclosure Schedule	6
Company Financial Statements	9
Company Recommendation	34
Company Stock Certificates	2
Company Stockholder Approval	8
Company Stockholders Meeting	34
Company Subsidiaries	7
Confidentiality Agreement	33
Consolidated Stockholders’ Equity	3
Conversion Fund	4
CRA	17
DE SOS	1
Determination Date	44
DGCL	1
Dissenting Shares	5
DOL	19
Effective Time	1
Employees	18
Encumbrances	10
Environmental Laws	17
ERISA Affiliate	19
ERISA Plans	19
Exchange Act	26
Exchange Agent	4
Exchange Ratio	2
Federal Reserve	26
Federal Reserve Application	26

A- v

Final Index Price	44
GAAP	6
Governmental Authority	8
Hazardous Materials	17
IDFPR	18
IDFPR Application	26
Index	45
Index Ratio	45
Initial Index Price	45
Initial Parent Market Value	45
Injunction	41
Intellectual Property	21
Interim Balance Sheet	9
Interim Financial Statements	9
Investment Securities	12
IRS	19
IT Assets	22
Knowledge	48
Letter of Transmittal	4
Licenses	13
Loans	9
Material Adverse Effect	6
Material Contracts	11
Merger	1
Merger Consideration	2
Minimum Adjusted Net Worth	3
Multiemployer Plan	20
Ordinary Course of Business	9
OREO	10
Outside Date	43
Parent	1
Parent Bank	25
Parent Board	26
Parent Common Stock	2
Parent Disclosure Schedule	25
Parent Financial Statements	26
Parent Loans	29
Parent Market Value	45
Parent Regulatory Reports	28
Parent SEC Reports	26
Parent Stock Consideration	2
Parties	1
Party	1
PBGC	19
Permitted Confidentiality Agreement	35
Permitted Encumbrances	10
Person	7
Prior Company Bidders	36
Proxy Statement	34
Qualifying Transaction	45
RCRA	17
Real Property	10
Registration Statement	8
Regulatory Reports	18
Release	17
Representatives	36

A- vi

Requisite Regulatory Approvals	41
Securities Act	8
Service Subsidiaries	6
Share Representatives	4
Superior Acquisition Proposal	36
Surviving Corporation	1
Tax	14
Tax Returns	14
Taxes	14
Termination Date	43
Termination Fee	46
Total Payments	40
Transaction Payment	39
Trust Subsidiary	7
Voting Agreement	1

A- vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 11th day of December, 2017, by and among First Mid-Illinois Bancshares, Inc., a Delaware corporation (“Parent”), Project Hawks Merger Sub Corp., a Delaware corporation (“Merger Sub”), and First BancTrust Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”
RECITALS
WHEREAS, the Parent Board and the Company Board, and the board of directors of Merger Sub, have each approved and declared it advisable and in the best interests of the Parties and their respective stockholders to effect a reorganization, whereby Merger Sub will merge with and into the Company, in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which the Company will be the Surviving Corporation;
WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code; and
WHEREAS, certain stockholders of the Company have entered into a voting agreement by which they agree to vote in favor of this Agreement, the form of which is attached hereto as Exhibit A (the “Voting Agreement”).
NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE I
THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”). The Parties will cooperate and use their reasonable best efforts to effect the merger of the Bank with and into the Parent Bank at a time to be determined following the Effective Time (the “Bank Merger”). At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Parent Bank will be the surviving bank and will continue its existence under Applicable Law. The Bank Merger shall be accomplished pursuant to the bank merger agreement in form attached hereto as Exhibit B.
1.2    Effective Time. As of the Closing, the Parties will cause the certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “DE SOS”) as provided in the DGCL. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Certificate of Merger is duly filed with the DE SOS, or at such other date and time as is agreed among the Parties and specified in the Certificate of Merger.

1.3    Effects of the Merger. At and as of the Effective Time:
(a)as a result of the Merger, the certificate of incorporation and by-laws of the Company shall be the certificate of incorporation and by-laws of the Surviving Corporation;
(b)the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub serving immediately prior to the Effective Time, who shall continue in office for the terms provided in the by-laws of the Surviving Corporation and until their successors are duly elected or appointed and qualified; and
(c)the Merger shall have the effects set forth in the applicable provisions of the DGCL and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.4    Merger Consideration; Conversion of Shares.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company, $0.01 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section (d) and Dissenting Shares) shall be converted into and become the right to receive the following consideration (and thereupon shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.6(c), the following consideration) (the consideration described in clauses (i) and (ii) below, subject to adjustment in accordance with Section 1.4(d), the “Merger Consideration”):
(i)$5.00 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); and
(ii)subject to adjustment in accordance with Section 1.4(d) or Section 8.3(c)(iii), (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 1.7, is hereinafter referred to as the “Parent Stock Consideration”) 0.80 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $4.00 per share, of Parent (the “Parent Common Stock”).
(b)    The holders of any certificates of Company Common Stock (“Company Stock Certificates”) previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.
(c)    If, between the date of this Agreement and the Effective Time, shares of Parent Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a dividend in the form of Parent Common Stock shall be declared with a record date within such period, then the Exchange Ratio will be appropriately and proportionally adjusted so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.
(d)In the event the Closing Balance Sheet reflects Consolidated Stockholders’ Equity less than $47,100,000 (the “Minimum Adjusted Net Worth”), for every $50,000 shortfall thereof (and not, for the avoidance of doubt, any portion thereof), the Cash Consideration shall be reduced by $0.00339. If the Closing Balance Sheet reflects Consolidated Stockholders’ Equity equal to or greater than the Minimum Adjusted Net Worth, then there will be no adjustment to the Merger Consideration. As used herein, the term “Consolidated Stockholders’ Equity ” shall mean the consolidated stockholders’ equity of the Company reflected on the Closing Balance Sheet; provided, however, and not withstanding any provision in this Agreement to the contrary, the following amounts shall be disregarded, and not be taken into account or otherwise reduce such consolidated stockholders’ equity: (i) any changes to the valuation of the Company’s investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2017 until the date of the Closing Balance Sheet, (ii) any changes to the valuation of the Company’s deferred tax asset resulting from any amendments or changes to the Code enacted after the date of this Agreement; (iii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iv) any amounts paid or payable to any director, officer or employee of the Company or any Company Subsidiary under any contract, severance arrangement, benefit plan or employment practice of the Company or any Company Subsidiary and all other payroll and non-payroll related costs and expenses incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (v) costs associated with the termination of the Company’s 401(k) Plan, employee stock ownership plan, Recognition and Retention Plan, and any other employee benefit plan, (vi) any costs associated with the termination of the Company’s data processing agreement (vii) any negative provisions for loan losses taken by the Company from the date of this Agreement until the date of the Closing Balance Sheet and (viii) any other expenses incurred solely in connection with the transactions contemplated hereby, in each case incurred or to be incurred by the Company or any Company Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby.
(e)Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the Parties may mutually agree to change the method of effecting the Merger if and to the extent that they deem such a change to be desirable; provided, that (i) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock, and (ii) no such change shall alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or require submission to or approval of the Company's stockholders after the Merger has been approved by the Company's stockholders. If the Parties agree to make such a change, they shall execute appropriate documents to reflect the change. In addition, notwithstanding anything contained herein to the contrary, if an adjustment to the Exchange Ratio pursuant to Section 1.4(d) or Section 8.3(c)(iii) would require Parent to issue more than 19.9% of the issued and outstanding shares of Parent Common Stock at the Effective Time, then Parent shall have the right to adjust the Exchange Ratio so that Parent would only be required to issue no more than 19.9% of Parent, and Parent shall increase the Cash Consideration to reflect, on a per share basis, the aggregate value of the total number of shares of Parent Common Stock that otherwise would have been issuable pursuant to the terms of this Agreement.
1.5    Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company, if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Merger Consideration shall be exchanged therefor.

1.6    Exchange of Certificates.
(a)    At or prior to the Effective Time, Parent shall authorize the issuance of and shall make available to Computershare Trust Company, N.A., Parent’s Exchange Agent (the “Exchange Agent”), for the benefit of the holders of Company Stock Certificates for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Parent Common Stock, to be issued by book-entry transfer, for payment of the Parent Stock Consideration pursuant to Section 1.4(a)(ii), (ii) sufficient cash for payment of the Cash Consideration pursuant to Section 1.4(a)(i) and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.7. Such amount of cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.” Parent shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)    Within two Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Stock Certificates (excluding Dissenting Shares) a letter of transmittal (“Letter of Transmittal”) in a form as Parent and the Company mutually agree, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Share Representatives”) may submit multiple Letters of Transmittal, provided that such Share Representative certifies that each such Letter of Transmittal covers all the shares of Company Common Stock held by each such Share Representative for a particular beneficial owner. As used in this Agreement, “Business Day” means any day except Saturday, Sunday and any day on which banks in Mattoon, Illinois, or Paris, Illinois, are authorized or required by law or other government action to close.
(c)    Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor Cash Consideration and Parent Stock Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Company Stock Certificate.
(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.
(e)    No dividends or other distributions declared with respect to Parent Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this ARTICLE I. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 1.4. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Parent Common Stock into which such holder’s Company Common Stock shall have been converted.

(f)Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Corporation, or its successors in interest, for the issuance of the Cash Consideration, the payment of the Parent Stock Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Parent Stock Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Cash Consideration or the Parent Stock Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement, as applicable.
1.7    No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued as Parent Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Parent Common Stock Price by the fractional share of Parent Common Stock to which such former holder would otherwise be entitled. “Closing Parent Common Stock Price” means the weighted average of the daily closing sales prices of a share of Parent Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days immediately preceding the Closing Date.
1.8    Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Agreement, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under Section 262 of the DGCL or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration, without interest thereon, in exchange for each such share, upon surrender of the Company Stock Certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 1.6.
1.9    Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth Business Day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or on such other date as the Parties may mutually agree (the “Closing Date”). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois, or at such other place and time upon which the Parties may agree.
ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Disclosure Schedule”) (provided, that any disclosures made with respect to a section of this ARTICLE II shall be deemed to qualify any other section of this ARTICLE II specifically referenced or cross-referenced), the Company hereby represents and warrants to Parent as of the date hereof as follows:
2.1    Organization.
(a)    The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events (i) having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such Party or its subsidiaries, taken as a whole, or (ii) that materially impair the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (A) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (B) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (C) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”) or authoritative interpretations thereof, (D) changes or proposed changes after the date hereof in any federal, state, local, municipal, foreign, international, multinational or other order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty (“Applicable Law”), (E) the negotiation, execution or announcement of the Merger or this Agreement, or (F) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties.
(b)    First Bank & Trust, IL is an Illinois chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Illinois (the “Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Bank is a wholly owned subsidiary of the Company.

(c)    Each of ECS Service Corporation and First Charter Service Corporation (collectively, the “Service Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, each has the corporate power and authority to own its properties and to carry on its business as presently conducted, and each is a wholly owned subsidiary of the Company.
(d)    FBTC Statutory Trust I (the “Trust Subsidiary”, and together with the Bank and the Service Subsidiaries, the “Company Subsidiaries”) is a statutory trust, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the trust power and authority to own its properties and to carry on its business as presently conducted. The Trust Subsidiary does business solely as a statutory trust, and does not own or lease real or personal property, make investments, conduct the business of banking (including but not limited to extending credit and accepting deposits), employ individuals or engage independent contractors, own intellectual property, hold licenses or execute material contracts (other than applicable certificate of trust and trust agreements relating to the formation of the Trust Subsidiary).
(e)    Other than (i) the Company Subsidiaries, (ii) its investments in Investment Securities and (iii) securities owned in a fiduciary capacity, the Company does not own, directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any individual, corporation, association, partnership, trust, limited liability company, unincorporated organization or other entity or group (any such individual or entity, a “Person”), nor do any of the Company or any Company Subsidiary have any outstanding contractual obligations to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.
2.2    Organizational Documents; Minutes and Stock Records. The Company has furnished Parent with copies of the articles of incorporation and by-laws, or similar organizational documents, of the Company and each of the Company Subsidiaries, in each case as amended to the date hereof, and with such other documents as requested by Parent relating to the authority of the Company and the Company Subsidiaries to conduct their respective businesses. All such documents are complete and correct. The stock registers and minute books of the Company and each Company Subsidiary are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the boards of directors of the Company and each Company Subsidiary, respectively, and all transactions in each such entity’s capital stock or equity ownership occurring since the applicable initial date of organization, incorporation or formation of the Company and each Company Subsidiary.
2.3    Capitalization.
(a)The Company. The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock, $0.01 par value per share, of which 2,054,883 shares are issued and outstanding as of the date of this Agreement and 106,845 shares are held in treasury as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. None of the shares of Company Common Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation as in effect as of the date of this Agreement. There are no options, warrants, agreements, contracts, or other rights in existence to purchase, acquire or receive from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement to be entered into concurrently with this Agreement, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company.
(b)The Company Subsidiaries. The authorized, issued and outstanding capital stock of each Company Subsidiary is set forth on Schedule 2.3(b), and all of such issued and outstanding capital stock is owned by the Company. The issued and outstanding shares of capital stock of each Company Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable and owned by the Company. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from any Company Subsidiary any shares of capital stock of any Company Subsidiary, whether now or hereafter authorized or issued. Other than any Investment Securities held by the Bank, no Company Subsidiary owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.
2.4    Authorization; No Violation.
(a)The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized unanimously by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s articles of incorporation, by-laws, the DGCL, or any Applicable Law, court order or decree to which the Company or a Company Subsidiary is a party or subject, or by which the Company or a Company Subsidiary, or any of their respective properties are bound, and no other action on the part of the Company or a Company Subsidiary is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, other than the requisite approval of this Agreement and the Merger by the stockholders of the Company (the “Company Stockholder Approval”). This Agreement, when executed and delivered, and subject to the consents and regulatory approvals described in Section 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. The only votes of holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger are the holders of a majority of the outstanding shares of Company Common Stock. The restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) will not apply to this Agreement, the Voting Agreement or any of the transactions contemplated thereby and hereby.  No other state takeover statute or similar statute or regulation applies to this Agreement, the Voting Agreement or any of the transactions contemplated thereby and hereby.
(b)Subject to receipt of the consents or approvals set forth in Schedule 2.5, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any Company Material Contract, except for such rights of termination, cancellation or acceleration that, either individually or in the aggregate, would not reasonably be expected to (i) materially interfere with the Ordinary Course of Business conducted by the Company, any Company Subsidiary or the Surviving Corporation or (ii) have a Material Adverse Effect on the Company.
2.5    Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the Federal Reserve Application and the IDFPR Application, (c) the filing of the Certificate of Merger with the DE SOS under the DGCL, (d) the Company Stockholder Approval and (e) the filing by Parent with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 or other applicable form under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement (the “Registration Statement”).
2.6    Financial Statements. Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Company Financial Statements”): (a) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2014, 2015 and 2016, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; and (b) the consolidated interim balance sheet of the Company and the Company Subsidiaries as of September 30, 2017 (the “Interim Balance Sheet”) and the related statements of income and changes in shareholders’ equity for the nine month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Company Financial Statements are complete and correct and have been prepared in conformance with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Company Financial Statements presents fairly the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Company Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company and the Company Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. The books, records and accounts of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Company Subsidiaries, as applicable.
2.7    No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Company Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for breaches thereunder by the Company or a Company Subsidiary, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company and each Company Subsidiary, as applicable, in conformity with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board, the board of directors of the Bank or either Service Subsidiary, or the trustees of the Trust Subsidiary, as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company or any Company Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

2.8    Loans; Loan Loss Reserves.
(a)Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) to the Company or any Company Subsidiary that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither the Company nor any Company Subsidiary has entered into any loan repurchase agreements. There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of the Company or any Company Subsidiary or an entity controlled by an executive officer or director during the three years immediately preceding the date hereof.
(b)The reserves and allowances for loan and lease losses shown on each of the balance sheets contained in the Company Financial Statements are adequate in the judgment of management, and consistent with the Bank’s internal policies, applicable regulatory standards and under GAAP, to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank in excess of such reserves, in each case as shown on Company Financial Statements, are, to the Knowledge of the Company and any Company Subsidiary, collectible in accordance with their terms.
2.9    Properties and Assets.
(a)Real Property. Schedule 2.9(a) sets forth a complete and correct description of all real property owned or leased by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has an interest (other than as a mortgagee) (the “Real Property”). No real property or improvements are carried on the Bank’s books and records as Other Real Estate Owned. The Company and the Company Subsidiaries own, or have a valid right to use or a leasehold interest in, all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted. The ownership or leasehold interest of the Company or the Company Subsidiaries in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or a Company Subsidiary is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements, (iv) minor exceptions or defects in title to real property or recorded easements, rights of way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements. All material Licenses required for the lawful use and occupancy of any real property by the Company and the Company Subsidiaries, as the case may be, have been obtained and are in full force and effect. Neither the Company nor a Company Subsidiary is the lessor or lessee of any real property.
(b)Personal Property; Sufficiency of Assets. Schedule 2.9(b) sets forth a complete and correct description of all tangible personal property owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary and having book value reflected in the Company Financial Statements. The Company or a Company Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by the Company or a Company Subsidiary, as applicable, in the conduct of their businesses, free and clear of any Encumbrances, except for Permitted Encumbrances, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted.
2.10    Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Schedule 2.10 lists all Material Contracts, true and complete copies of which have been delivered to Parent. “Material Contracts” means the following under which the Company or a Company Subsidiary is obligated on the date hereof (whether written or oral):
(a)all agreements for consulting, professional, advisory, and other professional services, including engagement letters, and including contracts pursuant to which the Company or a Company Subsidiary performs services for others, in each case exceeding $50,000;
(b)any leases for real property for which the Company or a Company Subsidiary is a tenant, and any leases of personal property, in each case exceeding $50,000;
(c)any contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $50,000;
(d)all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or a Company Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or a Company Subsidiary, including all Benefit Plans as defined in Section 2.21;
(e)all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or a Company Subsidiary;
(f)all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or a Company Subsidiary, any “affiliates” of the Company or a Company Subsidiary within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;
(g)any contract involving total annual future payments by the Company or a Company Subsidiary of more than $50,000 or which requires performance by the Company or a Company Subsidiary beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or a Company Subsidiary, as applicable, without penalty within 30 days after the date of this Agreement;
(h)except for provisions of the articles of incorporation and by-laws of each of the Company, or the charter and by-laws of the Bank, all contracts under which the Company or a Company Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);
(i)any contract granting an Encumbrance upon any assets or properties of the Company or a Company Subsidiary;
(j)any contracts, commitments and agreements containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or a Company Subsidiary or limit, in any material respect, the ability of the Company or a Company Subsidiary to engage in any line of business or to compete with any Person;
(k)any agreement providing for indemnification of any Person (other than the Company or a Company Subsidiary) with respect to liabilities relating to any current or former business of the Company or a Company Subsidiary, or any predecessor thereof (other than contained in agreements entered into in the Ordinary Course of Business);
(l)any joint venture, partnership, marketing or similar agreements with any other Person; and
(m)all other material contracts, made other than in the Ordinary Course of Business of the Company or a Company Subsidiary, to which either the Company or a Company Subsidiary is a party or under which either the Company or a Company Subsidiary is obligated.
2.11    No Defaults. The Company and each Company Subsidiary has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or a Company Subsidiary under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or a Company Subsidiary. To the Knowledge of the Company, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or a Company Subsidiary to enforce any of its rights under such Material Contract.
2.12    Transactions with Affiliates. No executive officer or director of the Company or any Company Subsidiary, Principal Stockholder, immediate family member of any of the foregoing Persons as such term is defined in Regulation O promulgated by the Federal Reserve, or entity that “controls” any of the foregoing Persons with the meaning of Regulation O promulgated by the Federal

Reserve has any loan, deposit account or other agreement or arrangement with the Company or any Company Subsidiary, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or any Company Subsidiary.
2.13    Investments.
(a)Set forth on Schedule 2.13(a) is a complete and correct list and description as of November 30, 2017, of (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or a Company Subsidiary, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”) and (ii) all such Investment Securities pledged to secure obligations of the Company or a Company Subsidiary. With respect to each Investment Security, the Company or a Company Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances. The Investment Securities are valued on the books of the Company or a Company Subsidiary, as the case may be, in accordance with GAAP. None of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Company Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Company Subsidiary is a party, the Company or the Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(b)None of the Company or a Company Subsidiary has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or a Company Subsidiary to repurchase or otherwise reacquire any such Investment Securities.
(c)There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or a Company Subsidiary is bound.
2.14    Compliance with Laws; Legal Proceedings.
(a)The Company and each Company Subsidiary is, and at all times since January 1, 2015, have been, in compliance with all Applicable Laws (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the maintenance and redemption of trust preferred securities, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or such Company Subsidiary, or the assets owned, used, occupied or managed by it, except for in each of (i) and (ii) above matters concerning such compliance that would not be material to the Company or a Company Subsidiary.
(b)Each of the Company and the Company Subsidiaries holds all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets (collectively, “Licenses”), all such Licenses are in full force and effect, and none of the Company or a Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.
(c)There are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against or affecting the Company or a Company Subsidiary, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or a Company Subsidiary from taking any action of any kind in connection with their respective businesses. Neither the Company nor any Company Subsidiary has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of enforcement actions, or any criticism or recommendation of a material nature concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority, and neither the Company nor any Company Subsidiary has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.
2.15    Insurance. Schedule 2.15 sets forth a complete and correct list of all policies of insurance in which the Company or a Company Subsidiary is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or a Company Subsidiary, or which is owned or carried by the Company or a Company Subsidiary. All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and, to the extent usual and customary in the context of the business and the operations in which the Company and the Company Subsidiaries are engaged, and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business). No application for any such policies included a material misstatement or omission. All premiums and costs with respect to such policies are set forth on Schedule 2.15 and have been paid to the extent due. None of the Company or a Company Subsidiary is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration, under such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. All material insurable risks in respect of the business and assets of the Company and the Company Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and the Company Subsidiary are engaged. None of the Company or any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.
2.16    Taxes.
(a)Definitions. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, levies or other similar assessments of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any Governmental Authority in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability of the Company or a Company Subsidiary for the Taxes described in clause (i) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (iii) any liability for Taxes referenced in clauses (i) and (ii) as a transferee, successor, guarantor, by contract or by operation of Applicable Law or otherwise.
(b)Tax Returns and Audits.
(i)Each of the Company and the Company Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material required U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company and the Company Subsidiaries, as applicable. Such Tax Returns have been prepared and completed in accordance with Applicable Law in all material respects. Schedule 2.16(b)(i) lists all of the jurisdictions in which the Company and each Company Subsidiary is required to file Tax Returns or pay Taxes.
(ii)Each of the Company and the Company Subsidiaries has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by them (whether or not shown or required to be shown on any Tax Return) or made adequate provision for the payment of all material Taxes due and payable by the Company and each of the Company Subsidiaries.
(iii)Each of the Company and the Company Subsidiaries has duly and timely withheld or deducted all Taxes and other amounts required by Applicable Law to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any person, including any former or current Employees, officers or directors and any non-resident person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate Governmental Authority such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date.
(iv)None of the Company or any Company Subsidiary has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or Company Subsidiaries is a beneficiary of any such extension of time that will be outstanding and in effect on the Closing Date.

(v)No audit or other examination of any Tax Return of any of the Company and the Company Subsidiaries is in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.
(vi)There are no liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, except for inchoate Tax liens that attach by operation of law.
(vii)None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. None of the Company or any Company Subsidiary is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of the Company Subsidiaries).
(viii)None of the Company or any Company Subsidiary has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(ix)No claim in writing has ever been made by any Governmental Authority in a jurisdiction in which any of the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, as applicable, is or may be subject to Taxes in such jurisdiction.
(x)None of the Company or any Company Subsidiary has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.
(xi)No Tax rulings have been entered into or issued by any Taxing authority with respect to the Company or any Company Subsidiary that would affect the computation of Tax liability of the Company or a Company Subsidiary, as applicable, for any periods (or portions thereto) beginning on or after the Closing Date, and no request for any such rulings currently is pending with any Governmental Authority.
(xii)None of the Company or any Company Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
(xiii)There is no contract or Company Benefit Plan covering any current or former employee or current or former independent contractor of the Company or any Company Subsidiary that, individually or collectively, could give rise to a payment by the Company or any Company Subsidiary (or the provision by the Company or any Company Subsidiary of any other benefits such as accelerated vesting) that would not be deductible by the Company or such Company Subsidiary by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. None of the Company or any Company Subsidiary has any indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including Taxes under Code 409A.

(xiv)The Company and each Company Subsidiary has disclosed on their respective Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.
2.17    Environmental Laws and Regulations.
(a)Each of the Company and the Company Subsidiaries (i) has had and now has all environmental approvals, consents, Licenses, permits and orders required to conduct the business in which it has been or is now engaged and (ii) has been and is in compliance in all material respects with all applicable Environmental Laws.
(b)Except as set forth on Schedule 2.17(b):
(i)there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against, or involving, the Company or any of the Company Subsidiaries, or any assets of any of the Company or the Company Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);
(ii)no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any of the Company Subsidiaries;
(iii)the Company and the Company Subsidiaries are in material compliance with applicable Environmental Laws;
(iv)there has been no Release of Hazardous Materials at or affecting the Real Property or any other property;
(v)(A) there are no Hazardous Materials in the soils, groundwater or surface waters of the Real Property that exceed applicable clean-up levels under Environmental Laws and (B) no Real Property is currently listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws;
(vi)none of the Company or the Company Subsidiaries is or has ever:
(A)     transported or disposed, or arranged for the transportation or disposal, either directly or indirectly through a sub-contractor, of a Hazardous Material, at any facility from which there is a release or threat of release or that is currently undergoing investigation, remediation or other response action under applicable Environmental Laws, or
(B)     owned, operated, leased, subleased or, to the Knowledge of the Company or any Company Subsidiary, held a security interest in (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.
(c)To the Knowledge of the Company or any Company Subsidiary, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or any of the Company Subsidiaries under any Environmental Law.
(d)“Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized (“CERCLA”), and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq. (“RCRA”), and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any person.
(e)“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), either on the Real Property or migrating from the Real Property onto another property, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.
(f)“Environmental Laws” means all applicable federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to Hazardous Materials or protection of human health and safety.
2.18    Community Reinvestment Act Compliance. The Bank’s most recent Community Reinvestment Act (“CRA”) rating was “satisfactory” or better.
2.19    Company Regulatory Reports. Since January 1, 2014, the Company and the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the Federal Deposit Insurance Corporation, the Illinois Department of Financial and Professional Regulation (the “IDFPR”), the DE SOS and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or a Company Subsidiary (the “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.
2.20    Employee Matters.
(a)(i) Neither the Company nor any Company Subsidiary has entered into, nor is the Company or any Company Subsidiary otherwise bound by, any collective bargaining agreements that are now in effect with respect to their employees nor has the Company or any Company Subsidiary experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other dispute relating to any union or collective bargaining within the past three years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened against or affecting the Company or any Company Subsidiary; (iii) to the Knowledge of the Company and the Company Subsidiaries, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or the Company Subsidiary, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or the Company Subsidiaries before the National Labor Relations Board; and (v) neither the Company nor any Company Subsidiary has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has committed any unfair labor practice. To the Knowledge of the Company and the Company Subsidiaries, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Company Subsidiaries.
(b)Schedule 2.20(b) sets forth the name, job title and date of commencement of employment with respect to each employee of the Company and the Company Subsidiaries (collectively, the “Employees”).
(c)The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company and each Company Subsidiary are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986 and the Company and the Company Subsidiaries have verified that each and every employee who is currently working in the United States is eligible to work in the United States.
(d)All employees of the Company and the Company Subsidiaries have been or will have been on or before the Closing, paid in full by the Company and the Company Subsidiaries, as applicable, for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet. All independent contractors who have worked for the Company or any Company Subsidiary at any time are and have been properly classified as independent contractors pursuant to all applicable regulations. The Company and any Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the Knowledge of the Company and the Company Subsidiaries, no officer of the Company or any Company Subsidiary intends to terminate employment with the Company or any Company Subsidiary prior to or following the Closing.

(e)The Trust Subsidiary does not have, nor has the Trust Subsidiary ever had, any employees or independent contractors.
2.21    Employee Benefit Plans.
(a)Schedule 2.21(a) includes a complete and correct list of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees or directors or former directors of the Company or any Company Subsidiary which the Company or any Company Subsidiary maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which the Company or any Company Subsidiary is a party or by which it is otherwise bound or has liability with respect to (collectively, together with the ERISA Plans, the “Company Benefit Plans”). None of the Company or any Company Subsidiary has, and has ever had, an affiliate that would be treated as a single employer together with the Company or any Company Subsidiary (an “ERISA Affiliate”) under Section 414 of the Code, other than the Company and the Company Subsidiaries with respect to each other.
(b)The Company previously has delivered to Parent true and complete copies of the following with respect to each Company Benefit Plan: (i) copies of each Company Benefit Plan, and all related plan descriptions; (ii) the last three years’ Annual Returns on Form 5500, including all schedules thereto and the opinions of independent accountants; (iii) all Internal Revenue Service (“IRS”) determination (or opinion) letters; (iv) all contracts with third party administrators, actuaries, investment managers, trustee, consultants, insurers, and independent contractors that relate to any Company Benefit Plan; (v) all notices and other communications that were given by the Company or any Company Benefit Plan to the IRS, the U.S. Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”), or any participant or beneficiary, pursuant to applicable law, within the four years preceding the date of this Agreement; and (vi) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company or any Company Benefit Plan within the four years preceding the date of this Agreement.
(c)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary under any Company Benefit Plan or any other increase in the liabilities of the Company or any Company Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.
(d)Neither the Company nor any Company Subsidiary maintains or participates, and has ever maintained or participated, in (i) a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”); (ii) a “multiple employer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any Company Subsidiary or, to their Knowledge, any director or employee of the Company or any Company Subsidiary, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code in connection with such

ERISA Plan and which would reasonably be expected to result in material liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.
(e)Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a current favorable determination letter from the IRS, to the effect that it is qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Company Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s or the Company Subsidiaries’ Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust, and such ERISA Plan has been timely amended to reflect applicable legislation and regulations for which the remedial amendment period has expired.
(f)Each Company Benefit Plan has been administered in material compliance with its terms and with all Applicable Law, rules and regulations, including ERISA and the Code. Neither the Company nor any affiliate of the Company that is a fiduciary with respect to any Company Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither the Company nor any Company Subsidiary anticipates any such submission of any Company Benefit Plan.
(g)Other than claims for benefits made in the Ordinary Course of Business, there is no litigation, claim, assessment, audit, inquiries or reviews pending or, to the Company’s or the Company Subsidiaries’ Knowledge, threatened by, on behalf of, or against any of the Company Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Company Benefit Plans and, to the Company’s or the Company Subsidiaries’ Knowledge, there is no reasonable basis for any such litigation, claim or assessment.
(h)No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Company Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.
(i)All accrued contributions and other payments to be made by the Company or the Company Subsidiaries to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefor and reflected in the Company Financial Statements. None of the Company or any Company Subsidiary is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Company Benefit Plan other than liabilities for benefits to be paid to participants in such Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan. Except to the extent reserved for and reflected in the Company Financial Statements in accordance with this subsection (i), none of the Company or any Company Subsidiary has committed to, or announced, a change to any Company Benefit Plan that increases the cost of the Company Benefit Plan to the Company or a Company Subsidiary.

(j)No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee.
2.22    Technology and Intellectual Property.
(a)Schedule 2.22(a) sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by or for the benefit of the Company or a Company Subsidiary, or used in or necessary to conduct the Company’s or a Company Subsidiary’s business as presently conducted. The items on Schedule 2.22(a), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company or of a Company Subsidiary, constitute the “Intellectual Property.”
(b)The Company and each Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the use of the Intellectual Property in the conduct of its business as presently conducted. Neither the Company nor any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) alleging that the Company or any Company Subsidiary has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Knowledge of the Company and the Company Subsidiaries, none of the Company or any Company Subsidiary has committed any such violation or infringement. To the Knowledge of the Company or any Company Subsidiary, there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Company or any Company Subsidiary to be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or a Company Subsidiary is a party or by which it is bound, or that use of such Intellectual Property by the Bank will, as a result of such consummation, violate or infringe the rights of any Person, or subject Parent, the Company a Company Subsidiary to liability of any kind, under any such contract.
(c)The Company or a Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the IT Assets as is necessary to permit the Company and the Company Subsidiaries to use the IT Assets in the conduct of their respective businesses as presently conducted. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Company Subsidiaries. To the Knowledge of the Company and the Company Subsidiaries, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company and the Company Subsidiaries, no Person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the Knowledge of the Company and the Company Subsidiaries, except for “off the shelf” software licensed by the Company or the Company Subsidiaries in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which by the Company to any Company Subsidiary requires disclosure or licensing of any intellectual property.
2.23    Absence of Certain Changes or Events. Other than as specifically disclosed in this Agreement, the Company Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2016, any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or a Company Subsidiary, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2016 that may reasonably be expected to have or result in a material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or a Company Subsidiary. No fact or condition exists with respect to the business, operations or assets of the Company or the Company Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application, the IDFPR Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.
2.24    Conduct of Business Since December 31, 2016. Since December 31, 2016 the business of the Company and each Company Subsidiary has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2016, except as set forth on such Schedule, none of the Company or a Company Subsidiary has taken, or has caused, suffered or permitted to be taken any of the following actions:
(a)sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the Company’s or any Company Subsidiary’s assets reflected on the Company Financial Statements or any assets acquired by the Company or a Company Subsidiary after December 31, 2016, except for (i) OREO and loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business and (ii) Permitted Encumbrances;
(b)cancelled any debts owed to or claims held by the Company or a Company Subsidiary (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;
(c)created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or a Company Subsidiary, or entered into, as lessee, any capitalized lease obligations, in either case other than in the Ordinary Course of Business;
(d)accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or a Company Subsidiary in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;
(e)delayed or accelerated payment of any account payable or other liability of the Company or a Company Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f)declared or paid any dividend on shares of Company Common Stock or made any other distribution with respect thereto, except in the Ordinary Course of Business;
(g)instituted any increase in any compensation payable to any employee of the Company or any Company Subsidiary other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any Company Subsidiary;
(h)prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or
(i)made any change in the accounting principles and practices used by the Company or any Company Subsidiary from those applied in the preparation of the Company Financial Statements and the related statements of income and cash flow for the period then ended.
2.25    Change in Business Relationships. None of the Company or any Company Subsidiary has received notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or any Company Subsidiary intends to discontinue, diminish or change its relationship with the Company or any Company Subsidiary, the effect of which would be material to the business, assets or operations of the Company or any Company Subsidiary, or (b) that any executive officer of the Company or any Company Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or any Company Subsidiary.
2.26    Brokers’ and Finders’ Fees. None of the Company or any Company Subsidiary has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.
2.27    Trust Activities.  The Company and each Company Subsidiary has performed all material duties for, complied with all administrative procedures under, and properly administered in all material respects, all accounts for which it acts as fiduciary, including any accounts for which it serves as trustee, agent, guardian, custodian or investment advisor, in accordance with the terms of the governing documents for each such account and Applicable Law. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has committed any default with respect to any such fiduciary account.
2.28    Trust Preferred Securities. The Company has performed, or has caused each Trust Subsidiary to perform, all of the obligations required to be performed by it and is not in default under the terms of the Company Trust Debentures or the Company Trust Preferred Securities or any agreements related thereto.

2.29    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the Commission by Parent in connection with the transactions contemplated by this Agreement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of Applicable Law, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement.
2.30    Opinion of Financial Advisor. The Company has received the opinion of D. A. Davidson & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of shares of Company Common is fair to each such holder from a financial point of view, a signed copy of which opinion has been delivered to Parent.
2.31    No Other Representations or Warranties.
(a)Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE II, any oral or written information presented to Parent or any of its affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)The Company acknowledges and agrees that neither Parent or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING PARENT AND MERGER SUB
Except as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”) (provided, that any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify any other section of this ARTICLE III specifically referenced or cross-referenced), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:
3.1    Organization.
(a)Parent is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a wholly owned subsidiary of the Company.
(b)First Mid-Illinois Bank & Trust, N.A. is a nationally chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the United States of America (the “Parent Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. Parent Bank is a wholly owned subsidiary of the Company.
3.2    Capitalization. The authorized capital stock of Parent consists of (i) 18,000,000 shares of common stock, $4.00 par value per share, of which 12,638,054 shares were issued and outstanding, and 549,742 shares were held in treasury, as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, no par value per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Parent Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. The Parent Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Parent’s certificate of incorporation, a true and complete copy of which has been previously provided to the Company. There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Parent any shares of capital stock of Parent, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Parent SEC Documents. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in Parent.
3.3    Authorization; No Violations. The execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder have been duly and validly authorized by the board of directors of Parent (the “Parent Board”), do not violate or conflict with the certificate of incorporation or by-laws of Parent, the DGCL or any Applicable Law, court order or decree to which Parent is a party or subject, or by which Parent is bound, and require no further corporate or stockholder approval on the part of Parent. Subject to receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Parent is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of each of Parent, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.
3.4    Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent, as of the Effective Date, of the transactions contemplated by this Agreement, except for (a) the consents and approvals set forth on Schedule 3.4, (b) the filing by Parent of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”) and the filing of an application with the IDFPR under the Illinois Banking Act, as amended (the “IDFPR Application”), (c) the filing by Parent of the Registration Statement, (d) the Company Stockholder Approval, and (e) the filing of the Certificate of Merger with the DE SOS under the DGCL.
3.5    Parent SEC Filings and Financial Statements.
(a)The financial statements presented (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Parent SEC Reports (collectively, the “Parent Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Parent and its subsidiaries at the respective dates of and for the periods referred to in the Parent Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Parent Financial Statements. The Parent Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Parent Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, BKD LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent registered public accountants of Parent.
(b)Since the January 1, 2016, Parent has filed all forms, documents and reports required to be filed with the Commission under the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with any amendments thereto, but excluding the Proxy Statement and the Registration Statement, the “Parent SEC Reports”), except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. Each of the Parent SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Parent SEC Reports filed prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Parent SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. None of Parent’s subsidiaries are or ever have been required to file periodic reports with the Commission. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the Commission with respect to any of the Parent SEC Reports.

(c)Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Parent has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2016, neither Parent nor any of its subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2016, subject to any applicable grace periods, (i) Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002, and (ii) Parent has been and is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.
3.6    Compliance with Laws; Legal Proceedings.
(a)Parent and its subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking, their holding companies and their subsidiaries or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Parent or any of its subsidiaries or the assets owned, used, occupied or managed by Parent or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent and its subsidiaries hold all material Licenses from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets. None of Parent or its subsidiaries has received from any federal, state or other Governmental Authority any notice or communication indicating that Governmental Authority would, and Parent has no reason to believe any such Governmental Authority would, object to, or withhold any approval or consent necessary for, the consummation by Parent of the Merger and the transactions contemplated by this Agreement.
(b)Except as may be disclosed in the Parent SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened or contemplated against or affecting Parent or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger or that would affect Parent’s ability to obtain the Requisite Regulatory Approvals, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Parent or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Parent SEC Documents, none of Parent or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of Parent, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental

Authority and that would be materially adverse to Parent and its subsidiaries taken as a whole, and Parent has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.
3.7    Parent Regulatory Reports. Since January 1, 2016, Parent and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC, the DE SOS, the Delaware Secretary of State and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Parent or its subsidiaries (the “Parent Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Parent Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.8    No Adverse Change. Except as disclosed in the Parent SEC Documents or this Agreement, there has not occurred (a) since December 31, 2016, any Material Adverse Effect on Parent, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2016 that may reasonably be expected to have or result in a Material Adverse Effect on Parent. No fact or condition exists with respect to the business, operations or assets of Parent or its subsidiaries which Parent has reason to believe may cause the Federal Reserve Application, the IDFPR Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.
3.9    Brokers’ and Finders’ Fees. Neither Parent nor any of its subsidiaries has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.
3.10    Taxation of the Merger. Neither Parent nor any of its subsidiaries has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of Parent, there are no agreements or arrangements to which Parent or any of its subsidiaries is a party that would prevent the Merger from so qualifying.
3.11    Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
3.12    Loans; Loan Loss Reserves.
(a)Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Parent Loans”) reflected on the books and records of Parent Bank is evidenced by appropriate and sufficient documentation and, to the Knowledge of Parent, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Parent Loan has provided notice (whether written or, to the Knowledge of Parent or Parent Bank, oral) to Parent or Parent Bank that such obligor intends to attempt to avoid the enforceability of any term of any Parent Loan under any such laws or equitable remedies, and no Parent Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Parent Loan. All Parent Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither Parent nor Parent Bank has entered into any loan repurchase agreements.
(b)The reserves for loan and lease losses shown on each of the balance sheets contained in the Parent Financial Statements are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of Parent Bank in excess of such reserves, in each case as shown on Parent Financial Statements, are, to the Knowledge of Parent and Parent Bank, collectible in accordance with their terms.
3.13    Financial Capability. Parent has a sufficient number of non-outstanding shares of Parent Common Stock to complete the Merger as contemplated by this Agreement, and has no Knowledge of any fact or circumstance which could reasonably be anticipated to adversely affect the availability of sufficient sources of funds to pay the Cash Consideration at Closing.
3.14    No Other Representations or Warranties.
(a)Except for the representations and warranties made by Parent in this ARTICLE III, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, any of its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to the Company or any of its affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE II.

ARTICLE IV
AGREEMENTS AND COVENANTS
4.1    Conduct of the Company’s Business. Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.1, the Company shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.1, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent (including by electronic mail) of Parent, which shall not be unreasonably withheld, conditioned or delayed:
(a)change the articles or certificate of incorporation or by-laws of the Company or either Service Subsidiary, the charter or by-laws of the Bank, or the certificate of trust or trust agreement of the Trust Subsidiary, or any other governing document;
(b)issue, sell, pledge, transfer, dispose of or encumber any equity securities, effect any split, combination, subdivision, reclassification or redemption of any outstanding equity securities, or otherwise change its capitalization as it exists on the date of this Agreement, or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;
(c)increase the compensation of officers or key employees, pay any bonuses except in the Ordinary Course of Business, or hire any employee with an annual salary in excess of $100,000;
(d)become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), director or stockholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any Company Benefit Plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any Applicable Law;
(e)(i) enter into any new credit or new lending relationships greater than $750,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any Company Subsidiary which constitutes a nonperforming loan or against any part of such indebtedness the Company or any Company Subsidiary has established loss reserves or any part of which has been charged-off by the Company or any Company Subsidiary;
(f)declare or pay any dividends or other distributions on any equity securities; provided, however, that the Company shall be permitted to continue paying its regular quarterly dividend of $0.11 per share of Company Common Stock in the Ordinary Course of Business;
(g)fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and businesses;
(h)incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the Ordinary Course of Business;
(i)maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans and leases outstanding (including accrued interest receivable);
(j)enter into any employment, consulting or similar agreements that are not terminable by the Company or such Company Subsidiary, as applicable, on 30 days’ or fewer notice without penalty or obligation, or terminate the employment of any officer thereof without first notifying Parent;
(k)take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;
(l)fail to file all Tax Returns in a timely manner, make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto, or change any of its accounting methods for federal and state income tax purposes or any material Tax elections;
(m)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(n)make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

(o)incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the current policies of the Company and the Company Subsidiaries;
(p)amend or waive the material terms of, fail to do anything that will cause a breach by the Company or such Company Subsidiary of, or default by the Company or such Company Subsidiary under, or enter into, any Material Contract, any material restriction on the ability of the Company or such Company Subsidiary to conduct its business as it is presently being conducted, or any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;
(q)engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A), unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;
(r)enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Applicable Law or requested by any Governmental Authority;
(s) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not (i) impose any material restriction on the business of the Company or such Company Subsidiary or (ii) create precedent for claims that is reasonably likely to be material to it;
(t)make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or
(u)agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.1.
4.2    Conduct of Parent’s Business. Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.2, Parent shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.2, without the prior written consent of the Company which shall not be unreasonably withheld, conditioned or delayed:

(a)Parent shall not amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company;
(b)Parent shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; and
(c)Parent shall not agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 4.2.
4.3    Access to Information and Premises.
(a)The Company shall provide Parent and its Representatives full access, during normal business hours and on reasonable advance notice to the Company, to further information (to the extent permissible under Applicable Law) and the Company’s and Company Subsidiaries’ premises for purposes of (i) observing the Company’s and the Company Subsidiaries’ business activities and operations and to consult with their officers and employees regarding the same on an ongoing basis to verify compliance by the Company and the Company Subsidiary with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT Assets; provided, however, that the foregoing actions shall not (x) unduly interfere with the business operations of the Company or the Company Subsidiaries, (y) require the disclosure of any matter that is subject to attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege) or (z) require the disclosure of any matter that would violate Applicable Law or any duty. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly provide to Parent a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, and a copy of each report filed by it or any Company Subsidiaries with any Governmental Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any Applicable Law. The Company shall also provide, and shall cause each Company Subsidiary to provide, to Parent all information provided to the board of directors of such Persons, or to the members of such board’s committees, in connection with all meetings of such board of directors or committees thereof, or otherwise provided to such directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or any Company Subsidiary; in each case other than portions of such documents: (1) relating to confidential supervisory or examination materials, (2) the disclosure of which would violate any Applicable Law, (3) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (4) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 4.8).
(b)Parent will use such information as is provided to it by the Company or the Company Subsidiaries , or Representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Company Subsidiaries and for such other purposes as may be related to this Agreement, and Parent will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Parent dated December 11, 2015 (the “Confidentiality Agreement”).

4.4    Regulatory Filings of Parent. Within 45 days following execution and delivery of this Agreement, Parent will file the Federal Reserve Application and the IDFPR Application, and take all other appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.4 or Section 7.4 hereof (other than those to be obtained by the Commission, which are subject of Section 4.5), and the Company and the Company Subsidiaries will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation of Parent to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Parent, in its sole reasonable discretion, or to change the business practices of Parent or any of its subsidiaries in a manner not acceptable to Parent, in its sole reasonable discretion. In advance of filing any application for such regulatory approval, Parent shall provide the Company and its counsel with a copy of such application (but excluding any information contained therein regarding Parent and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Parent or its counsel from any Governmental Authority with respect to such application.
4.5    SEC Filings. As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the Commission the Registration Statement, which shall include a proxy statement prepared by Parent and the Company for use in connection with the Company Stockholders Meeting, all in accordance with the rules and regulations of the Commission and Applicable Law (the “Proxy Statement”). Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall advise the Company, promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Parent, promptly after it receives notice of any request by the Commission to amend the Proxy Statement or comments thereon and responses thereto or requests by the Comments for additional information. The Parties shall use reasonable and diligent efforts to respond (with the assistance of the other Party) as promptly as practicable to any comments of the Commission with respect thereto. If prior to the Effective Time any event occurs with respect to Parent or its subsidiaries, or the Company or any Company Subsidiary, respectively, or any change occurs with respect to information supplied by or on behalf of Parent or the Company, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Parent or the Company, as applicable, shall promptly notify the other of such event, and Parent or the Company, as applicable, shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s stockholders.
4.6    Meeting. As soon as practicable following the date the Registration Statement is declared effective by the Commission, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Merger and the transactions contemplated hereby, in accordance with the Company’s articles of incorporation, its by-laws and the DGCL (the “Company Stockholders Meeting”). Subject to Section 4.8, the Company and the Company Board will use their reasonable best efforts to obtain from its stockholders the Company Stockholder Approval, including by the Company Board recommending that its stockholders approve the Merger (the “Company Recommendation”), and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Recommendation (a “Company Adverse Recommendation”). Notwithstanding any other provision hereof, the Company shall have the right to postpone or adjourn the Company Stockholders Meeting: (i) by no more than 30 days if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval; or (ii) to the extent additional time is reasonably necessary for the filing and distribution of any supplemental or amended disclosure that the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and, to the extent required by Applicable Law, for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting.
4.7    Publicity. Parent and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by Applicable Law or the rules of Nasdaq, or with respect to employee meetings, no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent to the content of any communication to the Company’s stockholders.
4.8    No Conduct Inconsistent with this Agreement.
(a)The Company shall not, and shall cause the Company Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person (other than Parent and its subsidiaries) concerning, any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s stockholders, made by any Person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, tender offer, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction involving the (i) acquisition, license or purchase of assets of the Company and/or the Company Subsidiaries equal to fifteen percent or more of the consolidated assets of the Company and the Company Subsidiaries or to which fifteen percent or more of the Company’s revenues or earnings on a consolidated basis are attributable or (ii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a fifteen percent or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a fifteen percent (in number or voting power) or greater economic or voting interest in the Company (each, an “Acquisition Proposal”), or furnish any information to any Person proposing or seeking an Acquisition Proposal.
(b)Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, the Company Board may, in response to an Acquisition Proposal that did not result from a breach of Section 4.8(a) and that constitutes or is reasonably expected to result in a Superior Acquisition Proposal, subject to its compliance with Section 4.8(b), (i) furnish information with respect to the Company or any Company Subsidiary to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement (a “Permitted Confidentiality Agreement”) and (ii) participate in discussions or negotiations regarding such Acquisition Proposal and/or (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that (A) prior to terminating this Agreement pursuant to this Section 4.8, the Company shall give Parent at least three days’ notice thereof, attaching any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to such Superior Acquisition Proposal (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Acquisition Proposal, unless such Superior Acquisition Proposal is modified in any material respect, in which case the three day period referred to herein shall be 48 hours, and (B) if, within such three day period (or where applicable, 48 hour period), Parent makes an offer that the Company Board determines in good faith is more favorable to the stockholders of the Company, from a financial point of view, than such Superior Acquisition Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company Board deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Acquisition Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such three day period (or where applicable 48 hour period) to include a provision permitting such termination). A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company’s stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.
(c)In addition to the obligations of the Company set forth in Section 4.8(a) and Section 4.8(b), the Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The

Company shall keep Parent informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.
(d)The Company shall, and shall cause each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives (the “Representatives”) of the Company and the Company Subsidiaries to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Parent) regarding any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Except as expressly permitted pursuant to Section 4.8(b), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such soliciting activities, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Parent) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (any such Persons and their affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Company Subsidiary in connection with its consideration of any potential Acquisition Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.
4.9    Loan Charge-Off; Pre-Closing Loan Review.
(a)The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP. Any such write down shall not have any effect on, or be deemed to result in a breach of, the representations and warranties under Section 2.8 made by the Company as of the date of this Agreement and shall not be deemed to result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Consolidated Stockholders’ Equity for purposes of Section 1.4(d); and nothing in this Section 4.9(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses.
(b)The Company shall cause the Bank to make available to Parent the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.
4.10    Director and Officer Insurance Coverage. Parent agrees to provide each of the directors, officers, members or trustees of the Company and the Company Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time no less favorable than that which is provided to current directors and officers of Parent and its subsidiary bank. Without limiting the generality of the preceding sentence, on or prior to the Closing Date, Parent shall procure and maintain (so long as the premium or premiums do not exceed 150% of the amount of the aggregate premiums paid by the Company for the current policy term for such purpose) for the benefit of the Company and the Company Subsidiaries (including their respective successors) and individuals who were officers, directors, members or trustees of the Company or Company Subsidiaries (but only in their capacity as such) immediately prior to Closing, a tail policy or policies covering a period of six years following the

Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Company Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this Section 4.10, Parent acknowledges and agrees that, after Closing, individuals who were officers, directors, members or trustees of the Company and the Company Subsidiaries prior to Closing shall be held harmless and continue to be entitled to exculpation, indemnification and advancement of expenses for acts and omissions occurring prior to Closing, to the extent of any exculpation, indemnification or advancement of expenses provided to such individuals on the date hereof under the Applicable Law where the Company or the Company Subsidiaries are chartered or organized, and under the organization documents of the Company or the Company Subsidiaries, as applicable.
4.11    Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Parent a monthly balance sheet, income statement and statement of stockholder’s equity of the Company and each Company Subsidiary as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.
4.12    Dissent Process. The Company will give Parent prompt notice of any demands for appraisal for any shares of Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the DGCL. Parent will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Parent’s prior written consent.
4.13    Section 368(a) Reorganization. Both prior to and after the Closing, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, that would cause the Merger not to qualify as a reorganization in accordance with Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization in accordance with Section 368(a) of the Code; provided, however, that nothing in this Section 4.13 shall be deemed to require the Parties to take any steps that will increase the Merger Consideration.
4.14    Notice of Certain Events. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would reasonably be expected to result in any of the conditions set forth in ARTICLE VI or ARTICLE VII, as applicable, not being satisfied, then such Party shall promptly give detailed written notice thereof to the other Party.
4.15    Reasonable and Diligent Efforts. The Parties shall use their respective commercially reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. No Party will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Section 6.4 or Section 7.4) or that would cause any of the representations contained herein to be or become untrue.
4.16    TRUPS Assumption. At or before the Effective Time, Parent and the Company will prepare or cause to be prepared, and the Company will execute and deliver, or cause to be executed and delivered, one or more supplemental indentures and other instruments required for the due assumption by Parent of the Company’s outstanding debt, guarantees, securities, and (to the extent necessary) other agreements relating to the Company’s trust preferred securities, to the extent required by the terms of such debt, guarantees, securities or other agreements.
4.17    Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Parent, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement.
4.18    Section 16 Matters. Before the Effective Time, the Company and Parent shall cause any dispositions of Company Common Stock and acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
4.19    Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.
4.20    Stock Exchange Listing. To the extent required, Parent shall file with Nasdaq a notification form for the listing of all shares of Parent Common Stock included in the Parent Stock Consideration.
4.21    Takeover Statutes.  No Party shall take any action that would cause any anti-takeover statute to become applicable to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable anti-takeover statute now or hereafter in effect.  If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Applicable Law is or may become applicable to the Merger, the Parties shall use their respective commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable pursuant to the terms of this Agreement, and otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Applicable Law on the Merger and the transactions contemplated hereby.
ARTICLE V
EMPLOYEE BENEFIT MATTERS
5.1    Benefit Plans.
(a)Except as set forth in Section 5.1(c) below, effective as of the Closing Date, and in the discretion of Parent, each full-time Employee shall either continue under the Company Benefit Plans or become eligible for and entitled to participate in Parent’s benefit plans on the same terms and subject to the same conditions as all other similarly-situated employees of Parent and its subsidiaries. To the extent Employees participate in any Parent benefit plans, Employees shall be given credit for amounts paid under a corresponding Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent benefit plan for the plan year in which the Closing occurs. The Company shall cause its health insurance providers, to the extent permitted under Applicable Law, (i) to provide to Parent a schedule of de-identified information regarding the claims experience of insured persons under the applicable Benefit Plans for the past three years, and (ii) to provide Parent with de-identified information as to any significant pre-existing conditions of any insured persons that are not reflected in such schedule. Parent shall use its commercially reasonable efforts to cause any pre-existing condition limitations (as administered in accordance with Applicable Law) under Parent’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under Parent’s applicable retirement savings plan and employee stock purchase plan, Parent’s short-term disability plans and vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company or Company Subsidiary as if such Employee had then been employed by Parent. Parent reserves the right to change or terminate its employee benefit plans at any time.
(b)Any Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (any such payment, a “Transaction Payment”) will receive the Transaction Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing, the Company will take all steps necessary to ensure that in the event that the amounts of the Transaction Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the Transaction Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
(c)The Company shall take (or cause to be taken), all actions necessary or appropriate to terminate, effective as of the day immediately preceding the Closing Date, and subject to the Closing occurring, the Company Benefit Plans set forth on Schedule 5.1(c).  The Company shall deliver to Parent, at least five Business Days prior to the Closing Date, evidence that the Company Board has taken, or will take prior to the Closing Date, the necessary corporate action to terminate such Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date required by this Section 5.1(c), and where necessary such termination action shall provide for settlement and distribution of benefits in accordance with the provisions of Treasury regulation Section 1.409A-3(j)(4)(ix)(B). Notwithstanding the foregoing, prior to the Closing Date, Parent will use commercially reasonable efforts to obtain post-Closing replacement coverage for retired individuals participating in the Company’s retiree life insurance program; provided, however, that Parent’s obtaining of any such replacement coverage is subject to the terms, costs and individuals participating in any such proposed replacement coverage being acceptable to Parent in its sole discretion.
5.2    No Rights or Remedies. Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO
OBLIGATIONS OF PARENT AND MERGER SUB
Unless waived by Parent and Merger Sub, Parent and Merger Sub’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:
6.1    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than Section 2.1(a), Section 2.3(a) and Section 2.4(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ii) the representations and warranties of the Company set forth in Section 2.1(a), Section 2.3(a) and Section 2.4(a) shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.
6.2    Performance of Agreements. The Company shall have performed in all material respects all agreements herein required to be performed by the Company on or before the Effective Time.
6.3    Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.
6.4    Regulatory and Other Approvals. Parent shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger (other than the Bank Merger) (the “Requisite Regulatory Approvals”), and all required regulatory waiting periods shall have expired.
6.5    Approval of Merger and Delivery of Certificate of Merger. The Company Stockholder Approval shall have been obtained, and the proper officers of the Company shall have executed and delivered to Parent the Certificate of Merger, in form suitable for filing with the DE SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.
6.6    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.
6.7    No Adverse Changes. Between the date of this Agreement and the Closing Date, the businesses of the Company and the Company Subsidiaries, taken as a whole, shall have been conducted in the Ordinary Course of Business, except as otherwise required under this Agreement, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as required under this Agreement, that would have a Material Adverse Effect on the Company or the Company Subsidiaries.
6.8    Tax Opinion. Parent shall have received a written opinion of Schiff Hardin LLP, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.
6.9    Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.
6.10    Closing Balance Sheet. Prior to the Closing Date, the Company shall deliver to Parent a consolidated balance sheet for the Company and the Company Subsidiaries as of the last day of the month preceding the Closing Date, or as of three Business Days prior to the Closing Date if the Closing Date is a day that is more than three Business days following the last day of the preceding month, prepared in conformity with past practices and policies of the Company and the Company Subsidiaries, and in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements (the “Closing Balance Sheet”), together with a calculation of the Consolidated Stockholders Equity. Parent shall have an opportunity to review and comment on the Closing Balance Sheet prior to the Closing Date.
6.11    Consents. The Company shall have obtained or caused to be obtained (a) all written consents required under Section 2.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Parent’s rights under this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE COMPANY
Unless waived by the Company, the Company’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:
7.1    Representations and Warranties; Performance of Agreements. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 3.1(a), Section 3.3 and Section 3.4) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.1(a), Section 3.3 and Section 3.4 shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.
7.2    Performance of Agreements. Parent and Merger Sub, respectively, shall have performed in all material respects all agreements herein required to be performed by Parent or Merger Sub on or before the Effective Time.
7.3    Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.
7.4    Regulatory and Other Approvals. Parent shall have obtained all Requisite Regulatory Approvals, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.
7.5    Approval of Merger and Delivery of Certificate of Merger. The Company Stockholder Approval shall have been obtained, and the proper officers of Parent shall have executed and delivered to the Company the Certificate of Merger, in form suitable for filing with the DE SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.6    No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.
7.7    No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Parent.
7.8    Tax Opinion. The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.
7.9    Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Parent Board or the Company Board, notwithstanding obtaining the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):
(a)by mutual consent of Parent and the Company in a written instrument;
(b)by either Parent or the Company:
(i)if any Governmental Authority of competent jurisdiction shall have denied any Requisite Regulatory Approval or issued a final nonappealable order that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, or if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority, unless, in each case, the failure to obtain a Requisite Regulatory Approval shall be the result of the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(ii)if the Effective Time shall not have occurred on or before September 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(iii)if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting; or
(iv)if any state or federal law, rule or regulation is adopted or issued that has become effective and that has the effect of prohibiting the Merger;
(c)by the Company:
(i)if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent herein are or become untrue or inaccurate such that the condition set forth in Section 7.1 would not be satisfied, or (B) there has been a breach on the part of Parent of any of its covenants or agreements herein such that the condition set forth in Section 7.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to Parent;
(ii)under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 4.8 and provided the Termination Fee referenced in Section 8.2(a) shall have been paid by the Company to Parent; or
(iii)if, at any time during the period of five Business Days commencing on the Determination Date, each of the following conditions is satisfied: (A) the Parent Market Value on the Determination Date is less than $30.43 per share; and (B) (I) the number obtained by dividing (x) the Parent Market Value on the Determination Date, by (y) the Initial Parent Market Value, is less than (II) the number obtained by subtracting 0.175 from the Index Ratio; subject to the following four sentences. Any such termination shall be effective on the fifteenth Business Day following the Determination Date; subject to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(c)(iii), it shall give prompt written notice thereof to Parent. During the five Business Day period commencing with its receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Parent Market Value, the Exchange Ratio, and the Index Ratio minus 0.175, and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio and 0.825. If within such five Business Day period, Parent delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(c)(iii), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Section 1.4(d) of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.1(c)(iii). If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(c)(iii).
For purposes of this Agreement, the following terms shall have the following meanings:
“Determination Date” means the tenth Business Day immediately preceding the Effective Time.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(c)(iii).
“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the execution of this Agreement.
“Initial Parent Market Value” means $36.88, as it may be adjusted pursuant to the last sentence of Section 8.1(c)(iii).
“Parent Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding such specified date.
(d)by Parent:
(i)if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 6.1 would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to the Company; or
(ii)prior to the Company Stockholders Meeting, if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal or any Superior Acquisition Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement, or (C) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or its affiliates) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer; or if the Company shall have failed to call the Company Stockholders Meeting in accordance with Section 4.6(a) or shall have failed to deliver the Proxy Statement and the Registration Statement in accordance with Section 4.5 in material breach of such Sections and such failure shall not be due to any material breach by Parent of its obligations under Section 4.5.
8.2    Effect of Termination.
(a)Notwithstanding any provision of this Agreement to the contrary, if:
(i)(A) this Agreement is validly terminated pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i) (following in any such case a breach of Section 4.8 by the Company), (B) following the execution and delivery of this Agreement and in the case of a termination pursuant to Section 8.1(b)(ii) or Section 8.1(d)(i), prior to such termination, and in the case of a termination pursuant to Section 8.1(b)(iii), prior to the Company Stockholders Meeting, any bona fide Acquisition Proposal (substituting fifty percent for the twenty percent thresholds set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn or otherwise abandoned (and, if publicly disclosed, not publicly withdrawn or otherwise abandoned) and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i), as applicable, such Qualifying Transaction is consummated; or
(ii)this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii);
then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee. “Termination Fee” shall mean an amount equal to $2,215,000. Such payment shall be made, in the case of a termination referenced in clause (i) above, upon the consummation of any Qualifying Transaction, or in the case of a termination referenced in clause (ii) above, concurrently with the termination of this Agreement by the Company pursuant to Section 8.1(c)(ii) or within two Business Days after termination of this Agreement by Parent pursuant to Section 8.1(d)(ii). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.
(b)Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 8.2(a), Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 8.2(a), and upon payment in full of such amount, none of Parent or any of its affiliates nor any other Person shall have any rights or claims against the Company or any of its affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of The Northern Trust Company in effect from time to time from the date such fee or obligation was required to be paid.
(c)The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.
(d)There shall be deducted from any payments made pursuant to this Section 8.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.
(e)The Party seeking to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this ARTICLE VIII, any valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective immediately upon the delivery of notice of the terminating Party to the other Parties hereto. In the event of termination of this Agreement by either

Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Section 4.3(b), Section 8.2, and ARTICLE IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent or the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.
ARTICLE IX
GENERAL
9.1    Confidential Information. The Parties each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of the other Parties either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or Governmental Authorities or to the extent that retention of such documents is required by Applicable Law, rules or regulations governing record retention.
9.2    Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, Parent may assign its rights hereunder to another wholly owned subsidiary of Parent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.
9.3    Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)	If to the Company or the Bank, addressed to:
First BancTrust Corporation
101 South Central Avenue
Paris, Illinois 61944
E-Mail:        jfranklin@firstbanktrust.com
Attention:     Jack Franklin, Chairman and Chief Executive Officer

with a copy to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
E-mail:        robert.fleetwood@bfkn.com
Attention:    Robert M. Fleetwood, Esq.

(ii)    If to Parent or Merger Sub, addressed to:
First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
E-mail:         jdively@firstmid.com
Attention:       Joseph R. Dively, Chairman and Chief Executive Officer

with a copy to:
Schiff Hardin LLP
233 S. Wacker Drive, Suite 6600
Chicago, Illinois 60606-6473
Email:         jzgliniec@schiffhardin.com
Attention:     Jason Zgliniec, Esq.

9.4    Knowledge. References in this Agreement to the “Knowledge” of a party shall mean: (a) with respect to a natural person, the actual knowledge of such person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company and the Company Subsidiaries, the actual knowledge of (i) the Chief Executive Officer of the Company and the Bank, (ii) the President and Chief Lending Officer of the Bank, (iii) the Chief Financial Officer of the Company, and (iv) the Compliance Officer, Legal Liaison of the Bank, after their reasonable investigation into the subject matter at issue, and (c) with respect to Parent, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Parent after their reasonable investigation into the subject matter at issue.
9.5    Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
9.6    Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, set forth the entire understanding of the Parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the Parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.
9.7    Extension; Waiver. At any time before the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any Party, such consent or approval shall be valid and binding on a Party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such Party.
9.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any Illinois state court located in Chicago, Illinois or any Federal court located in Chicago, Illinois (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Illinois state court located in Chicago, Illinois or any Federal court sitting in the State of Illinois and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.
9.9    Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.
9.10    Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

** Signature Page Follows **

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each executed this Agreement and Plan of Merger as of the day and year first written above.
FIRST MID-ILLINOIS BANCSHARES, INC.

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title: Chairman and Chief Executive Officer

PROJECT HAWKS MERGER SUB CORP.

By: /s/ Michael L. Taylor
Name: Michael L. Taylor
Title: Vice President and Secretary

FIRST BANCTRUST CORPORATION

By: /s/ Jack Franklin
Name: Jack Franklin
Title: Chairman and Chief Executive Officer

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of the 18th day of January, 2018, by and among First Mid-Illinois Bancshares, Inc., a Delaware corporation (“Parent”), Project Hawks Merger Sub LLC, a Delaware limited liability company formerly known as Project Hawks Merger Sub Corp. (“Merger Sub”), and First BancTrust Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 11, 2017 (the “Agreement”), pursuant to the terms of which Merger Sub would have merged with and into the Company;
WHEREAS, on the date hereof, Merger Sub was converted from a Delaware corporation to a Delaware limited liability company, in accordance with the DGCL and the DLLCA, and, as a result thereof, Parent is the sole member of Merger Sub;
WHEREAS, Section 9.6 of the Agreement prohibits any modifications or amendments to the Agreement other than by written agreement of the Parties; and
WHEREAS, the Parties desire to amend the Agreement pursuant to Sections 1.4(e) and 9.6 of the Agreement as herein provided.
NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, Parent and the Company hereby agree as follows:
1.    General. The Agreement is amended, as of the date on which the Parties execute this First Amendment, by adding, deleting or otherwise modifying the provisions of the Agreement as noted herein. All other provisions of the Agreement remain intact and by signing below, each of the Parties reaffirms its agreement to be bound by the terms and conditions of the Agreement (as hereby amended by this First Amendment). This First Amendment is part of the Agreement. Capitalized terms used but not defined in this First Amendment shall have the same meanings ascribed to such terms in the Agreement.
2.    Amendments.
a.The first “WHEREAS” clause in the Recitals of the Agreement is hereby amended and restated in its entirety to read as follows:
“WHEREAS, the Parent Board and the Company Board, and the sole member of Merger Sub, have each approved and declared it advisable and in the best interests of the Parties and their respective stockholders to effect a reorganization, whereby the Company will merge with and into Merger Sub, in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which Merger Sub will be the Surviving Company;”

b.The first sentence of Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the company surviving the Merger (the “Surviving Company”).”
c.The first sentence of Section 1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“As of the Closing, the Parties will cause the certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “DE SOS”) as provided in the DGCL and DLLCA.”
d.Section 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
“1.3    Effects of the Merger. At and as of the Effective Time:
as a result of the Merger, the certificate of formation and limited liability company agreement of Merger Sub shall be the certificate of formation and limited liability company agreement of the Surviving Company;
the officers of the Surviving Company shall be the officers of Merger Sub serving immediately prior to the Effective Time, who shall continue in office for the terms provided in the limited liability company agreement of the Surviving Company and until their successors are duly elected or appointed and qualified; and
the Merger shall have the effects set forth in the applicable provisions of the DGCL and DLLCA and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.”
e.Section 1.6(f) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Cash Consideration, the payment of the Parent Stock Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Parent Stock Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.”

f.Section 2.4(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(i) materially interfere with the Ordinary Course of Business conducted by the Company, any Company Subsidiary or the Surviving Company or”
g.Section 2.5(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(c) the filing of the Certificate of Merger with the DE SOS under the DGCL and the DLLCA.”
h.The second sentence of Section 3.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign limited liability company in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.”
i.Section 3.4(e) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(e) the filing of the Certificate of Merger with the DE SOS under the DGCL and the DLLCA.”
j.The term “Surviving Corporation” in the “Index of Defined Terms” of the Agreement is hereby amended and restated in its entirety to be “Surviving Company”.
3.     Ratification. As amended by this First Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Agreement shall be read, taken and construed as one and the same instrument. Upon the execution of this First Amendment, each reference in the First Agreement or the Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this First Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this First Amendment may refer to the Agreement without making specific reference to this First Amendment, but nevertheless all references to the Agreement shall be a reference to such document as amended hereby.
4.    Counterparts. This First Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.
** Signature Page Follows **

IN WITNESS WHEREOF, the Parties have each executed this First Amendment to Agreement and Plan of Merger as of the day and year first written above.

FIRST MID-ILLINOIS BANCSHARES, INC.

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title:     Chairman and Chief Executive Officer

PROJECT HAWKS MERGER SUB LLC, formerly known as Project Hawks Merger Sub Corp.

By:     FIRST MID-ILLINOIS BANCSHARES, INC., its sole     member

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title:     Chairman and Chief Executive Officer

FIRST BANCTRUST CORPORATION

By: /s/ Jack Franklin
Name: Jack Franklin
Title:     Chairman and Chief Executive Officer

Appendix B - DGCL Dissenters’ Rights
SECTIONS 262
OF THE DELAWARE GENERAL CORPORATION LAW

DELAWARE CORPORATIONS AND ASSOCIATIONS
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C - Form of Voting Agreement

Voting Agreement
This Agreement (“Agreement”) is made and entered into as of the 11th day of December, 2017, by and between the undersigned stockholders (each, a “Stockholder,” and collectively, the “Stockholders”) of First BancTrust Corporation, a Delaware corporation (the “Company”), and First Mid-Illinois Bancshares, Inc., a Delaware corporation (“First Mid”).
Witnesseth:
Whereas, the Company and First Mid, together with First Mid’s wholly-owned subsidiary Project Hawks Merger Sub Corp., have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement);
Whereas, it is a condition precedent to First Mid entering into the Merger Agreement that each of the Stockholders have executed and delivered this Agreement, solely in their capacities as stockholders of the Company; and
Whereas, each Stockholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto and has agreed to vote such Stockholder’s Company Common Shares pursuant to the terms set forth in this Agreement.
Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholders and First Mid hereby agree as follows:
Section 1.    Voting of Shares. Each Stockholder hereby agrees that at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder shall vote the Company Common Shares which such Stockholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Stockholder who may also serve as a director of the Company from discharging his or her fiduciary duties to the Company. Each Stockholder agrees that the Company shall be authorized to include in any proxy or material transmitted to stockholders of the Company or of First Mid, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the transactions as set forth in this Section 1.
Section 2.    Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party pursuant to Section 4.8 of the Merger Agreement, or (c) September 30, 2018.

Section 3.    Covenants of Stockholders. Each Stockholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of First Mid, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.
Section 4.    Representations and Warranties of Stockholders. Each Stockholder represents and warrants to First Mid as follows: (a) such Stockholder has beneficial ownership of, and is entitled to vote in accordance with such Stockholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms; (c) such Stockholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and, until the termination of this Agreement, will remain owned by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of First Mid and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder’s Company Common Shares. Notwithstanding this representation, no Stockholder shall be prevented by this Agreement from the following transfers of Company Common Shares: (w) transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (x) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (y) with the prior written consent of First Mid (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (z)  as First Mid may otherwise agree in writing.
Section 5.    Representations and Warranties of First Mid. First Mid has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which First Mid is a party or is subject; and this Agreement has been duly executed and delivered by First Mid and constitutes a legal, valid and binding agreement of First Mid, enforceable in accordance with its terms.
Section 6.    Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that First Mid may assign this Agreement to a direct or indirect wholly‑owned subsidiary or affiliate of First Mid, provided that no such assignment shall relieve First Mid of its obligations hereunder.
Section 7.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that First Mid shall be entitled to injunctive relief to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which First Mid is entitled at law or in equity.
Section 8.    Further Assurances. Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.
Section 9.    Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.
(b)    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
Section 10.    Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed to the applicable address set forth herein for First Mid or on Schedule 1 for each of the Stockholders.
Section 11.    General Provisions. This Agreement shall be governed by the laws of the State of Delaware. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.
[Signature Page Follows]

In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST MID-ILLINOIS BANCSHARES, INC., a Delaware corporation:

By: ______________________________________

Its: ______________________________________

Address for Notices:

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
E-mail:         jdively@firstmid.com
Attention:       Joseph R. Dively, Chairman and Chief Executive Officer

with a copy to:
Schiff Hardin LLP
233 S. Wacker Drive, Suite 6600
Chicago, Illinois 60606
E-mail:        jzgliniec@schiffhardin.com
Attention:    Jason Zgliniec, Esq.

SCHEDULE 1

NAME, ADDRESS AND E-MAIL NUMBER OF STOCKHOLDER	NUMBER OF COMPANY COMMON SHARES OWNED BY STOCKHOLDERS

Appendix D - Opinion of DA Davidson & Co.

December 11, 2017

Board of Directors
First BancTrust Corporation
114 West Church Street
Champaign, IL 61824

Members of the Board:

We understand that First BancTrust Corporation, a Delaware corporation headquartered in Champaign, Illinois (the "Company") and First Mid-Illinois Bancshares, Inc. (the “Parent”), a Delaware corporation plan to enter into an agreement and plan of merger (the “Agreement”) pursuant to which, among other things, Project Haws Merger Sub Corp. (“Merger Sub”), a Delaware corporation will merge into the Company (the “Merger”). Each share of common stock of the Company (“Company Common Stock”) shall be converted into and become the right to receive $5.00 in cash (“Cash Consideration”) and 0.80 (the “Exchange Ratio”) shares (“Parent Stock Consideration”) of common stock of the Parent (“Parent Common Stock”), together (“Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid for Company Common Stock in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	the draft Agreement dated December 5, 2017;

(ii)
certain financial statements and other historical financial and business information about the Company and the Parent made available to us from published sources and/or from the internal records of the Company and the Parent;

(iii)
certain internal financial projections and other financial and operating data concerning the business, operations and prospects of the Company and the Parent prepared by or at the direction of management of the Company and the Parent, as approved for our use by the Company and the Parent, respectively;

(iv)	the current market environment generally and the banking environment in particular;

(v)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vi)	compared the current and historical market prices and trading activity of Company Common Stock and Parent Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(vii)
considered the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger;

(viii)	participated in discussions and negotiations among representatives of the Company and the Parent, and their respective financial and legal advisors;

(ix)	the net present value of the Company with consideration of projected financial results through 2022;

(x)	the relative contributions of the Company and the Parent to the combined company;

(xi)	compared the financial and operating performance of the Company and the Parent with publicly available information concerning certain other companies that we deemed relevant; and,

(xii)
such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Company and the Parent concerning the business, financial condition, results of operations and prospects of the Company and the Parent.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Parent, and we did not make an independent appraisal or analysis of the Company or the Parent with respect to the Merger. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Parent, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in Company’s or Parent’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor the Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Merger) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company and the Parent, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and the Parent as to the future financial performance of the Company and the Parent and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of the Company and the Parent that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company and the Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or the Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or the Parent. We did not make an independent evaluation of the quality of Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or the Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Parent or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the Agreement, dated December 5, 2017, reviewed by us.

We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

Our opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Merger Consideration in the Merger, or with respect to the fairness of any such compensation to the Company.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view as to the potential benefits, federal or state tax implications.

We do not express any opinion as to the value of any asset of the Company or the Parent whether at current market prices or in the future, or as to the price at which the Company or the Parent or its assets could be acquired in the future. We also express no opinion as to the price at which Company Common Stock or Parent Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or the Parent or the ability of the Company or the Parent to pay their respective obligations when they come due.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

During the two years preceding the date of this letter, we have provided investment banking and other financial services to the Company for which we would have received customary compensation.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may trade or hold securities of the Company or the Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or the Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of the Company should vote or act with respect to the Merger or any matter relating thereto.

This opinion is for the information of the Board of Directors of the Company and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that the Parent is required to make in connection with the Merger if such inclusion is required by applicable law.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

D.A. Davidson & Co.

PART II
Information Not Required in Prospectus
Item 20.    Indemnification of Directors and Officers.
The registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the registrant’s amended and restated bylaws, none of the registrant’s directors will be liable to the registrant or its stockholders for monetary damages for a breach of fiduciary duty. The registrant’s amended and restated bylaws do not limit this provision. In addition, the registrant’s amended and restated certificate of incorporation permits indemnification of any person whom it may indemnify to the fullest extent permitted by Section 145. The registrant has purchased director and officer liability insurance. The registrant has also purchased director and officer liability insurance.
Item 21.    Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit Number		Description of Exhibit
2.1
Agreement and Plan of Merger by and among First Mid-Illinois Bancshares, Inc., Project Hawks Merger Sub LLC (then known as Project Hawks Merger Sub Corp.) and First BancTrust Corporation, dated as of December 11, 2017 (included as Appendix A to this proxy statement/prospectus).

2.2
First Amendment to Agreement and Plan of Merger by and among First Mid-Illinois Bancshares, Inc., Project Hawks Merger Sub LLC and First BancTrust Corporation, dated as of January 18, 2018 (included in Appendix A to this proxy statement/prospectus).

3.1
Restated Certificate of Incorporation and Amendment to Restated Certificate of Incorporation of First Mid-Illinois Bancshares, Inc. (incorporated by reference to Exhibit 3(a) to First Mid-Illinois Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1987).

3.2
Amended and Restated Bylaws of First Mid-Illinois Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to First Mid-Illinois Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on November 14, 2007).

5.1	*	Opinion of Schiff Hardin LLP.

8.1	*	Tax Opinion of Schiff Hardin LLP.

8.2	*	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

21.1
List of Subsidiaries of First Mid-Illinois Bancshares, Inc. (incorporated by reference to Exhibit 21.1 of First Mid-Illinois Bancshares, Inc.’s Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 6, 2017).

23.1	*	Consent of BKD LLP.

23.2	*	Consent of D.A. Davidson & Co.

23.3	*	Consent of Schiff Hardin LLP (included in Exhibit 5.1).

23.4	*	Consent of Schiff Hardin LLP (included in Exhibit 8.1).

23.5	*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).

24.1	*	Powers of Attorney (contained in signature page to this Registration Statement).

99.1	*	Form of proxy card of First BancTrust Corporation.

__________________________
*Filed herewith.

Item 22:   Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mattoon, State of Illinois, on this 22nd day of January, 2018.

FIRST MID-ILLINOIS BANCSHARES, INC.
By:	/s/ Joseph R. Dively Joseph R. Dively Chairman, President and Chief Executive Officer

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POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Joseph R. Dively and Michael L. Taylor, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Joseph R. Dively Joseph R. Dively	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2018
/s/ Matthew K. Smith Matthew K. Smith	Executive Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 22, 2018
/s/ Holly A. Bailey Holly A. Bailey	Director	January 22, 2018
/s/ Robert Cook Robert Cook	Director	January 22, 2018
/s/ Steven L. Grissom Steven L. Grissom	Director	January 22, 2018
/s/ Gary W. Melvin Gary W. Melvin	Director	January 22, 2018
/s/ William S. Rowland William S. Rowland	Director	January 22, 2018
/s/ Ray A. Sparks Ray A. Sparks	Director	January 22, 2018

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Name	Title	Date

/s/ James Zimmer James Zimmer	Director	January 22, 2018
/s/ Mary Westerhold Mary Westerhold	Director	January 22, 2018

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